UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
 Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant ☒	Filed by a Party other than the Registrant ☐

Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12
HAEMONETICS CORPORATION
(Name of Registrant as Specified in Its Charter)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1) Amount Previously Paid: (2) Form, Schedule or Registration Statement No.: (3) Filing Party: (4) Date Filed:

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT Thursday, July 25, 2019 8:00 A.M. Eastern Time

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
Thursday, July 25, 2019
8:00 A.M. Eastern Time
400 Wood Road, Braintree, Massachusetts 02184
To Our Shareholders:
The 2019 Annual Meeting of Shareholders of Haemonetics Corporation, a Massachusetts corporation (the "Company"), will be held on Thursday, July 25, 2019 at 8:00 A.M., Eastern Time, at the offices of the Company, 400 Wood Road, Braintree, Massachusetts 02184 for the following purposes:

1 To elect the three director nominees named in the proxy statement as Class II directors with terms expiring in 2022;
2 To approve, on an advisory basis, the compensation of our named executive officers;
3 To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2020;
4 To approve amendments to our Restated Articles of Organization to provide for the annual election of directors;
5 To approve the Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan; and
6 To transact such other business as may properly come before the meeting.
The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting of Shareholders.
We are pleased to continue utilizing the Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders on the Internet. We believe these rules allow us to provide you with the information you need while lowering the costs of delivery and reducing the environmental impact of the meeting. On or about June ●, 2019, we will mail to our shareholders as of May 28, 2019, the record date for the meeting, a Shareholder Meeting Notice and Important Notice Regarding the Availability of Proxy Materials containing instructions on how to access our proxy statement and our 2019 Annual Report to Shareholders (unless the shareholder previously requested electronic or paper delivery on an ongoing basis).
Your vote is important. Whether or not you plan to attend the meeting, we encourage you to vote your shares. Accordingly, we request that as soon as possible, you vote via the Internet or, if you have received printed proxy materials, you vote via the Internet, by telephone or by mailing your completed proxy card or voter instruction form.
By Order of the Board of Directors

Michelle L. Basil
Secretary
Braintree, Massachusetts
June ●, 2019

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 25, 2019: This proxy statement and the Company’s 2019 Annual Report to Shareholders are available at www.edocumentview.com/HAE.

www.haemonetics.com 1

2 | 2019 Proxy Statement

PROXY STATEMENT SUMMARY
This summary highlights selected information in this proxy statement (this "Proxy Statement"), which is being furnished in connection with the solicitation of proxies by the Board of Directors (the "Board") of Haemonetics Corporation for use at the 2019 Annual Meeting of Shareholders. Please review this entire Proxy Statement before voting. References in this Proxy Statement to "Haemonetics," the "Company," "we," "us" or "our" refer to Haemonetics Corporation.

Voting Roadmap
2019 ANNUAL MEETING OF SHAREHOLDERS

Date and Time:	Thursday, July 25, 2019 at 8:00 A.M., Eastern Time
Place:	Haemonetics Corporation 400 Wood Road Braintree, MA 02184
Commence Mail Date:	On or about June ●, 2019
Record Date:	May 28, 2019
MEETING AGENDA AND VOTING RECOMMENDATIONS

Voting Items		Board Recommendation	For Further Information
1	Election of Mark W. Kroll, Claire Pomeroy and Ellen M. Zane as Class II directors	FOR each director nominee	Page ●
2	Approval, on an advisory basis, of our named executive officers’ compensation	FOR	Page ●
3	Ratification of our independent registered public accounting firm for fiscal 2020	FOR	Page ●
4	Approval of amendments to our Restated Articles of Organization to provide for the annual election of directors	FOR	Page ●
5	Approval of Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan	FOR	Page ●
HOW TO VOTE

ONLINE	BY PHONE	BY MAIL	IN PERSON
Go to www.investorvote.com/HAE and enter the 15-digit control number provided on your proxy card or voting instruction form.
If you received a paper copy of your proxy materials by mail, call the number on your proxy card or voting instruction form. You will need the 15-digit control number provided on your proxy card or voting instruction form.
		If you received a paper copy of your proxy materials by mail, complete, sign and date the proxy card or voting instruction form and mail it in the accompanying pre-addressed envelope.	See the instructions beginning on page ● regarding how to attend and vote in person at the meeting.

www.haemonetics.com 3

Performance Highlights

Haemonetics is a global healthcare company dedicated to providing a suite of innovative hematology products and solutions to customers to help improve patient care and reduce the cost of healthcare. Our technology addresses important medical markets, including blood and plasma component collection, the surgical suite and hospital transfusion services. Our products are organized in three categories for purposes of evaluating and developing their growth potential: Plasma, Blood Center and Hospital. The Company's common stock trades on the New York Stock Exchange ("NYSE") under the symbol "HAE."
Fiscal 2019 was a successful year for Haemonetics as we pivoted from reorganizing and transforming the Company to accelerated growth. Three years into a five-year turnaround, the Company's growth plans are on track and we are executing against our value creation strategy of achieving leading positions in winning segments and delivering superior performance. Our fiscal 2019 performance highlights include:

✓	Delivering full-year fiscal 2019 revenue, operating margin, earnings per share and free cash flow (before restructuring and turnaround expenses) results that met or exceeded our external guidance;

✓	Refinancing our debt with a new 5-year credit facility that expands borrowing capacity and eases financial covenants;

✓
Utilizing operational and financial leverage generated by our recent debt refinancing and Complexity Reduction Initiative cost-savings to invest in growth, including the commercial launch of our NexSys PCS® plasmapheresis system, funding for our innovation agenda and attracting and retaining key talent, including the hiring of Josep Llorens and Said Bolorforosh as members of our executive leadership team; and

✓	Completing a $260 million share repurchase program to address the dilutive impact of employee equity grants in recent fiscal years.
The Company's positive results are evidence that our strategy is sound and creating momentum for revenue and profitability growth in fiscal 2020 as we drive our corporate-wide transformation. For further details of our fiscal 2019 financial results please see our Annual Report on Form 10-K for the fiscal year ended March 30, 2019. For more information on how our fiscal 2019 business performance affected our Named Executive Officers' compensation, please see our Compensation Discussion and Analysis beginning on page ●.

Governance Highlights
In accordance with the Company’s Principles of Corporate Governance, which require a director to retire at the annual meeting following his or her 72nd birthday, Pedro Granadillo, a Class II director, is retiring from our Board effective as of the 2019 Annual Meeting of Shareholders and as a result did not seek re-nomination for re-election to the Board. In April 2019, the Board elected Claire Pomeroy as a Class II director, and she will stand for election at the 2019 Annual Meeting of Shareholders. The following "Governance Highlights" are for the nine continuing directors of the Company, excluding Mr. Granadillo, all of whom (with the exception of Christopher Simon, our President and Chief Executive Officer) are independent.
BOARD COMPOSITION SNAPSHOT

4 | 2019 Proxy Statement

BOARD MEMBERS

Name and Principal Professional Experience	Age	Director Since	Independent	Committee Membership
DIRECTOR NOMINEES
Mark W. Kroll, Ph.D. Adjunct Full Professor, University of Minnesota; Retired Senior Executive Officer, St. Jude Medical, Inc.	66	2006	✓	Compensation Technology
Claire Pomeroy, M.D., M.B.A. President, Albert and Mary Lasker Foundation	64	2019	✓	Technology
Ellen M. Zane CEO Emeritus and Vice Chair of the Board of Trustees of Tufts Medical Center and Floating Hospital for Children	67	2018	✓	Compensation Governance and Compliance
CONTINUING DIRECTORS
Richard J. Meelia (Chairman) Principal, Meelia Ventures, LLC; Retired Chairman, President and Chief Executive Officer, Covidien plc	70	2011	✓	N/A
Christopher Simon President and Chief Executive Officer, Haemonetics	55	2016		N/A
Robert Abernathy Retired Chairman and Chief Executive Officer, Halyard Health, Inc.	64	2017	✓	Compensation (1) Technology
Catherine M. Burzik President and CEO, CFB Interests, LLC; Former President and CEO, Kinetic Concepts, Inc.	68	2016	✓	Audit Technology
Charles J. Dockendorff Retired Executive Vice President and Chief Financial Officer, Covidien plc	64	2014	✓	Audit Governance and Compliance
Ronald G. Gelbman Retired Worldwide Chair of Pharmaceuticals, Health Systems and Diagnostics Group at Johnson & Johnson	71	2000	✓	Audit Governance and Compliance

(1)
The Board has appointed Mr. Abernathy as Chair of the Compensation Committee effective immediately following the 2019 Annual Meeting of Shareholders. Mr. Granadillo will continue to serve as Chair of the Compensation Committee until the 2019 Annual Meeting of Shareholders.

 Chairperson
INDEPENDENT DIRECTOR QUALIFICATIONS
As discussed below under “Board Composition and the Director Nomination Process” (beginning on page ●), the Governance and Compliance Committee is responsible for reviewing and assessing the appropriate skills, experience and background that should be reflected in the composition of the Board. The experience, expertise and knowledge represented by the Board as a collective body allows the Board to lead Haemonetics in a manner that serves its shareholders’ interests appropriately. The Governance and Compliance Committee believes that the independent directors on our Board have an effective mix of experience, qualifications, attributes and skills that are important to our business, which include:

www.haemonetics.com 5

BOARD REFRESHMENT
The Board does not endorse arbitrary term limits for director service, nor does it believe in automatic re-nomination until directors reach the mandatory retirement age. The Board and each Committee of the Board conduct an annual self-evaluation of their performance, which is an important determinant for Board refreshment. Under the Company’s Principles of Corporate Governance, directors are required to retire from the Board when they reach the age of 72, provided that a director elected to the Board prior to his or her 72nd birthday may continue to serve until the annual shareholders meeting coincident with or next following his or her 72nd birthday. On the Governance and Compliance Committee's recommendation, the Board may waive this requirement as to any director if it deems such waiver to be in the best interests of the Company.

How We Think About Board Refreshment

BEST PRACTICES
We are committed to high standards in corporate governance and creating a corporate governance environment that supports the long-term success of our Company. Our governance practices include the following:

BOARD PRACTICES	SHAREHOLDER PRACTICES
✓    Independent Chairman and directors (other than CEO)
✓    Committees consist solely of independent directors
✓    Regular executive sessions of independent directors
✓    Board oversight of risk management and compliance
✓    Annual Board/Committee evaluations
✓    Director retirement policy at age 72

✓    Transparent and active shareholder engagement
✓    Annual say on pay advisory vote, with over 97% approval in each of the last four years
✓    Majority voting provisions in Charter and By-Laws
✓    Shareholder right to call special meetings
✓    Director resignation policy if a director does not obtain a majority of the votes cast in an uncontested election
✓    No shareholder rights plan (i.e., a "poison pill")

OTHER BEST PRACTICES
✓ Maintain strong executive compensation governance and pay practices (see "Strong Governance and Pay Practices" beginning on page ●)
SHAREHOLDER OUTREACH
The Company is committed to transparent and active engagement with its shareholders. On an ongoing basis, members of senior management meet with shareholders to discuss the Company's business fundamentals, performance and long-term outlook. Our Board also proactively engages with shareholders on governance and executive compensation matters and other topics of shareholder interest. In addition to shareholder meetings that took place before our 2018 Annual Meeting of Shareholders, the Chair of our Governance and Compliance Committee offered meetings during a quieter period in the fall and winter of fiscal 2019 to fifteen of our largest shareholders that collectively held over 55% of our outstanding shares. Together with our Executive Vice President, General Counsel and Vice President, Investor Relations, the Chair of our Governance and Compliance Committee ultimately met with six of these shareholders in January and February 2019 to discuss business highlights, as well as governance and compensation matters, including the proposal to declassify our Board. Details of shareholder feedback are incorporated throughout this Proxy Statement.
For information on how to contact our Board please see "Communications with the Board of Directors" on page ●.

6 | 2019 Proxy Statement

Executive Compensation Design for 2019
ELEMENTS OF TOTAL COMPENSATION
When setting compensation for our Named Executive Officers, or "NEOs," the Compensation Committee focuses on total direct compensation. Total direct compensation includes three major components - base salary, annual short-term incentive compensation and annual long-term incentive compensation - all of which are designed to work together to drive a complementary set of behaviors and outcomes. The following chart illustrates, for fiscal 2019, the target annual compensation mix among the three elements of direct compensation for our Chief Executive Officer and, on average, for our other NEOs.

CEO
OTHER NEOs
13%
BASE SALARY
32%
Purpose
To compensate for individual technical and leadership competencies required for a specific position and to provide economic security.
14%
ANNUAL SHORT-TERM INCENTIVE COMPENSATION
73%
20%
Metrics
50% Adjusted Revenue
50% Adjusted EPS
Purpose
Focuses management on pre-set objectives each year and drives specific behaviors that foster short-term and long-term growth and profitability.
48%
LONG-TERM INCENTIVE COMPENSATION
Target Allocation
50% Performance Share Units (relative TSR)
25% Stock Options
25% Restricted Stock Units
Purpose
Aligns the interests of management with the interests of our shareholders in long-term value growth, recognizes executives for shareholder value creation and individual contributions and promotes retention

Cautionary Note Regarding Forward Looking Statements
Any statements contained in this Proxy Statement that do not describe historical facts may constitute forward-looking statements. Forward-looking statements in this Proxy Statement may include, without limitation, statements regarding (i) estimates or projections of financial results, financial condition, capital expenditures, capital structure or other financial items, (ii) the Company's future financial performance and (iii) the assumptions underlying or relating to any statement described in points (i) and (ii) above. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions and are subject to a number of risks and uncertainties and other influences. Factors that may cause actual results to differ materially from those contemplated by the statements in this Proxy Statement can be found in the Company’s most recent Annual Report on Form 10-K for the fiscal year ended March 30, 2019 under the heading "Risk Factors" and "Cautionary Statement Regarding Forward-Looking Information" and in our other periodic reports filed with the Securities and Exchange Commission (the "SEC"). The Company does not undertake to update these forward-looking statements.
This Proxy Statement contains statements regarding individual and Company performance objectives and targets. These objectives and targets are disclosed in the limited context of our compensation plans and programs and should not be understood to be statements of management's future expectations or estimates of future results or other guidance. We specifically caution investors not to apply these statements to other contexts.

www.haemonetics.com 7

ITEM 1—ELECTION OF DIRECTORS
Our Board currently consists of directors divided into three classes, Class I, Class II and Class III Directors, with each class holding office for a three-year term. Mark W. Kroll, Claire Pomeroy and Ellen M. Zane, all current Class II Directors, have been nominated by our Board for election at the 2019 Annual Meeting of Shareholders, each to serve for a term of three years or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. Each nominee has agreed to be named in this Proxy Statement and to serve if elected. We believe that each nominee will be able and willing to serve if elected. However, if any nominee should become unable for any reason or unwilling to serve, proxies may be voted for another person nominated as a substitute by our Board, or our Board may reduce the number of directors.
In accordance with the Company's Principles of Corporate Governance, which require a director to retire at the annual meeting next following his or her 72nd birthday, Pedro Granadillo, a Class II director, will retire from our Board effective as of the 2019 Annual Meeting of Shareholders. As a result, Mr. Granadillo did not seek re-nomination, and the Board did not re-nominate Mr. Granadillo, for re-election to the Board.

Our Board unanimously recommends that you vote FOR the nominees listed above. Directors are elected by a plurality of the votes cast by shareholders entitled to vote at the meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “for” votes at the meeting will be elected as directors. However, under a policy adopted by the Board, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board, which will consider whether to accept the resignation. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. The persons named in the accompanying proxy will vote all duly submitted proxies FOR the nominees listed above unless instructed otherwise.

Haemonetics Board of Directors
BOARD COMPOSITION AND THE DIRECTOR NOMINATION PROCESS
The Governance and Compliance Committee is responsible for reviewing and assessing the appropriate skills, experience and background required for the Board. Because our business operates in regulated healthcare markets around the globe and encompasses research, manufacturing and marketing functions that are subject to technological and market changes, the skills, experience and background that are needed are diverse.
While the priority and emphasis of each factor changes from time to time to take into account the current needs of the Company, the aim is to have a diverse portfolio of talents and backgrounds, including diversity with respect to age, gender and ethnicity and experience in aspects of business or technology relevant to the Company’s business. The Governance and Compliance Committee and the Board review and assess the importance of these factors as part of the Board’s annual self-evaluation process, and the Governance and Compliance Committee at least annually reviews and reports to the Board on what skills and characteristics it believes are reflected in the then-current directors and what additional qualifications should be sought in new directors to augment the skills and expertise on the Board. These steps are intended to ensure that the Company continues to create and sustain a Board that can support and effectively oversee the Company’s business.
Although the Board has not adopted any absolute prerequisites for director nominations, the Governance and Compliance Committee considers the following minimum criteria when identifying director nominees:

Background	Qualifications
His or her skills, experience and acumen as they relate to the Company's needs and the current state of its markets	His or her independence from the Company and management, as defined under SEC and NYSE rules
His or her integrity, independence, diversity of experience, leadership and ability to exercise sound judgment	His or her contemporaneous service on other public company boards of directors and related committees
His or her knowledge of the healthcare sector and the markets in which the Company participates	His or her ability to participate fully in Board activities and represent the Company's stakeholders
In the case of current directors being considered for re-nomination, the Governance and Compliance Committee will also take into consideration the director’s history of attendance at Board and committee meetings, tenure as a member of the Board and preparation for and participation in such meetings.

8 | 2019 Proxy Statement

DIRECTOR NOMINEES
CLASS II DIRECTORS – PRESENT TERMS EXPIRING IN 2019 AND PROPOSED TERMS EXPIRING IN 2022

Independent Age: 66 Other Public Co. Board Service: Axon Enterprise, Inc. (NASDAQ: AAXN)	MARK W. KROLL, Ph.D. Adjunct Full Professor of Biomedical Engineering, University of Minnesota; Retired Senior Executive Officer at St. Jude Medical, Inc.

Dr. Kroll joined our Board in 2006 and is a member of both the Compensation Committee and the Technology Committee. He currently serves as an Adjunct Full Professor of Biomedical Engineering at the University of Minnesota. From 1995 until his retirement in 2005, Dr. Kroll held a variety of executive leadership positions at St. Jude Medical, Inc., a global medical device company, including as Senior Vice President and Chief Technology Officer for the Cardiac Rhythm Management division and as Vice President of the Tachycardia Business division. Dr. Kroll has more than 25 years’ experience with cardiovascular devices and instrumentation and is the named inventor of more than 350 U.S. patents as well as numerous international patents. He is a fellow of the American College of Cardiology, Heart Rhythm Society, Institute of Electronics and Electrical Engineering and the American Institute for Medicine and Biology in Engineering. In 2010, Dr. Kroll was awarded the Career Achievement Award in Biomedical Engineering, among the highest international awards in biomedical engineering.
Skills and Qualifications:
Dr. Kroll is a well-known pioneer in the field of electrical medical devices and a distinguished technology expert throughout the global medical device industry. He brings to the Board extensive expertise in the areas of medical innovation and technology.

Independent Age: 64 Other Public Co. Board Service: Becton, Dickinson and Co. (NYSE: BDX)	CLAIRE POMEROY, M.D., M.B.A. President, Albert and Mary Lasker Foundation

Dr. Pomeroy joined our Board in April 2019 and is a member of the Technology Committee. Since 2013, Dr. Pomeroy has served as the President of the Albert and Mary Lasker Foundation, a private foundation that seeks to improve health by accelerating support for medical research through recognition of research excellence, education and advocacy. Previously, Dr. Pomeroy served as Dean of UC Davis School of Medicine and Vice Chancellor of the UC Davis Health System. Dr. Pomeroy also is Chair of the Board of Directors of the Foundation for Biomedical Research and the Sierra Health Foundation, and Vice Chairman of the Board of Trustees of The New York Academy of Medicine. She is a member of the Board of Trustees of the Morehouse School of Medicine and completed service on the Board of Trustees of New York Blood Center in early April 2019.
Skills and Qualifications:
Dr. Pomeroy is an expert in infectious diseases with broad leadership experience in health system administration, healthcare delivery, medical research and public health. She provides the Board with important perspectives in the areas of global health services, health policy and medical innovation.

Independent Age: 67 Other Public Co. Board Service: Boston Scientific Corp. (NYSE: BSX); Brooks Automation, Inc. (NASDAQ: BRKS); Synchrony Financial (NYSE: SYF)	ELLEN M. ZANE CEO Emeritus and Vice Chair of the Board of Trustees of Tufts Medical Center and Floating Hospital for Children

Ms. Zane joined our Board in January 2018 and is a member of both the Governance and Compliance Committee and the Compensation Committee. Ms. Zane currently serves as Vice Chair of the Board of Trustees of Tufts Medical Center and Floating Hospital for Children in Boston, Massachusetts, where she served as President and Chief Executive Officer from 2004 to 2011. Prior to 2004, Ms. Zane served as Network President for Partners Healthcare System, a physician/hospital network sponsored by the Harvard-affiliated Massachusetts General Hospital and Brigham and Women's Hospital. Ms. Zane also previously served as Chief Executive Officer of Quincy Hospital in Quincy, Massachusetts. In addition to her public company board service, Ms. Zane is a member of the Board of Directors at Fiduciary Trust Company, a privately owned wealth management company, AgNovos Healthcare, LLC, a private held-medical device company focused on bone health, and nThrive, a Georgia-based private equity held company involved with healthcare revenue cycle management. Ms. Zane has previously served as a director of Century Capital Management, Parexel International Corporation, Lincare Holdings Inc. and Press Ganey Holdings. Ms. Zane previously served on the Company's Board from 2012 to 2016.
Skills and Qualifications:
Ms. Zane is a nationally renowned healthcare leader with substantial public company board experience.  She brings to the Board extensive functional and leadership expertise in the healthcare industry, including with respect to strategy development, finance and operational effectiveness.

www.haemonetics.com 9

CONTINUING BOARD MEMBERS
CLASS III DIRECTORS – PRESENT TERMS EXPIRING IN 2020

Age: 55	CHRISTOPHER SIMON President and Chief Executive Officer, Haemonetics Corporation

Mr. Simon is President and Chief Executive Officer of the Company. He joined Haemonetics in May 2016 and our Board in September 2016. Mr. Simon previously served as a Senior Partner of McKinsey & Company where he led the Global Medical Products Practice. Mr. Simon was a consultant with McKinsey & Company beginning in 1993 and was the Lead Partner for McKinsey & Company’s strategy review with Haemonetics that launched in October 2015, where he gained invaluable insights into the Company’s business and markets. Together with management and the Board, he was the co-architect of the strategic plan that the Company is now implementing. Prior to his career at McKinsey & Company, Mr. Simon served in commercial roles with Baxter Healthcare Corporation and as a U.S. Army Infantry Officer in Korea with the 1st Ranger Battalion. Mr. Simon earned a Bachelor of Science in Economics from the Wharton School at the University of Pennsylvania and an MBA from Harvard Business School.
Skills and Qualifications:
As President and Chief Executive Officer and a current director of the Company, Mr. Simon provides the Board with an intensive understanding of the Company’s business and products. Mr. Simon brings to the Board more than 20 years’ experience in helping businesses transform and grow.

Independent Age: 64 Other Public Co. Board Service: Boston Scientific Corporation (NYSE: BSX); Hologic, Inc. (NASDAQ: HOLX); Keysight Technologies, Inc. (NYSE: KEYS)	CHARLES J. DOCKENDORFF Retired Executive Vice President and Chief Financial Officer, Covidien plc

Mr. Dockendorff joined our Board in 2014 and is Chair of the Audit Committee and a member of the Governance and Compliance Committee. Mr. Dockendorff served as Executive Vice President and Chief Financial Officer of Covidien plc, a global healthcare company, and its predecessor, Tyco Healthcare, from 1995 until his retirement in 2015. Mr. Dockendorff joined the Kendall Healthcare Products Company, the foundation of the Tyco Healthcare business, in 1989 as Controller and was named Vice President and Controller five years later. Prior to joining Kendall/Tyco Healthcare, Mr. Dockendorff was the Chief Financial Officer, Vice President of Finance and Treasurer of Epsco, Inc. and Infrared Industries, Inc. Earlier in his career, Mr. Dockendorff worked as an accountant for Arthur Young & Company (now Ernst & Young LLP) and the General Motors Corporation.
Skills and Qualifications:
Mr. Dockendorff is a highly-respected healthcare industry leader with extensive experience in finance and corporate management. As a retired Chief Financial Officer of a large global healthcare products company, Mr. Dockendorff brings to the Board many years of leadership experience in accounting and financial management and planning.

Independent Age: 64 Other Public Co. Board Service: PolyOne Corporation (NYSE: POL)	ROBERT ABERNATHY Retired Chairman and Chief Executive Officer, Halyard Health, Inc.

Mr. Abernathy joined our Board in October 2017 and is a member of both the Compensation Committee and the Technology Committee (Mr. Abernathy has been appointed by the Board to serve as Chair of the Compensation Committee effective as of the 2019 Annual Meeting of Shareholders). Mr. Abernathy served as Chairman and Chief Executive Officer of Halyard Health Inc., a medical technology company and spin-off from Kimberly-Clark, from October 2014 until his retirement in June 2017 (he continued as Chairman until September 2017). Mr. Abernathy joined Kimberly-Clark, a global personal care products company, in 1982 and held numerous roles of increasing responsibility, including President of Kimberly-Clark’s Global Health Care business, Group President, Developing & Emerging Markets, Managing Director, Kimberly-Clark Australia and President, North Atlantic Consumer Products. In addition to his current public company board service, Mr. Abernathy previously served as a director of Halyard Health, Inc. and RadioShack Corp.
Skills and Qualifications:
Mr. Abernathy brings to the Board extensive leadership experience in the healthcare industry and in international operations, including in-depth knowledge and insight on the needs of healthcare providers and patients.

10 | 2019 Proxy Statement

CLASS I DIRECTORS – PRESENT TERMS EXPIRING IN 2021

Independent Age: 68 Other Public Co. Board Service: Becton, Dickinson and Co. (NYSE: BDX)	CATHERINE M. BURZIK President and CEO, CFB Interests, LLC; Former President and CEO, Kinetic Concepts, Inc.

Ms. Burzik joined our Board in 2016 and is the Chair of the Technology Committee and a member of the Audit Committee. Ms. Burzik is currently President and Chief Executive Officer of CFB Interests, LLC. From 2013 to 2017, Ms. Burzik was also a general partner at Targeted Technology, an early stage venture capital firm focused on medical device, life sciences and biotech investments. Ms. Burzik previously served as President and Chief Executive Officer of Kinetic Concepts, Inc., a leading medical device company specializing in the fields of woundcare and regenerative medicine, from 2006 until the Company’s sale in 2012. Prior to joining Kinetic Concepts, Inc., Ms. Burzik’s leadership experience included serving as President of Applied Biosystems and holding senior executive positions at Eastman Kodak and Johnson & Johnson, including Chief Executive Officer and President of Kodak Health Imaging Systems and President of Ortho-Clinical Diagnostics, Inc., a Johnson & Johnson company. In addition to her public company board service, Ms. Burzik is a member of the Board of Directors of Xenex Disinfection Services, LLC and is Chairperson of the Boards of Directors of the American College of Wound Healing and Tissue Repair, Gemini Bio-Products, Inc. and StemBioSys, Inc.
Skills and Qualifications:
Ms. Burzik is a widely known and respected healthcare industry leader, having successfully led major medical device, diagnostic imaging and life science businesses. Ms. Burzik brings to the Board many years of leadership experience in strategic planning, international operations and financial management.

Independent Age: 71	RONALD G. GELBMAN Retired Worldwide Chair of Pharmaceuticals, Health Systems and Diagnostics Group at Johnson & Johnson

Mr. Gelbman joined our Board in 2000 and is Chair of the Governance and Compliance Committee and a member of the Audit Committee. He served as Interim Chief Executive Officer of the Company from September 2015 until May 2016. Mr. Gelbman retired from Johnson & Johnson, a global healthcare company, in April 2000, after serving in a variety of senior executive roles, including as a member of the executive committee and as Worldwide Chair of the Pharmaceuticals, Health Systems and Diagnostics Group, where his responsibilities included the pharmaceutical companies Ortho-McNeil Pharmaceutical, Janssen Pharmaceutica, Ortho Biotech and Janssen-Cilag as well as the Janssen Research Foundation and Pharmaceutical Research Institute. Additionally, he was responsible for Johnson & Johnson Health Care Systems, LifeScan, Ortho-Clinical Diagnostics and Therakos. Mr. Gelbman began his career with Johnson & Johnson in 1972. He is currently a member of the SunTrust Southwest Florida Board of Advisors and the Board of Directors of Omeza Corporation.
Skills and Qualifications:
Mr. Gelbman’s many years of executive experience at a global healthcare company enables him to bring to our Board significant management expertise and leadership experience, including in operational and financial matters. His long tenure as a director of the Company, as well as his experience as Interim Chief Executive Officer of the Company, have allowed him to develop an in-depth understanding of our business.

Independent Chairman Age: 70 Other Public Co. Board Service: ConforMIS Inc. (NASDAQ: CFMS)	RICHARD J. MEELIA Principal, Meelia Ventures, LLC; Retired Chairman, President and CEO, Covidien plc

Mr. Meelia joined our Board and assumed the role of Chairman in 2011. Mr. Meelia is currently a principal of Meelia Ventures, LLC, a private equity firm focused on early stage healthcare companies. From July 2007 until his retirement in July 2011, Mr. Meelia served as Chairman, President, and Chief Executive Officer of Covidien plc, a global healthcare company, following its separation from Tyco International in June 2007. Prior to that separation, Mr. Meelia served in a variety of senior leadership roles, including Chief Executive Officer and President of Tyco Healthcare. Mr. Meelia joined Kendall Healthcare Products Company, the foundation of both the Tyco Healthcare Business and Covidien, as Group President in 1991. Earlier in his career, Mr. Meelia served as President of Infusaid, a division of Pfizer, and as Vice President of Sales and Marketing at the Pharmaseal and McGaw divisions of American Hospital Supply. Mr. Meelia previously served on the Board of Apollo Endosurgery, Inc. and served on the Company’s Board from 2005 to 2009. In addition to his public company board service, Mr. Meelia is a member of the Board of Trustees of St. Anselm College and serves on the Board of Por Christo, a non-profit charitable medical service organization for at-risk women and children in Latin America.
Skills and Qualifications:
Having served as President and Chief Executive Officer of a large global healthcare company and having a long and decorated career in the healthcare industry, Mr. Meelia provides the Board many years of leadership experience in the field of global healthcare, including expertise in strategic planning, market development and international operations.

www.haemonetics.com 11

IDENTIFYING NEW DIRECTORS
The Company’s nomination process for new Board members is as follows:

ASSESS BOARD NEEDS ▼	The Governance and Compliance Committee or other Board member identifies a need to add a new Board member who meets specific criteria or to fill a vacancy on the Board.
IDENTIFY CANDIDATES ▼
The Governance and Compliance Committee initiates a search seeking input from Board members and senior management and, if necessary, hires a search firm. The Governance and Compliance Committee also considers recommendations for nominees for directorships submitted by shareholders.

EVALUATE POTENTIAL CANDIDATES ▼
An initial list of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board is identified and presented to the Governance and Compliance Committee, which evaluates the candidates.

INTERVIEW CANDIDATES ▼
The Chairman of the Board, the Chair of the Governance and Compliance Committee, the Chief Executive Officer and at least one other member of the Governance and Compliance Committee interview top candidates.

RECOMMEND CANDIDATES FOR BOARD REVIEW ▼	The Governance and Compliance Committee seeks the entire Board’s endorsement of the final candidate and makes a recommendation to the Board regarding the election of the candidate.
NOMINATION AND ELECTION	The final candidate is nominated by the Board for shareholder election or election by the Board to fill a vacancy.
The Governance and Compliance Committee reviews and evaluates all director nominations in the same manner and in accordance with the Company’s By-Laws. Shareholders who wish to submit candidates for consideration as nominees may submit a letter and resume to our Corporate Secretary at the Company’s headquarters located at 400 Wood Road, Braintree, Massachusetts 02184.

Board’s Role and Responsibilities
OVERVIEW
The Board oversees, directs and counsels senior management in conducting the business in the long-term interests of the Company and the shareholders. The Board’s responsibilities include:

•	Reviewing and approving the Company’s financial and strategic objectives, operating plans and significant actions, including mergers and acquisitions;

•	Overseeing the conduct of the business and compliance with applicable laws and ethical standards;

•	Overseeing the processes that maintain the integrity of our financial statements and public disclosures;

•	Selecting, evaluating and determining the compensation of senior management, including the Chief Executive Officer;

•	Overseeing and providing counsel on scientific, innovation and technology activities at the Company; and

•	Developing succession plans for the position of Chief Executive Officer and supervising senior management succession plans.
THE BOARD’S ROLE IN RISK MANAGEMENT
The Board is responsible for oversight of the Company’s enterprise-wide approach to risk management, while the Company’s management is responsible for managing risk on a day-to-day basis and for bringing to the Board's attention material risks facing the Company. The Board focuses on the quality and scope of the Company’s risk management strategies and considers the most significant areas of risk inherent in the Company’s business strategies and operations and the steps that management is taking to mitigate those risks.
In addition to the full Board’s oversight of the Company’s risk management, Board committees consider discrete categories of risk relating to their respective areas of responsibility, including with respect to cybersecurity. All committees report to the full Board as appropriate, including when a matter rises to the level of a material or enterprise level risk.

12 | 2019 Proxy Statement

Senior management has overall responsibility for the Company’s risk management approach. This responsibility also includes identifying, evaluating and addressing potential risks that may exist at the enterprise, strategic, financial, operational, compliance and reporting levels. The Company’s internal audit function, which reports regularly to the Audit Committee of the Board, serves as the primary monitoring and testing function for compliance with company-wide policies and procedures.
The Company believes that the division of risk management responsibilities described above constitutes an effective program for addressing the risks inherent in the operation of the Company and the achievement of its business objectives.
THE BOARD’S ROLE IN MANAGEMENT SUCCESSION PLANNING
Pursuant to our Principles of Corporate Governance, the Board also plans for succession to the position of Chief Executive Officer as well as certain other senior management positions. To assist the Board, the Chief Executive Officer annually provides the Board with an assessment of senior managers and their potential to succeed him. The Chief Executive Officer also provides the Board with an assessment of persons considered potential successors to certain senior management positions.
COMMUNICATIONS WITH THE BOARD OF DIRECTORS
The Board considers shareholder perspectives, as well as the interests of all stakeholders, when overseeing Company strategy, formulating governance practices and designing compensation programs. Interested parties and shareholders may communicate with the Board, or the non-management directors as a group, or any individual director by sending communications to the attention of our Corporate Secretary, 400 Wood Road, Braintree, MA 02184, who will forward such communications to the appropriate recipients. Communications may also be sent via the Investor Relations page on the Company’s website: www.haemonetics.com.

Board Leadership Structure
STRUCTURE OF THE BOARD OF DIRECTORS
The Board currently has ten members, nine of whom are independent, including the Chairman of the Board. The independent directors are organized into four standing committees: Audit Committee, Compensation Committee, Governance and Compliance Committee and Technology Committee (for more information see "Committees of the Board" beginning on page ●). This past year, leadership was provided by the Chairman of the Board, Richard J. Meelia.
We believe that having separate individuals serving in the roles of Chairman and Chief Executive Officer is appropriate for the Company at this time in recognition of the different responsibilities of each position and to foster independent leadership of our Board. This structure allows the Chief Executive Officer to focus on the day-to-day leadership of the Company and its operations and the Chairman to focus on leadership of the Board, while both individuals provide direction and guidance on strategic initiatives.
BOARD INDEPENDENCE
The Board has determined that each director who has served during fiscal 2019, with the exception of Mr. Simon, had no material relationship with the Company and is independent within the meaning of the SEC and NYSE director independence standards in effect. In making this determination, the Board considered information provided by each director and by the Company with regard to each director’s business and personal activities as they relate to the Company and its management.
EXECUTIVE SESSIONS AND MEETINGS OF THE BOARD
Executive sessions of the non-management directors were held during each of the Board’s regular quarterly meetings and at such special meetings of the Board as requested by the independent directors. During fiscal 2019, our Chairman, Richard J. Meelia, presided over all such executive sessions. The Board and its committees met as follows during our last fiscal year:

	Board of Directors	Compensation Committee	Audit Committee	Governance and Compliance Committee	Technology Committee(1)
Regular Meetings	4	4	4	4	—
Special Meetings via Teleconference	4	2	5	1	—
Total Number of Meetings	8	6	9	5	—

(1)	The first meeting of the Technology Committee was held in the first quarter of fiscal 2020.
In fiscal 2019, each of the directors attended at least 75% of the total number of meetings of the full Board held while he or she was a director and the meetings held by committees of the Board on which he or she served. All directors are strongly encouraged to attend each Annual Meeting of Shareholders. All of the directors serving on the Company’s Board at the time of the 2018 Annual Meeting of Shareholders attended the 2018 Annual Meeting of Shareholders.

www.haemonetics.com 13

COMMITTEES OF THE BOARD
The Board maintains four standing committees to assist the Board in its various oversight functions: Audit, Compensation, Governance and Compliance and Technology. In January 2019, the Board established the Technology Committee upon the recommendation of the Governance and Compliance Committee in order to assist the Board in overseeing and providing counsel on scientific, innovation and technology activities at the Company. The Board appointed Catherine M. Burzik to serve as Chair of the Technology Committee. Ms. Burzik stepped down from the Governance and Compliance Committee in January 2019 in order to facilitate her appointment to the Technology Committee.
The Board has determined that all members of our standing committees have no material relationship with the Company and are independent within the meaning of the SEC’s and the NYSE’s director independence standards. The Board has also determined that the service by Charles J. Dockendorff on the audit committees of three other public companies will not impair his ability to effectively serve on our Audit Committee and that our shareholders will benefit from Mr. Dockendorff’s extensive experience as a Chief Financial Officer and audit committee member at multi-national healthcare companies.

COMPENSATION COMMITTEE
Members	Key Responsibilities
Pedro P. Granadillo (Chair)
Robert Abernathy(1)
Mark W. Kroll
Ellen M. Zane
(1) Mr. Abernathy has been appointed by the Board to serve as Chair of this Committee effective as of the 2019 Annual Meeting of Shareholders.

•    Determine total compensation philosophy for executives
•    Approve peer group and review competitive standing of compensation
•    Set competitive short- and long-term compensation elements, benefits and perquisites
•    Set, and determine achievement of, short- and long-term performance goals
•    Review and approve Named Executive Officer compensation (Board ratification for CEO)
•    Oversee employee compensation plans and policies, including performance of an annual risk-assessment of such plans and policies
•    Recommend changes to Board compensation
•    Select, replace and determine compensation of independent compensation consultant
•    Engage with shareholders on compensation policy

AUDIT COMMITTEE
Members	Key Responsibilities
Charles J. Dockendorff (Chair) Catherine M. Burzik Ronald G. Gelbman
•    Oversee financial reporting and disclosure practices on behalf of the Board, including:
-    Oversee internal controls and the internal audit function and processes for monitoring compliance by the Company with Company policies
-    Select, replace and determine the compensation (including pre-approval of all audit and non-audit fees) of the independent registered public accounting firm
•    Review the scope of the annual audit and its results
-    Review with the Company’s independent registered public accounting firm
•    Review various matters relating to financial risk assessments and remediation

GOVERNANCE AND COMPLIANCE COMMITTEE
Members	Key Responsibilities
Ronald G. Gelbman (Chair) Charles J. Dockendorff Pedro P. Granadillo Ellen M. Zane
•    Consider and make recommendations for director nominees
•    Consider and make recommendations to the Board concerning corporate governance matters, public issues having broad social significance and Company conduct
•    Oversee the Company’s compliance programs
•    Oversee the Company's risk mitigation programs related to IT systems and cybersecurity
•    Recommend corporate governance principles
•    Ensure that directors receive orientation and continuing education as needed

TECHNOLOGY COMMITTEE
Members	Key Responsibilities
Catherine M. Burzik (Chair) Robert Abernathy Mark W. Kroll Claire Pomeroy
•    Review alignment of Company's innovation agenda with strategy and growth objectives
•    Review overall direction, effectiveness, competitiveness and timing of the Company's research and development programs and pipelines
•     Review the Company's intellectual property portfolio and related strategies, as well as potentially disruptive technology that could impact the Company and its products
•    At the Board's or another Committee's request, review technology aspects of potential acquisitions or Company product lines as they relate to quality, safety or cybersecurity
•    Receive periodic reports regarding the Company's Scientific Advisory Committee

14 | 2019 Proxy Statement

AUDIT COMMITTEE FINANCIAL EXPERT
The Board has determined that all Audit Committee members meet the independence and financial literacy requirements of the NYSE for audit committee members. The Board has also determined that each of Mr. Dockendorff and Ms. Burzik qualify as an “audit committee financial expert” as defined under the rules of the SEC.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
During the fiscal year ended March 30, 2019, the members of the Compensation Committee were Pedro P. Granadillo (Chair), Robert Abernathy, Mark W. Kroll and Ellen M. Zane. During fiscal 2019, no member of the Compensation Committee was an executive officer or employee, or former executive officer or employee, of the Company or any of its subsidiaries. None of our executive officers served as a director or member of the compensation committee of any entity that has one or more executive officers serving on our Board or Compensation Committee.

Board Policies and Processes
TRANSACTIONS WITH RELATED PERSONS
The Board has adopted a written policy and procedures for the disclosure, review, approval or ratification of any transaction in which the Company or one of its subsidiaries is a participant and in which any “related person” (director, executive officer or their immediate family members, or shareholders owning 5% or more of the Company’s outstanding stock) has a direct or indirect material interest. The policy requires that transactions involving a related person be reviewed and approved in advance. The Board reviews the transaction in light of the best interests of the Company and determines whether or not to approve the transaction. The policy requires that executive officers and directors of the Company report proposed related party transactions to the Company’s General Counsel, who will bring the proposed transaction to the attention of the Board. The Company is not aware of any transaction required to be reported under Item 404(a) of Regulation S-K promulgated by the SEC since the beginning of fiscal 2019, nor is the Company aware of any instances during the period in which the foregoing policies and procedures required review, approval or ratification of such transaction but for which such policies and procedures were not followed.
CODE OF CONDUCT, GOVERNANCE PRINCIPLES AND BOARD MATTERS
The Company’s Code of Conduct requires that all of our directors, officers and employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner and otherwise act with integrity and in the best interest of the Company. The Company’s Code of Conduct, Principles of Corporate Governance and the charters of the Audit Committee, Compensation Committee, Governance and Compliance Committee and Technology Committee may be viewed on the Investor Relations page on the Company’s website at www.haemonetics.com and printed copies can be obtained by contacting the Corporate Secretary of the Company at the Company’s headquarters located at 400 Wood Road, Braintree, Massachusetts 02184.

Directors’ Compensation
PROCESS FOR DETERMINING DIRECTOR COMPENSATION
We seek to offer our directors compensation that is consistent with other companies of our revenue, industry and operational scope. The Compensation Committee, with input from its independent compensation consultant, is responsible for reviewing and recommending to the Board any changes to director compensation. The Compensation Committee conducts a competitive analysis annually to determine the appropriate level of director compensation.
Directors receive a $55,000 annual retainer with an additional $10,000 meeting retainer which covers attendance at up to eight Board meetings. If the Board meets more than eight times per year, each director receives $2,000 for each additional live meeting and $750 for each additional telephonic meeting. The Chairman of the Board receives an annual retainer of $250,000 in place of the standard Board retainer and meeting fees. Committee Chairs are paid an additional retainer as follows: Audit Committee Chair $20,000; Compensation Committee Chair $15,000; Governance and Compliance Committee and Technology Committee Chairs $10,000. For attendance at Committee meetings, members of the Audit Committee are paid $12,000 for attending up to 12 meetings per year, members of the Compensation Committee are paid $9,000 for up to eight meetings per year, and members of the Governance and Compliance and Technology Committees are paid $6,000 for up to eight meetings per year.
Each non-employee director is eligible to receive an annual equity grant with an approximate value of $170,000. The grant is in the form of restricted stock units which vest on the first anniversary of grant. Directors elected outside of the Annual Meeting of

15 | 2019 Proxy Statement

Shareholders receive a prorated annual equity award based on the number of days to be served from their date of election through the first anniversary of the last Annual Meeting of Shareholders.
We reimburse directors for reasonable travel expenses incurred in connection with Board and committee meetings. We also extend coverage to them under our directors’ and officers’ indemnity insurance policies and have entered into our standard form of Indemnification Agreement with each director. We do not provide any other benefits, including retirement benefits or perquisites, to our non-employee directors.
DIRECTOR COMPENSATION TABLE FOR FISCAL YEAR ENDED MARCH 30, 2019
The following table sets forth the compensation paid to our non-employee directors for service on our Board during fiscal 2019. Compensation for Christopher Simon, our President and Chief Executive Officer, is set forth in the Summary Compensation Table beginning on page ●. Mr. Simon does not receive any additional compensation for his service as a director.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Total ($)
Robert Abernathy	$75,117	$169,939	$245,056
Catherine M. Burzik	$84,861	$169,939	$254,800
Charles J. Dockendorff	$97,000	$169,939	$266,939
Susan Bartlett Foote(2)	$25,494	$—	$25,494
Ronald G. Gelbman	$93,000	$169,939	$262,939
Pedro P. Granadillo	$95,000	$169,939	$264,939
Mark W. Kroll	$75,117	$169,939	$245,056
Richard J. Meelia	$250,000	$169,939	$419,939
Claire Pomeroy(3)	$—	—	$—
Ellen M. Zane	$80,000	$169,939	$249,939

(1)
Represents the aggregate grant date fair value for the 1,696 restricted stock units, or RSUs, awarded to each such person on July 26, 2018, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation - Stock Compensation. The assumptions that we used to calculate these amounts are discussed in Note 16 "Capital Stock" to our financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2019. See “Director Outstanding Equity Award Table for Fiscal Year Ended March 30, 2019” below for a description of the number of unvested RSUs and unexercised options held by each director.

(2)
Ms. Foote retired from our Board as of the 2018 Annual Meeting of Shareholders and, therefore, did not receive the annual equity award granted to directors following the 2018 Annual Meeting of Shareholders.

(3)	Dr. Pomeroy joined our Board in April 2019 and therefore did not receive any compensation as a director in fiscal 2019.
DIRECTOR OUTSTANDING EQUITY AWARD TABLE FOR FISCAL YEAR ENDED MARCH 30, 2019
The following table sets forth the aggregate number of Stock Awards (representing unvested RSUs, each to vest July 26, 2019) and Option Awards (representing unexercised option awards, all of which are exercisable) held at March 30, 2019 by each non-employee director that served on our Board during fiscal 2019 (as well as Dr. Pomeroy).

Name	Unvested Stock Awards (RSUs) (#)	Unexercised Option Awards (#)
Robert Abernathy	1,696	—
Catherine M. Burzik	1,696	—
Charles J. Dockendorff	1,696	12,180
Susan Bartlett Foote	—	—
Ronald G. Gelbman	1,696	16,926
Pedro P. Granadillo	1,696	—
Mark W. Kroll	1,696	16,926
Richard J. Meelia	1,696	16,926
Claire M. Pomeroy	—	—
Ellen M. Zane	1,696	—

16 | 2019 Proxy Statement

ITEM 2—ADVISORY VOTE ON EXECUTIVE COMPENSATION
As described in the Compensation Discussion and Analysis beginning on page ●, our executive compensation programs aim to be competitive with our peers and aligned with our business strategy and corporate objectives. Our compensation philosophy emphasizes a pay for performance culture focused on the long-term interests of our shareholders. We believe that this alignment between executive compensation and shareholder interests will drive corporate performance over time. The Company’s management has embraced our performance culture and the Company, through their leadership, delivered strong operating performance in fiscal 2019. Additionally, the Company maintains strong governance and pay practices, including a robust share ownership program for directors and management, clawback policies that apply to short-term cash awards and long-term equity awards, “double trigger” change in control benefits and performance of an annual compensation risk assessment by our Compensation Committee.
Each year, we take into account the result of the "say-on-pay" vote cast by our shareholders. At our 2018 Annual Meeting of Shareholders, approximately 97% of shares voting supported our 2018 executive compensation program. Our Compensation Committee continually evaluates the design and direction of our compensation structure. In response to shareholder feedback in fiscal 2015, the Compensation Committee modified our equity compensation program by (i) granting performance shares units, or PSUs, based on relative total shareholder return and (ii) reducing the relative amount of non-qualified stock options and time-based restricted stock units, or RSUs, in favor of PSUs. The Committee believes this represents current best practice in aligning performance and compensation of our Named Executive Officers. As discussed elsewhere in this Proxy Statement, the Chair of our Governance and Compliance Committee offered meetings to fifteen of our largest shareholders, representing more than 55% of shares outstanding, and met with six of those shareholders in fall and winter of fiscal 2019 to solicit their perspectives on governance matters, including executive compensation. The shareholders were complimentary of our executive compensation program overall while asking insightful questions and providing perspective on how they evaluate the program. The feedback from the shareholder outreach efforts was provided to the Compensation Committee Chair and the full Board. No substantive changes to the executive pay program were recommended by the shareholders we spoke with during fiscal 2019.
Shareholders are urged to read our Compensation Discussion and Analysis, beginning on page ●, and the section entitled “Executive Compensation Tables” beginning on page ● for additional details about our executive compensation programs, including information about the fiscal 2019 compensation of our Named Executive Officers.
We are asking our shareholders to indicate their support for our Named Executive Officers’ compensation as described in this Proxy Statement. This proposal, commonly known as a "say-on-pay" proposal, gives our shareholders the opportunity to express their views on our Named Executive Officers’ compensation. This vote, as required by Section 14A of the Exchange Act, is not intended to address any specific element of our compensation programs, but rather to address our overall approach to the compensation of our Named Executive Officers described in this Proxy Statement. To that end, we ask our shareholders to vote FOR the following resolution at the meeting:
RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the Company's named executive officers, as disclosed in the Compensation Discussion and Analysis section, the related executive compensation tables and the related narrative executive compensation disclosures contained in this Proxy Statement.
As an advisory vote, the results of this vote will not be binding on the Board or the Company. However, the Board values the opinions of our shareholders and will consider the outcome of the vote when making future decisions on the compensation of our Named Executive Officers and the Company’s executive compensation principles, policies and procedures.

The Board recommends that shareholders vote, in an advisory manner, FOR the resolution set forth above. Approval of this proposal requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at the meeting. Abstentions and broker “non-votes” will not have any effect on this proposal. Management proxy holders will vote all duly submitted proxies FOR approval unless instructed otherwise.

www.haemonetics.com 17

Executive Officers
Executive officers are chosen by and serve at the discretion of the Board. Set forth below are the names and ages of our executive officers, along with certain biographical information, for all but Christopher Simon, our President and Chief Executive Officer. For Mr. Simon’s biographical information, please see page ●.
Michelle L. Basil, age 47, joined the Company in March 2017 as Executive Vice President, General Counsel. Ms. Basil was previously a Partner and Chair of the Life Sciences Practice Group at Nutter, McClennen & Fish LLP, a Boston-based law firm, where she practiced from September 1997 to March 2017. Ms. Basil focused her practice on corporate and securities law, including mergers and acquisitions, strategic partnerships and corporate governance matters, and represented both public and private companies, principally in the life sciences and medical technology industries. Ms. Basil is a member of the Board of Directors of the Massachusetts Medical Device Industry Council (MassMEDIC). She is admitted to the bar in Massachusetts and holds both a Bachelor of Arts and a Juris Doctor from the University of California at Berkeley.
Mirsaid Seyed-Bolorforosh (Said Bolorforosh), Ph.D., age 57, joined the Company in May 2018 as Executive Vice President, Chief Technology Officer. Dr. Bolorforosh previously served as President, Ultrasound, at Siemens Healthcare from June 2015 to December 2017, where he was responsible for rebuilding the division’s product portfolio, improving sales and distribution capabilities and optimizing go-to-market strategies globally. From May 2014 to June 2015, Dr. Bolorforosh served as Vice President and General Manager of Intensive Insulin Delivery, Vice President of Research and Development and Chief Technology Officer for Medtronic's Diabetes division, where he led technology and product development. From June 2004 to May 2014, Dr. Bolorforosh held positions of increasing responsibility at General Electric's Ultrasound division, including most recently from January 2013 to May 2014 as Vice President and Global General Manager, Ultrasound Growth and Strategy, where he led the growth and strategy for the company’s ulstrasound business. Dr. Bolorforosh received a Bachelor of Science degree in Electrical and Electronic Engineering from Cardiff University, University of Wales and obtained his PhD in Electrical Engineering from King’s College London.
William P. Burke, age 51, joined the Company as Executive Vice President, Chief Financial Officer in August 2016. From July 2014 to July 2016, Mr. Burke served as Chief Integration Officer and Vice President, Integration for Medtronic, plc, a global healthcare products company and was a member of its Executive Committee. In that role, Mr. Burke was responsible for ensuring the successful integration of Medtronic with Covidien plc, a global healthcare company, following its acquisition by Medtronic. Prior to joining Medtronic, Mr. Burke spent more than 20 years in finance and business development leadership roles at Covidien, including Chief Financial Officer for Covidien Europe based in Zurich, Vice President of Corporate Strategy and Portfolio Management and Vice President of Financial Planning and Analysis. Previously, Mr. Burke also held key positions within Tyco Healthcare, including the Financial Controller of Valleylab, Managing Director of the Covidien Group in Switzerland and International Controller. He began his career as an auditor with KPMG. Mr. Burke received a Bachelor of Science degree in Business Administration from Bryant College.
Josep Llorens, age 57, joined the Company as Senior Vice President, Global Manufacturing and Supply Chain in August 2018. Mr. Llorens possesses over 30 years of experience in leading numerous turnarounds in global health care and consumer businesses across disposables, capital equipment, devices and software. Prior to joining the Company, Mr. Llorens held various operations and supply chain roles of increasing responsibility within the diagnostics and treatment, patient monitoring and cardiac care business of Philips, which he joined in 1992, most recently serving as Senior Vice President, Industrial Strategy and Advanced Manufacturing Engineering Leader for Phillips Healthcare Diagnostic Imaging from January 2018 to August 2018. Mr. Llorens received a bachelor’s degree in Business Administration from the University of Barcelona and a master’s degree in Telecommunications Engineering from the Polytechnic University of Catalonia in Barcelona. He also holds an Executive Certificate in Technology, Operations and Value Chain Management from the MIT Sloan School of Management.
Jacqueline D. Scanlan, age 46, joined the Company in March 2017 as Senior Vice President, Human Resources. Prior to joining the Company, Ms. Scanlan served as Corporate Vice President, Human Resources, North America at Novo Nordisk, a global healthcare company specializing in diabetes care, from October 2014 to October 2016. In that role, Ms. Scanlan led all aspects of the organization and people strategy for North America, and served as a key member of the executive team. Her responsibilities included organization development as well as change and talent management. Prior to Novo Nordisk, from October 2007 to October 2014, Ms. Scanlan held various human resources leadership roles at Campbell Soup Company, a global producer of prepared and fresh foods and beverages, where she was responsible for human resources in the International Business and Corporate functions, as well as Global Talent Management and Organizational Effectiveness. Earlier in her career, Ms. Scanlan held human-resource roles at Bristol-Myers Squibb and DuPont Pharmaceuticals Company and was a consultant at Accenture. Ms. Scanlan received a Bachelor of Arts in Political Science from St. Joseph’s University and a Master of Science in Organizational Dynamics from the University of Pennsylvania.

18 | 2019 Proxy Statement

Compensation Discussion and Analysis
For purposes of the following Compensation Discussion and Analysis (“CD&A”) and executive compensation disclosures, the individuals listed below are referred to collectively as our “Named Executive Officers.” They are our President and Chief Executive Officer ("CEO"), our Executive Vice President, Chief Financial Officer and our three other most highly compensated executive officers, based on fiscal 2019 compensation.

Named Executive Officer	Title
Christopher Simon	President and Chief Executive Officer
William P. Burke	Executive Vice President, Chief Financial Officer
Michelle L. Basil	Executive Vice President, General Counsel
Said Bolorforosh	Executive Vice President, Chief Technology Officer
Jacqueline D. Scanlan	Senior Vice President, Global Human Resources
EXECUTIVE SUMMARY
The Compensation Committee of our Board (the "Compensation Committee" or the “Committee”) has adopted an integrated executive compensation program that is intended to align our Named Executive Officers’ interests with those of our shareholders and to promote the creation of shareholder value without encouraging excessive or unnecessary risk-taking. The Committee has tied a majority of our Named Executive Officers’ compensation to a number of key performance measures that contribute to or reflect shareholder value and link pay with performance. Specifically, in addition to a base salary, our Named Executive Officers’ total compensation includes annual short-term incentive compensation that is based on the Company’s attainment of objective pre-established financial performance metrics as well as annual long-term incentive compensation consisting of stock options, restricted stock units ("RSUs"), and performance share units ("PSUs") tied to relative total shareholder return. Our executive compensation program plays a significant role in our ability to attract and retain an experienced, successful executive team.
Fiscal 2019 Business Highlights
Fiscal 2019 was a successful year for Haemonetics as our continued strong performance demonstrated that our long-term value-creation strategy to compete in winning segments, achieve leading positions in our markets and deliver superior performance is working. Under the guidance of our executive leadership team, nearly all of whom joined Haemonetics in fiscal 2017 or later, we are executing the accelerated growth phase of our turnaround as planned and focusing on the value drivers that support our long-term value creation strategy. The information below illustrates our progress in fiscal 2019.
Financial Highlights
The Company’s fiscal 2019 financial results reflect solid underlying performance and exceeded our initial expectations, including:

REVENUE (GAAP)	ADJUSTED EARNINGS PER SHARE ("EPS")	ADJUSTED OPERATING INCOME	ADJUSTED OPERATING MARGIN
$967.6 million	$2.39	$165.0 million	17.1%
7.0% annual reported and constant currency growth	27.8% increase over the prior fiscal year	25.7% increase over the prior fiscal year	260 basis point increase over the prior fiscal year
For further details of our fiscal 2019 financial results, please see our Annual Report on Form 10-K for the fiscal year ended March 30, 2019. Constant currency revenue growth, adjusted EPS, adjusted operating income and adjusted operating margin are considered “non-GAAP” financial measures under applicable SEC rules and regulations. A description of these measures and a reconciliation to the most directly comparable GAAP financial measures is provided in Appendix A to this Proxy Statement.
Strategic Performance Highlights
The Company had numerous strategic, commercial and operational achievements in fiscal 2019 that aligned with the key value drivers supporting our long-term value creation strategy, including:

www.haemonetics.com 19

Corporate Strategy	Compete in Winning Segments	Achieve Leading Positions in Markets Where We Compete	Deliver Superior Short-/Long- Term Operating Performance
Value Drivers	1 Plasma (Business Unit) Market	3 Operating Model	5 Operational Excellence
	2 Hospital (Business Unit) Market	4 Innovation Agenda	6 Capital Allocation
Select FY2019 Achievements	• Grew year-over-year constant currency revenue 14.8% in Plasma and 7.3% in Hospital; (5.5%) decline in Blood Center constant currency revenue, consistent with stabilizing that business	• Llorens and Bolorforosh joined Haemonetics' executive leadership team to drive operational excellence and innovation	• Achieved $40 million run-rate target for Complexity Reduction Initiative savings through fiscal 2019, freeing up resources for investment to drive growth
	• Launched NexSys PCS platform, with several customer contracts signed and 100+ plasma centers converted in fiscal 2019	• Expanded manufacturing capacity for bowls, bottles and harnesses by 50% to support Plasma growth	• Announced headquarters move to downtown Boston to help attract/retain talent and right-size our footprint
	• Developed go-to-market strategies for the TEG® product line within Hospital, including expansion of sales and clinical teams to drive growth	• Rolled out double dose protocol in Japan and universal platelet protocol in China for Blood Center Business Unit	• Refinanced debt with new 5-year credit facility that expands borrowing capacity and eases financial covenants
	• Submitted application to FDA for trauma indication for TEG 6s (approval received in May 2019)	• Added Board Technology Committee to support innovation agenda	• Completed $260 million share repurchase program to address dilutive impact of equity grants in recent fiscal years
Impact on Shareholder Value Creation
The Company's strong business performance year-over-year has resulted in significant share price appreciation:

Comparison of Three-Year Cumulative Total Shareholder Return (Fiscal 2017 - Fiscal 2019)(1)

(1) Source: Factset Research Systems, Inc. This chart shows how a $100 investment (with reinvestment of all dividends) in the Company's common stock on April 1, 2016 would have grown to nearly $248 on March 29, 2019 (the last trading day of fiscal 2019). The chart also compares the total shareholder return on the Company's common stock to the same investment (with reinvestment of all dividends) in the S&P SmallCap 600 and S&P MidCap 400 Indices over the same period.

Fiscal 2019 Compensation Plan Design
In establishing our fiscal 2019 executive compensation program, the Compensation Committee continued to focus on pay for performance and competitive pay, with a focus on total direct compensation. The Committee did not make any structural plan design changes for fiscal 2019 but approved the following pay adjustments consistent with its compensation philosophy:

•	Salary merit increases of 3.4% for our CEO and 4.5% for our other Named Executive Officers, other than Dr. Bolorforosh, who joined the Company during fiscal 2019;

•
Increases to target annual short-term incentive opportunities (as a percentage of salary) to further drive pay for performance, align with the market median and recognize internal equity among our Named Executive Officers; and

•	Select increases to annual long-term incentive awards based on individual performance and market position, with Mr. Simon's increase being entirely in the form of PSUs.

20 | 2019 Proxy Statement

Fiscal 2019 Compensation Highlights
Our positive financial results for fiscal 2019 directly affected our Named Executive Officers’ compensation, which was directly aligned with business results, shareholder returns and our pay-for-performance philosophy. Most notably:

•
The Company achieved 200% of each of the respective Adjusted Revenue and Adjusted EPS targets set by the Committee under our fiscal 2019 annual short-term incentive plan (both of which were set at levels above fiscal 2018 results) and as a result the Committee set the annual bonus pool funding level at 200% of target funding; and

•
PSU awards previously granted to our CEO with performance periods ending in fiscal 2019 achieved, with respect to two PSU awards based on achievement of certain internal metrics, 80.05% and 144.31% of their respective targets, and with respect to one PSU award based on the Company's three-year relative total shareholder return, 200% of target.

For further discussion, see “Annual Short-Term Incentive Compensation” beginning on page ● and "Long-Term Incentive Award Payouts" beginning on page ●.
Strong Governance and Pay Practices
We believe that our executive compensation program supports our business strategies and talent management objectives and is consistent with governance best practices that serve our shareholders’ long-term interests.
The following chart lists some of the highlights of our program design and pay practices:

WHAT WE DO	WHAT WE DON’T DO
•    Pay for performance, with a significant portion of compensation “at-risk”
•    Maintain robust share ownership guidelines for directors and executive officers
•    Maintain robust clawback provisions that apply to our short-term cash awards and long-term equity awards
•    Conduct an annual risk assessment
•    Consult with an independent compensation consultant
•    Provide for double-trigger change in control benefits
•    Regularly scheduled executive sessions without management present

•    No gross-up provisions for excise taxes in change-in-control agreements
•    No hedging of Company stock
•    No pension or post-employment benefit plans for Named Executive Officers
•    No repricing of stock options without shareholder approval

Advisory “Say on Pay” Vote and Shareholder Outreach

The Company holds annual “say on pay” votes and has received at least 97% say-on-pay approval from our shareholders for our executive compensation programs in each of the last four years, including at the 2018 Annual Meeting of Shareholders.
While say-on-pay is a key indicator of shareholder feedback, we also are committed to maintaining an open dialogue with our shareholders throughout the year. As discussed elsewhere in this Proxy Statement, the Chair of our Governance and Compliance Committee offered meetings to fifteen of our largest shareholders, representing more than 55% of shares outstanding, and met with six of those shareholders in fall and winter of fiscal 2019 to solicit their perspectives on governance matters, including executive compensation. The shareholders were complimentary of our executive compensation program overall while asking insightful questions and providing perspective on how they evaluate the program. The feedback from the shareholder outreach efforts was provided to the Compensation Committee Chair and the full Board. No substantive changes to the executive pay program were recommended by the shareholders we spoke with during fiscal 2019.
The Compensation Committee will continue to consider the results of shareholder advisory votes and shareholder input on executive compensation when making future decisions relating to our executive compensation program and compensation for Named Executive Officers.
APPROXIMATELY 97% of shares voted at the 2018 Annual Meeting of Shareholders supported our 2018 executive compensation program

www.haemonetics.com 21

HOW WE DETERMINE EXECUTIVE COMPENSATION
Executive Compensation Philosophy
The key objectives of our executive compensation philosophy are to:

•	Attract, retain and motivate exceptional leaders dedicated to the success of the organization;

•	Maximize individual and Company performance;

•	Display a clear correlation between the cost of compensation and pay for performance; and

•	Align the interests of executives with shareholders.
In furtherance of these objectives, the Company has adopted the following practices:

•
Offer market competitive compensation opportunities, referencing median total direct compensation while maintaining maximum flexibility to determine individual compensation based on the executive’s responsibilities, experiences and performance;

•
Pay for performance through a mix of short- and long-term incentive compensation where above-market performance by the Company is rewarded with above-market compensation and underperformance results in lower compensation; and

•	Promote ownership in the Company through stock-based compensation and share ownership guidelines.
Participants in the Compensation Setting Process
COMPENSATION COMMITTEE
The Compensation Committee establishes our executive compensation program philosophy, plan design and administration rules and is responsible for reviewing and approving the compensation of our Named Executive Officers (subject to the Board’s ratification of CEO compensation). The Committee is comprised solely of independent, non-employee members of the Board. The Committee works closely with both its independent compensation consultant and management to examine the effectiveness of the Company’s executive compensation program throughout the year. For more information about the Committee and its duties, please see “Committees of the Board—Compensation Committee” beginning on page ● of this Proxy Statement.
INDEPENDENT COMPENSATION CONSULTANT
The Compensation Committee retained Frederic W. Cook & Co., Inc. (“FW Cook”), an independent compensation consulting firm, to assist it in structuring the Company's fiscal 2019 compensation programs and in its deliberations. FW Cook reports directly and exclusively to the Committee, and neither FW Cook nor any of its affiliates provided other services to the Company or management in fiscal 2019. During fiscal 2019, FW Cook provided to the Committee, among other services:

•	Expertise-based advice;

•	Research and analytical services, including competitive market data benchmarking and analyses, recommendations on peer group composition and compensation recommendations based on the foregoing;

•	Updates on compensation trends and regulatory developments; and

•	Attendance and participation in meetings of the Compensation Committee.
Prior to engaging FW Cook for fiscal 2019, the Committee evaluated FW Cook’s independence and any potential conflicts of interest under relevant SEC Rules and NYSE listing standards and determined that FW Cook satisfied the requirements for independence. The Compensation Committee has sole authority to approve FW Cook’s compensation, determine the scope of its services, evaluate its performance and terminate or continue to retain FW Cook. The Compensation Committee annually reviews its compensation consultant engagement, typically at the beginning of each fiscal year.
MANAGEMENT
During fiscal 2019, certain members of management supported the Committee with respect to the following, among other things:

•	Recommending performance metrics and goals for Committee review and approval;

•	Presenting financial results measured against performance and providing compensation cost analyses;

•	Reviewing executive performance and providing leadership competency assessments; and

•	Implementing and communicating Committee decisions.
No executive officer participates in the deliberations of the Committee regarding his or her own compensation.

22 | 2019 Proxy Statement

Peer Group and Market Data
When reviewing compensation programs for, and setting the compensation of, our Named Executive Officers, the Committee considers the compensation practices of specific peer companies as well as market data from published surveys. With the assistance of FW Cook, the Committee selects a peer group of companies that are comparable in terms of size and industry and reviews the composition of this peer group at least annually. In setting the compensation of our Named Executive Officers, the Committee, with the assistance of FW Cook, evaluates each Named Executive Officer’s compensation relative to the median market data for the respective position based on our peer group and industry published surveys. However, the Committee does not strictly tie target compensation to the median of our peer group or survey data, but also considers Company and individual performance when determining the appropriate level of compensation for each executive.
PEER GROUP FOR SETTING FISCAL 2019 COMPENSATION
In consultation with FW Cook, the Committee reviewed and updated our peer group in January 2018 for purposes of setting the following year's compensation. In conducting its review, the Committee expanded the factors utilized for analysis to better represent the Company’s business after the transformation phase of the Company's turnaround, which was completed in fiscal 2018, and to more appropriately reflect our competitive market for talent. Accordingly, the Committee considered companies that positioned the Company near the median from a revenue, market capitalization, market capitalization to revenue ratio and employee count standpoint. In so doing, the Committee, with the assistance of FW Cook, used a filtration methodology that began with companies in the healthcare sector, excluding pharmaceuticals, biotechnology and healthcare services companies. The Committee then considered potential peers that were of a comparable size based on revenue and market capitalization, generally within the range of one-third to three times revenue and market capitalization, whether we compete with the company for management talent, whether the company is considered a peer by proxy advisory firms and whether the company reports us as a peer (i.e., a "reverse peer"). Accordingly, during fiscal 2018, the Committee updated the peer group to remove Allscripts Healthcare Solutions, Inc. due to its differing business characteristics and operations and to add Cantel Medical Corp, ICU Medical, Inc., Insulet Corporation and Wright Medical due to their similarities to the Company post-transformation.
The following table sets forth the peer group approved by the Committee for purposes of setting fiscal 2019 compensation, along with the Company’s relative position in the peer group in each of the categories.

Fiscal 2019 Peer Group Composition
Analogic Corporation	Globus Medical, Inc.	Integra LifeSciences	Nxstage Medical, Inc.
Bio-Rad Laboratories, Inc.	Halyard Health, Inc.	Masimo Corporation	PerkinElmer, Inc.
Bruker Corporation	ICU Medical, Inc.(1)	Merit Medical Systems	Steris plc
Cantel Medical Corp(1)	Insulet Corporation(1)	Myriad Genetics, Inc.	West Pharmaceutical Services, Inc.
CONMED Corporation	Integer Holdings	NuVasive, Inc.	Wright Medical(1)
Peer Group Data(2)
	Revenue	Market Capitalization	Market Capitalization to Revenue Ratio	Employee Count
Company	(dollars in millions)
50th Percentile	$907	$3,858	3.3	3,350
Haemonetics Corporation	$892	$3,068	3.4	3,107
Haemonetics Rank (%)	50%	43%	56%	45%
(1) Represents additions to the Company’s peer group for purposes of setting fiscal 2019 compensation.
(2) Revenue is for the trailing four quarters available as of December 31, 2017 and market capitalization is as of December 31, 2017.

PEER GROUP FOR SETTING FISCAL 2020 COMPENSATION
In consultation with FW Cook, the Committee reviewed and updated our peer group in January 2019 for purposes of setting our next fiscal year's compensation. Applying the same filtration methodology described above, the Committee updated the fiscal 2020 peer group to more closely approximate, in the aggregate, our increased market capitalization and revenue on a year-over-year basis as of November 30, 2018 by adding ABIOMED, Inc. and Bio-Techne Corp., each a reverse peer of Haemonetics, and DexCom, Inc. and removing the following companies, each of which had less than half of Haemonetics' market capitalization or a market capitalization to revenue ratio of less than 2.0: Integer Holdings, Avanos Medical, Inc. (f/k/a Halyard Health, Inc.), CONMED Corporation, Myriad Genetics, Inc. and NxStage Medical, Inc. The Committee also removed Analogic Corporation as it became a private company in fiscal 2019.

www.haemonetics.com 23

The following table sets forth the peer group approved by the Committee for purposes of setting fiscal 2020 compensation, along with the Company’s relative position in the peer group in each of the categories.

Fiscal 2020 Peer Group Composition
ABIOMED, Inc.(1)	DexCom, Inc.(1)	Masimo Corporation	West Pharmaceutical Services, Inc.
Bio-Rad Laboratories, Inc.	Globus Medical, Inc.	Merit Medical Systems	Wright Medical
Bio-Techne Corp.(1)	ICU Medical, Inc.	NuVasive, Inc.
Bruker Corporation	Insulet Corporation	PerkinElmer, Inc.
Cantel Medical Corp	Integra LifeSciences	Steris plc
Peer Group Data(2)
	Revenue	Market Capitalization	Market Capitalization to Revenue Ratio	Employee Count
Company	(dollars in millions)
50th Percentile	$915	$5,187	4.1	2,693
Haemonetics Corporation	$939	$5,545	5.9	3,136
Haemonetics Rank (%)	51%	53%	66%	52%
(1) Represents additions to the Company’s peer group for purposes of setting fiscal 2020 compensation.
(2) Revenue is for the trailing four quarters available as of November 30, 2018 and market capitalization is as of November 30, 2018.

Evaluating Executive Performance
The Committee reviews the performance of our Named Executive Officers through our annual performance cycle. No Named Executive Officer participates in the Committee’s discussion regarding their own compensation.

CEO EVALUATION ▼	OTHER NEO EVALUATION ▼
With respect to our CEO, the Chairman of our Board gathers input from all non-employee directors and completes an assessment of the CEO’s performance. The Chairman solicits feedback and assesses our CEO based on the Company’s performance, his individual performance and his interactions with directors. Once the Chairman receives the solicited input, the Chairman reviews all pertinent information with the Committee, which then evaluates the CEO’s performance in light of the goals and objectives relevant to the CEO’s compensation.

With respect to the other Named Executive Officers, our CEO assigns a performance rating for each Named Executive Officer, and proposes compensation adjustments where appropriate. The performance rating the CEO assigns to each of the other Named Executive Officers is based on his assessment of such officer’s (i) achievement of individual objectives and goals; (ii) contributions to the Company’s short- and long-term goals and performance; and (iii) leadership competencies and how such officer achieved the applicable goals.

The Committee determines, approves and submits to the Board for ratification the CEO’s compensation.
The Committee reviews and discusses the CEO’s performance ratings and compensation recommendations for each other Named Executive Officer and then approves the compensation payable to each other Named Executive Officer.

ELEMENTS OF TOTAL COMPENSATION
When setting compensation for our Named Executive Officers, the Committee focuses on total direct compensation. Total direct compensation includes three major components – base salary, annual short-term incentive compensation and annual long-term incentive compensation – all of which are designed to work together to drive a complementary set of behaviors and outcomes.

•	Base salary. Base salary is intended to compensate for individual technical and leadership competencies required for such officer’s specific position and to provide economic security.

•
Annual Short-Term Incentive Compensation. Annual short-term incentive compensation in the form of a market-competitive, performance-based cash bonus is designed to focus our Named Executive Officers on pre-set objectives each year and drive specific behaviors that foster short-term and long-term growth and profitability.

24 | 2019 Proxy Statement

•
Annual Long-Term Incentive Compensation. Annual long-term incentive compensation generally consists of PSUs, stock options and RSUs. Annual long-term incentive compensation is designed to align the interests of Named Executive Officers with the long-term growth interests of our shareholders, reward executives for shareholder value creation and recognize executives for their contributions to the Company and promote retention.

In addition to receiving direct compensation, our Named Executive Officers also participate in various employee benefit programs, as described in the “Other Benefits” section of this CD&A.
The following chart illustrates, for fiscal 2019, the distribution of value among the three elements of direct compensation for our CEO and, on average, for the other Named Executive Officers. The annual long-term incentive compensation component of this illustration is based on the grant value awarded by the Committee for fiscal 2019 annual long-term incentive awards before conversion to the various forms of equity awards (see “Annual Long-Term Incentive Awards” beginning on page ●) and includes an additional $750,000 grant to Mr. Simon in the form of a PSU award made contemporaneously with all other fiscal 2019 long-term incentive award grants to our Named Executive Officers. For more information see "Individual Fiscal 2019 Long-Term Incentive Awards" below. As a percentage of total annual compensation, 87% of our CEO’s compensation and, on average, 68% of our other Named Executive Officers’ compensation was variable, either because it was subject to performance goals, the fluctuations of our stock price, or a combination of both.
TARGET ANNUAL COMPENSATION MIX
Base Salary
Base salary, which represents 13% of our CEO’s target total compensation and, on average, 32% of target total compensation for other Named Executive Officers, is paid to provide a fixed component of compensation for the technical and leadership competencies required for the respective position. Target base salary varies based on the field in which each executive operates, the scope of the position, the peer-group comparisons for similarly-situated executives, the experience and qualifications needed for the role, the executive’s performance and an assessment of internal equity among Company executives.
Following completion of the process described above under “Evaluating Executive Performance” (beginning on page ●), the Committee set the following base salaries for our Named Executive Officers for fiscal 2019:

Named Executive Officer	Fiscal 2018 Base Salary	Fiscal 2019 Base Salary	Percent Increase
Christopher Simon	$870,000	$900,000	3.4%
William P. Burke	$484,520	$506,323	4.5%
Michelle L. Basil	$426,063	$445,236	4.5%
Said Bolorforosh	$—	$400,000	—%
Jacqueline D. Scanlan	$375,000	$391,875	4.5%
Messrs. Simon and Burke and Mses. Basil and Scanlan received salary increases in fiscal 2019 based on the Committee’s assessment of their individual performance and contributions in fiscal 2018 in addition to the other considerations set forth above. Dr. Bolorforosh joined the Company during fiscal 2019 and it was determined that, based on prevailing market practices and Dr. Bolorforosh's experience, qualifications and skills, Dr.'s Bolorforosh's initial base salary was appropriate to attract and retain Dr. Bolorforosh to serve as our Executive Vice President, Chief Technology Officer.

www.haemonetics.com 25

Annual Short-Term Incentive Compensation
HOW THE 2019 BONUS PLAN WORKS
Annual short-term incentive compensation supports the Committee's pay-for-performance philosophy and aligns individual goals with Company goals. Under our short-term incentive compensation program for fiscal 2019 (the “2019 Bonus Plan”), Named Executive Officers are eligible for a cash award based on the Company’s attainment of pre-established performance goals. At the beginning of the fiscal year, the Committee, with input from FW Cook, structured the 2019 Bonus Plan as follows:

•	Fiscal 2019 Performance Goals and Metrics. The Committee tied the 2019 Bonus Plan to achievement of the following two performance goals, with an equal 50% weighting for each metric:

◦
Adjusted Revenue. Adjusted revenue, which is intended to reflect organic growth, is calculated as revenue determined in accordance with GAAP and adjusted to remove the impacts of currency. It may also be adjusted for certain items that affect the comparability of results, including acquisitions or dispositions completed during the fiscal period, other specific large, unusual or nonrecurring items and changes in accounting principles pursuant to GAAP. The Committee selected adjusted revenue as a performance metric because it is a key component of our annual operating plan and is consistent with our strategic objectives at the accelerated growth phase of our turnaround.

◦
Adjusted EPS. Adjusted EPS is calculated as earnings per share determined in accordance with GAAP and adjusted for certain items that affect the comparability of results, including acquisitions or dispositions completed during the fiscal period, other specific large, unusual or nonrecurring items and changes in accounting principles pursuant to GAAP. Shares repurchased under our $260 million share repurchase program completed in fiscal 2019 were budgeted at the beginning of the year for purposes of setting adjusted EPS targets. The Committee selected adjusted EPS as a performance metric because it is a key driver of shareholder return and aligns executives with shareholder value creation.

The Compensation Committee set fiscal 2019 growth targets for the 2019 Bonus Plan that exceeded the Company’s fiscal 2018 performance levels. The Committee believed these financial performance goals were achievable, but appropriately challenging, based on market climate and internal budgeting and forecasting.
•Fiscal 2019 Bonus Plan Targets. The Committee set target payout levels for each Named Executive Officer (expressed as a percentage of base salary) based upon competitive market and internal equity considerations, and it set threshold performance requirements to earn a threshold award (50% of target award) and maximum performance requirements to earn a maximum award (200% of target award). For example, the maximum bonus payout for an individual with a targeted payout level of 50% of annual base salary would be 100% of annual base salary. The Committee increased 2019 Bonus Plan Targets for Named Executive Officers, which are expressed as a percentage of their base salaries, over 2018 bonus plan target levels to further drive pay for performance, align with the market median and reflect internal equity among our Named Executive Officers:

Named Executive Officer	Fiscal 2018 Target	Fiscal 2019 Target
Christopher Simon	100%	110%
William P. Burke	65%	70%
Michelle L. Basil	60%	65%
Said Bolorforosh	—	65%
Jacqueline D. Scanlan	50%	60%
Bonuses paid to our Named Executive Officers under the 2019 Bonus Plan are based primarily upon the Company's achievement of specified adjusted revenue and adjusted EPS targets set by the Compensation Committee and are approved by the Compensation Committee (CEO compensation is ratified by the Board). The Compensation Committee has authority under the 2019 Bonus Plan to adjust final individual bonuses based on individual performance (within the range of 0 to 200% of target as described above), although any such adjustment is expected to be exercised infrequently. The Compensation Committee made no such discretionary adjustments based on individual performance in fiscal 2019. After the close of fiscal 2019, the Committee received a report from management regarding Company performance against the pre-established performance goals as well as a recommendation as to an appropriate funding level for the 2019 Bonus Plan pool. The Committee then reviewed the Company’s financial performance against each goal and established the 2019 Bonus Plan pool. After establishing the funding level for the 2019 Bonus Plan pool, the Committee reviewed the individual performance for all Named Executive Officers and approved final awards.

26 | 2019 Proxy Statement

2019 BONUS PLAN TARGETS AND FUNDING
The following table outlines the threshold, target and maximum financial performance goals for the 2019 Bonus Plan, as well as the results achieved:

		Performance Targets			Achievement
Fiscal 2019 Targets(1)	Metric Weighting	Threshold	Target	Maximum	Full Year Results	Target Award (%)
Adjusted Revenue(2)	50%	$908.6	$936.7	$964.8	$974.0	200%
Adjusted EPS(3)	50%	$1.98	$2.20	$2.31	$2.39	200%
Payout Percentage		50%	100%	200%		200%

(1)	All dollar values are in millions except per share data.

(2)
For purposes of the 2019 Bonus Plan, adjusted revenue equals fiscal 2019 revenue determined in accordance with GAAP, adjusted to remove the impacts of currency. Adjusted revenue further excludes the impact of a change in GAAP that affected the comparability of fiscal 2019 results, although such exclusion had no impact on the target award percentage achieved.

(3)
For purposes of the 2019 Bonus Plan, adjusted EPS equals earnings per share determined in accordance with GAAP, adjusted to exclude restructuring and turnaround costs, deal amortization expenses, asset impairments, PCS2 accelerated depreciation and related costs, and certain legal charges, the tax impact of each of these items, as well as the tax impact of U.S. tax reform. Shares repurchased under our $260 million share repurchase program completed in fiscal 2019 were budgeted at the beginning of the year for purposes of setting adjusted EPS targets.

2019 BONUS PLAN AWARDS AND RESULTS
Based upon the Company’s performance against the established performance goals, with adjusted revenue and adjusted EPS each weighted equally, the Committee set the overall funding level of the 2019 Bonus Plan pool at 200% of target funding (adjusted revenue performance was at 200% of target funding and adjusted EPS performance was at 200% of target funding). Preliminary individual bonus payouts for Named Executive Officers were then calculated based on this overall funding level as well as the targeted payout levels for each Named Executive Officer. The Committee then reviewed the performance of each individual during fiscal 2019, taking into consideration the recommendation of the CEO with respect to Named Executive Officers other than the CEO. The Committee then considered adjustments to the preliminary individual bonus payouts in accordance with the 2019 Bonus Plan (as described above) based on each Named Executive Officer's performance during fiscal 2019.
Based on this alignment of performance, total fiscal 2019 short-term incentive payments for our Named Executive Officers are shown below:

Executive	Fiscal 2019 Bonus Target (% Salary)	Fiscal 2019 Bonus Target ($)(1)	Fiscal 2019 Bonus Actual (% Bonus Target)	Fiscal 2019 Bonus Actual ($)(1)
Christopher Simon	110%	$990,000	200%	$1,980,000
William P. Burke	70%	$354,426	200%	$708,853
Michelle L. Basil	65%	$289,403	200%	$578,807
Said Bolorforosh	65%	$224,384(2)	200%	$448,767
Jacqueline D. Scanlan	60%	$235,125	200%	$470,250

(1)	Rounded to nearest whole dollar.

(2)	Pro-rated based on date of hire.

www.haemonetics.com 27

Annual Long-Term Incentive Awards
The Committee uses long-term incentive compensation to deliver competitive compensation that recognizes executives for their contributions to the Company and aligns the interests of Named Executive Officers with shareholders by focusing them on long-term growth and share performance. The Committee views long-term incentives as a significant element of total compensation at the executive level and a critical component of the Company’s executive compensation program.
FISCAL 2019 LONG-TERM INCENTIVE AWARD TYPES
In fiscal 2019, the total award values of long-term awards granted to our Named Executive Officers were allocated generally among the following(1):

25% Stock Options Four-year ratable vesting period
50% PSUs
Performance-based awards vest, if at all, at the end of a three-year performance period based upon satisfaction of performance criteria tied to relative total shareholder return ("rTSR") (for more information see "How We Establish rTSR Goals" below)

25% RSUs Four-year ratable vesting period

(1)    Excludes an additional $750,000 grant to Mr. Simon in the form of a PSU award made contemporaneously with all other fiscal 2019 long-term incentive award grants to our Named Executive Officers. For more information see "Individual Fiscal 2019 Long-Term Incentive Awards" below. After giving effect to this PSU award, Mr. Simon's fiscal 2019 annual long-term incentive award mix would be 58% PSUs, 21% stock options and 21% RSUs.

The Committee considered this allocation of long-term incentives to be appropriate, as Company performance is reflected in PSUs and stock options (which only have value to the extent the Company’s stock price increases from the stock price on the grant date), while grants of time-based RSUs allow the program to support retention throughout a full business cycle.

HOW WE ESTABLISH rTSR GOALS

In implementing and setting goals for our PSU awards, the Committee considers market practice as well as the Company’s focus on driving shareholder value.
For our fiscal 2019 PSU awards, the Committee determined that the Company’s rTSR for the three-year performance period from June 11, 2018 through June 10, 2021 relative to the components of the S&P SmallCap 600 and S&P MidCap 400 indices was the appropriate metric for the PSU awards. The components of these indices, which had been used for measuring the Company's relative performance under our fiscal 2018 PSU awards, were selected for the fiscal 2019 PSU awards because the Company was a member of the S&P SmallCap 600 Index at the time of grant but was comparable in market capitalization to companies in the S&P MidCap 400 Index. The Company subsequently became a member of the S&P MidCap 400 Index on June 18, 2018.
Depending on the Company’s rTSR performance, the number of shares that may be earned under these PSU awards ranges from 0% to 200% of target, as follows:

rTSR	Percentage of Target Shares Earned
Below 41st percentile	0%
41st to 60th percentile (Threshold)	50% to 99%
61st to 80th of percentile (Target)	100% to 200%
81st percentile or higher (Maximum)	Capped at 200%

If the Company experiences negative TSR during the performance period, the fiscal 2019 PSU award payout cannot exceed 100% of the target performance level.

28 | 2019 Proxy Statement

INDIVIDUAL FISCAL 2019 LONG-TERM INCENTIVE AWARDS
When setting annual long-term incentive compensation for Named Executive Officers, the Committee employs the process described in the “Evaluating Executive Performance” section of this CD&A (beginning on page ●). After the Committee establishes a grant value for each Named Executive Officer’s fiscal 2019 annual long-term incentive award, that value is allocated between PSUs, stock options and RSUs (see "Fiscal 2019 Long-Term Incentive Award Types" beginning on page ●), with the exact number of PSUs and RSUs determined by the average of the high and low trading prices of the Company’s stock on the grant date and the exact number of stock options determined by the applicable Black-Scholes value.
The Committee approved select increases to fiscal 2019 long-term incentive awards for Named Executive Officers based on individual performance and market position, including an additional $750,000 grant to Mr. Simon in the form of a PSU award tied to relative total shareholder return in recognition of his impact on the Company's operational and financial performance in fiscal 2018 and overall contribution the Company's total shareholder return. The Compensation Committee believed that the PSU award, which has the same terms as all other fiscal 2019 PSU awards (for a description see "How We Establish rTSR Goals" above), would reward Mr. Simon for his impact on the Company's performance while driving future performance by linking pay to the Company's long-term performance relative to the S&P MidCap 400 and S&P MidCap 600 indices.
The table below lists the grant value of the fiscal 2019 annual long-term awards granted by the Committee:

Named Executive Officer	Fiscal 2018 Grant Value Awarded(1)	Fiscal 2019 Grant Value Awarded(1)
Christopher Simon	$4,250,000	$5,000,000
William P. Burke	$930,000	$975,000
Michelle L. Basil	$1,000,000	$1,000,000
Said Bolorforosh(2)	$—	$350,000
Jacqueline D. Scanlan	$470,000	$550,000

(1)
The award values in this table reflect the grant values awarded by the Committee while the Summary Compensation Table (beginning on page ●) and the Grants of Plan-Based Awards During Fiscal 2019 table (beginning on page ●) reflect the award values for accounting purposes.

(2)
Dr. Bolorforosh joined the Company during fiscal 2019 and it was determined that based on prevailing market practices and Dr. Bolorforosh's experience, qualifications, and skills, that the long-term incentive compensation grant set forth above was appropriate to attract and retain Dr. Bolorforosh to serve as our Executive Vice President, Chief Technology Officer.

LONG-TERM INCENTIVE AWARD PAYOUTS
The Committee determined final shares earned under three PSU award grants to our CEO, Christopher Simon, with performance cycles ending in fiscal 2019. As set forth below, two PSU awards (the "FY17 Internal Metrics PSUs" and "FY17 rTSR PSUs," respectively) were granted to Mr. Simon in June 2016 in connection with his appointment as President and Chief Executive Officer. The third award (the "FY18 Internal Metrics PSUs") was granted to Mr. Simon in July 2017 as an additional award to further incentivize him to achieve the financial performance goals that were consistent with the execution of the Company’s business strategy and accelerated growth phase of the Company’s turnaround. No other Named Executive Officers held PSU awards with performance periods that ended in fiscal 2019.
FY17 Internal Metrics PSUs Payout

			Performance Targets			Achievement
Performance Period	Metrics(1)	Metric Weighting	Threshold (50%)	Target (100%)	Maximum (150%)	Results	Results as % of Target(2)
April 3, 2016 to March 30, 2019	Revenue(3)	33.3%	$907.1	$919.1	$929.1	$967.6	49.95%
	Adjusted Operating Income(4)	33.3%	$144.1	$170.0	$175.0	$165.0	30.10%
	Adjusted G&A Expense (as a % of Revenue)(5)	16.7%	16.0%	14.5%	13.0%	18.0%	—
	Customer Facing Roles(6)	16.7%	737	745	752	553	—
Share Payout			13,105	26,210	39,315	20,981	80.05%

(1)	Dollar values are in millions.

(2)	Percentage equals metric weighting multiplied by performance target percentage achieved.

(3)
For purposes of the FY17 Internal Metrics PSUs, revenue equals fiscal 2019 revenue determined in accordance with GAAP. Revenue performance targets have been adjusted in accordance with the terms of the FY17 Internal Metrics PSUs to reflect a change in GAAP that affected the comparability of fiscal 2019 results. Such adjustment had no impact on revenue achievement as a percentage of target.

www.haemonetics.com 29

(4)
For purposes of the FY17 Internal Metrics PSUs, adjusted operating income equals fiscal 2019 operating income determined in accordance with GAAP and excludes restructuring and turnaround costs, deal amortization expenses, asset impairments, PCS2 accelerated depreciation and related costs and certain legal charges.

(5)
For purposes of the FY17 Internal Metrics PSUs, adjusted G&A expense is calculated as selling, general and administrative expense reported in the Company's fiscal 2019 income statement less all expenses related to sales and marketing as a percentage of fiscal 2019 revenue determined in accordance with GAAP. For this purpose, adjusted G&A expense also excludes restructuring and turnaround costs, deal amortization expenses, asset impairments, PCS2 accelerated depreciation and related costs and certain legal charges.

(6)
Determined based on the number of full time employment positions at the Company and its subsidiaries engaged in certain customer focused activities during the performance period. The threshold for payment under this metric was not met because of a strategic shift under Mr. Simon's leadership to right-size the Company's footprint and reduce complexity. This shift included our fiscal 2017 launch of a multi-year restructuring initiative designed to reposition our organization and improve our cost structure as well as the fiscal 2018 Complexity Reduction Initiative.

FY17 rTSR PSUs Payout

			Performance Targets			Achievement
Performance Period	Metrics(1)	Metric Weighting	Threshold (50%)	Target (100%)	Maximum (200%)	Results	Results as % of Target
April 3, 2016 to March 30, 2019	rTSR	100%	41st Percentile	61st Percentile	81st Percentile	92nd Percentile	200%
Share Payout			32,763	65,525	131,050		131,050

(1)
Based on Company’s rTSR during the performance period relative to performance of the components of the S&P SmallCap 600 and S&P MidCap 400 indices. Results between the 41st to 60th percentile and between the 61st to 80th percentile are interpolated between 50-99% and 100-200% of share payout as a percentage of target award, respectively. For more detail see "How we Establish rTSR goals beginning on page ●."

FY18 Internal Metrics PSUs Payout

			Performance Targets			Achievement
Performance Period	Metrics(1)	Metric Weighting	Threshold (50%)	Target (100%)	Maximum (150%)	Results	Results as % of Target(2)
April 1, 2018 to March 30, 2019	Revenue(3)	50%	$925.1	$949.1	$973.1	$967.6	69.31%
	Adjusted Operating Margin(4)	50%	13.8%	14.6%	15.4%	17.1%	75.00%
Share Payout			11,321	22,641	33,962	32,673	144.31%

(1)	Dollar values are in millions.

(2)	Percentage equals metric weighting multiplied by performance target percentage achieved.

(3)
For purposes of the FY18 Internal Metrics PSUs, revenue equals fiscal 2019 revenue determined in accordance with GAAP. Revenue performance targets have been adjusted in accordance with the terms of the FY18 Internal Metrics PSUs to reflect a change in GAAP that affected the comparability of fiscal 2019 results. Such adjustment resulted in less than 1% increase in revenue achievement as a percentage of target.

(4)
For purposes of the FY18 Internal Metrics PSUs, adjusted operating margin equals fiscal 2019 adjusted operating income as a percentage of fiscal 2019 revenue determined in accordance with GAAP. Adjusted operating income equals fiscal 2019 operating income determined in accordance with GAAP and excludes restructuring and turnaround costs, deal amortization expenses, asset impairments, PCS2 accelerated depreciation and related costs, and certain legal charges. Adjusted operating margin performance targets have been adjusted in accordance with the terms of the FY18 Internal Metrics PSUs to reflect a change in GAAP that affected the comparability of fiscal 2019 results. Such adjustment had no impact on adjusted operating margin achievement as a percentage of target.

Other Benefits
The Company offers retirement and health and welfare benefits, as well as an employee stock purchase plan, to eligible employees, including Named Executive Officers. The Company offers very limited perquisites to executive officers.
RETIREMENT AND HEALTH AND WELFARE BENEFITS
We maintain a tax-qualified defined contribution 401(k) plan, the Haemonetics Corporation Savings Plus Plan, that is available to all eligible United States employees. As part of our overall compensation offering, our health and welfare benefits are intended to be competitive with peer companies. The health and welfare benefits we provide to our Named Executive Officers are offered to all of our eligible United States-based employees and include medical, dental, prescription drug, vision, life insurance, accidental death and dismemberment, critical illness, accident, short- and long-term disability coverage and the employee assistance program. The Company's long-term disability coverage includes supplemental coverage available for eligible employees, including each of our Named Executive Officers, who earn salaries in excess of amounts covered under our base plan.

30 | 2019 Proxy Statement

EMPLOYEE STOCK PURCHASE PLAN
We maintain a broad-based employee stock purchase plan, the Haemonetics Corporation 2007 Employee Stock Purchase Plan (“ESPP”), which provides eligible employees, including our Named Executive Officers, with the opportunity to purchase Company shares through payroll deductions. We believe that providing an employee stock purchase plan is consistent with our philosophy that compensation should align the interests of employees and shareholders and promote a long-term shareholder perspective. The ESPP is intended to be “qualified” under Internal Revenue Code Section 423 and offers eligible employees the opportunity to purchase Company shares during consecutive offering periods of approximately six months that generally begin with the first of May and November each year. Mr. Simon and Ms. Scanlan participated in the ESPP during fiscal 2019.
OTHER COMPENSATION AND POLICIES
Employment, Change in Control and Severance Arrangements
Our success in building the sound leadership team in place today was due in large part to our ability to utilize a full complement of compensation tools, including employment, change in control and severance agreements. We believe that together, our employment, change in control and severance agreements, which are guided by our compensation philosophy and governance practices, foster stability within our executive leadership team by helping our executives to better focus their time, attention and capabilities on our business and assist the Company in recruiting and retaining key executives. Details about specific arrangements made with our Named Executive Officers are set forth below.
EMPLOYMENT AGREEMENT WITH CHRISTOPHER SIMON
In connection with his appointment as President and Chief Executive Officer in fiscal 2017, Mr. Simon entered into an employment agreement with the Company (the “Employment Agreement”). The Employment Agreement renews automatically each year and provides for a specified annual base salary and a target variable compensation award based on performance, both of which are subject to annual adjustment. Pursuant to the Employment Agreement, Mr. Simon is also eligible to receive annual equity grants under the Company’s 2005 Long-Term Incentive Compensation Plan, as determined by the Compensation Committee. The Employment Agreement also entitles Mr. Simon to participate in all other elements of the Company’s standard employee benefit programs generally available to the Company’s senior executives, to reimbursement for certain housing and travel expenses during his first 18 months of employment (which have since expired), and to reimbursement of up to $20,000 in legal fees in connection with the enforcement of the Employment Agreement.
Additionally, the Employment Agreement provides that Mr. Simon will be entitled to severance benefits under the terms of separate executive severance and change in control agreements between Mr. Simon and the Company. The terms of Mr. Simon’s severance and change in control agreements with the Company are discussed below.
SEVERANCE AND CHANGE IN CONTROL AGREEMENTS WITH NAMED EXECUTIVE OFFICERS
The Company has entered into severance and change in control agreements with certain of its senior executive officers, including our Named Executive Officers. The purpose of these agreements is to provide financial security if there is a loss of employment in certain circumstances (as discussed in detail below) so the executive can better focus his or her time, attention and capabilities on our business. In consideration for these benefits, each executive agrees to a release of claims and customary confidentiality, non-competition and non-solicitation clauses in favor of the Company contained in the agreements.
Severance Agreements. Each agreement provides that if the executive is terminated for reasons other than death, disability or cause or, solely in the case of Mr. Simon, if he resigns due to constructive termination (as such terms are defined in the severance agreement), the executive is entitled to receive the following benefits:

•
An amount equal to (i) for Mr. Simon, two times his base salary payable over a 24-month period and (ii) for our other Named Executive Officers, one times the person's base salary payable over a 12-month period;

•
An amount equal to the cost of the Company’s portion of the monthly premium for the executive’s medical and dental insurance coverage for a period of (i) two years for Mr. Simon, payable over a 24-month period, and (ii) one year for our other Named Executive Officers, payable over a 12-month period;

•
A pro-rated annual bonus for the year in which the executive was terminated based on the Company’s actual performance during the applicable bonus period and assuming full achievement of any individual performance goals;

•	Outplacement services for up to 12 months; and

•
If any benefit provided under the agreement is subject to excise taxes under Section 280G of the Internal Revenue Code of 1986, as amended (“Section 280G”), the benefit will either be reduced to the Section 280G cap or paid in full depending on which provides the better after-tax position for the executive.

www.haemonetics.com 31

Each severance agreement (other than Mr. Simon’s, which continues for the duration of his employment as Chief Executive Officer) has an initial term of three years and will automatically renew for successive one year periods, unless terminated by either party. Severance benefits payable under each agreement will immediately cease if the executive violates certain confidentiality, non-solicitation and non-competition obligations and, in the event of such violation, the executive will be required to repay to the Company any installments of continued base salary or payments for welfare benefits that were previously paid to the executive under the severance agreement. To the extent the executive is entitled to severance benefits under a change in control agreement, the executive will not receive any benefits under the severance agreement.
Double-Trigger Change in Control Agreements. Each agreement provides that if a change in control occurs during the term of the agreement and the executive is terminated for reasons other than death, disability or cause (as defined in the change of control agreement) or terminates his or her employment due to constructive termination (as defined in the change in control agreement) within two years after the occurrence of the change in control (this is known as a "double trigger"), the executive is entitled to receive the following benefits:

•
A lump sum cash payment equal to (i) for Mr. Simon, 2.99 times the sum of his base salary plus target annual short-term incentive compensation and/or any other annual cash incentive award opportunity at the time of termination or change in control (whichever is higher), and (ii) for our other Named Executive Officers, two times the sum of their salary plus target annual short-term incentive compensation and/or any other annual cash incentive award opportunity at the time of termination or change in control (whichever is higher);

•
a lump sum cash payment equal to (i) for Mr. Simon, thirty-six times the cost of the Company’s portion of the monthly premium for the executive’s medical, dental, life and disability insurance coverage, and (ii) for our other Named Executive Officers, twenty-four times the cost of the Company’s portion of the monthly premium for the executive’s medical, dental, life and disability insurance coverage;

•	Outplacement services for up to 12 months;

•
Immediate and full vesting of all time-based equity awards and pro rata vesting of performance-based awards, provided that in the event of a conflict between the terms of the change in control agreement and the terms of an individual equity award with respect to vesting of equity awards upon a change in control, the terms of the individual equity award will control if such award provides more favorable vesting terms than the change in control agreement (for a discussion of change in control terms under our equity awards see “Change in Control and Acceleration in Equity Awards” beginning on page ●); and

•
If any benefit provided under the agreement is subject to excise taxes under Section 280G, the benefit will either be reduced to the Section 280G cap or paid in full depending on which provides the better after-tax position for the executive.

For purposes of the agreements, a change in control is defined as a person or group acquiring 50% or more of the Company’s stock, the sale of substantially all the assets of the Company to an unrelated person, our “Incumbent Board” ceasing for any reason to constitute a majority of the Board, or the consummation of certain mergers, reorganizations, consolidations and share exchanges. Each change in control agreement (other than Mr. Simon’s, which continues for the duration of his employment as Chief Executive Officer) has an initial term of five years and will automatically renew for successive five year periods, unless terminated by either party. Benefits payable under each agreement will immediately cease if the executive violates certain confidentiality, non-solicitation and non-competition obligations and, in the event of such violation, the executive will be required to repay to the Company any cash amounts that were previously paid to the executive under the agreement.
The amount of the estimated payments and benefits payable to our Named Executive Officers, assuming termination or a change in control of the Company as of the last day of fiscal 2019, is shown in the table on page ● under the heading “Potential Payments upon Termination or Change in Control.”
CHANGE IN CONTROL AND ACCELERATION IN EQUITY AWARDS
Each option award agreement and RSU award agreement provides that if a change in control occurs and the executive is terminated for reasons other than death, disability or cause (as defined in each agreement) or terminates his or her employment due to constructive termination (as such terms are defined in the agreement) within two years after the occurrence of the change in control (i.e., a double trigger), then all unvested stock options and time-based RSUs will immediately vest. Additionally, option and RSU awards will vest in full upon termination of employment due to the executive's death and, in the case of option awards and those RSU awards issued prior to fiscal 2019, will continue to vest in accordance with the vesting schedule upon a termination of employment due to the executive's disability (as defined in the award agreement).
PSUs granted in fiscal 2018 and after provide for “double-trigger” vesting in connection with a change in control. If an executive’s employment is terminated involuntarily without cause or voluntarily for good reason (as defined in the agreement) within two years following a change in control, the requirement for vesting will be met and the executive will be entitled to receive the greater of the amount the executive would receive based on performance achieved as of the change in control date and a pro rata portion of the

32 | 2019 Proxy Statement

target award amount based on the period of time elapsed during the performance period. PSUs granted prior to fiscal 2018 contain change in control provisions that provide for performance to be measured as of the 30 consecutive trading days preceding the change in control and any share payout is made on or within ten days after the change in control. Additionally, upon a termination of employment due to the executive's death, disability or a qualifying retirement (each as defined in the agreement), the executive will remain eligible to receive a pro rata portion of the target award amount at the end of the performance period based on the period of time elapsed during the performance period and achievement of the relevant performance metrics.
In fiscal 2019, we amended the definition of "change in control" in each of our forms of award agreement to raise the threshold for an acquisition of the Company's shares of common stock from 35% to 50%. A change of control would also occur under the awards upon the sale of substantially all Company assets, the turnover of a majority of our then-current Board in a proxy contest, and upon certain mergers, reorganizations, consolidations and share exchanges.
Share Ownership Policy
Our Board believes strongly in aligning the long-term interests of our directors and executives with those of our shareholders. We maintain through our Compensation Committee a share ownership policy requiring that our Chairman, all other non-employee directors, our CEO and our other Named Executive Officers own shares of Haemonetics common stock at or above prescribed levels based on their role at the Company. Specifically, those individuals must comply with the following ownership requirements (expressed as a multiple of annual retainer or base salary) within five years of their respective election as a director, date of hire as an executive officer, or date of appointment to a new role requiring them to maintain a higher level of stock ownership under the policy:

Organizational Role	Share Ownership Requirement	Compliance Status(1)
Non-Employee Directors (Other than Chairman of the Board)	5X annual retainer	Compliant (6 members) or within 5-year grace period (3 members)
Chairman of the Board	2X non-employee director dollar threshold	Compliant
Chief Executive Officer	5X base salary	Compliant
Other Named Executive Officers	2X base salary	Within 5-year grace period

(1)	The Compensation Committee reviews executive and director share ownership compliance annually at its October meeting.
The value of shares owned outright, vested “in the money” stock options and both vested and unvested RSUs are used in satisfying the share ownership requirements above. The Compensation Committee may temporarily suspend or permanently remove an individual’s share ownership requirement for hardship due to unforeseen and compelling circumstances.
Clawback Policy
To further align the executive compensation program with the interests of shareholders and our culture of ethical behavior, our annual short-term incentive plan and governance principles include compensation clawbacks that require recoupment of certain short-term and long-term incentive compensation in the form of cash and equity awards paid to an executive officer if, as a result of such executive officer’s misconduct, the Company is required to make an accounting restatement due to material non-compliance with any financial reporting requirement under the securities laws, or if such executive officer violates the Company’s Code of Business Conduct.
RISK ASSESSMENT OF OUR COMPENSATION PROGRAMS
At the Compensation Committee’s direction, representatives of the Company’s human resources department conducted a risk assessment of the Company’s compensation programs and practices during fiscal 2019. This risk assessment consisted of a review of cash and equity compensation provided to Company employees, with a focus on compensation payable to senior executives and incentive compensation plans which provide variable compensation to other Company employees based upon Company and individual performance. The Compensation Committee reviewed the findings of this assessment and agreed with the conclusion that our compensation programs are designed with the appropriate balance of risk and reward in relation to the Company’s overall business strategy and do not create risk that is reasonably likely to have a material adverse effect on the Company. The following characteristics of our compensation programs support this finding:

•	Our use of different types of compensation vehicles that provide a balance of short- and long-term incentives with fixed and variable components;

•	Our practice of capping awards to limit windfalls;

•	Our practice of looking beyond results-oriented performance in assessing the contributions of a particular executive;

•	Our share ownership guidelines; and

•	Our clawback policy applicable to our incentive plans.

www.haemonetics.com 33

IMPACT OF TAX ACCOUNTING ON COMPENSATION
Deductibility of Compensation
The impact of federal tax laws on our compensation programs is also considered by the Compensation Committee, including the deductibility of compensation paid to our Named Executive Officers. Section162(m) of the Internal Revenue Code (the "Code") limits the deductibility of compensation in excess of $1 million paid to any one “covered employee” (as defined by the Code, but generally including the Company’s Named Executive Officers) during any fiscal year. Under the rules in effect before 2018, compensation that qualified as “performance-based” under Section 162(m) was deductible without regard to this $1 million limit.
The Tax Cuts and Jobs Act, which was signed into law December 22, 2017, eliminated the performance-based compensation exception subject to transitional relief for certain awards and arrangements that were in effect on or before November 2, 2017, and not later materially modified. In addition, the Tax Cuts and Jobs Act increased the scope of individuals subject to the deduction limitation. Thus, compensation originally intended to satisfy the requirements for exemption from Section 162(m) may not be fully deductible. Moreover, beginning on and after April 1, 2018, compensation awarded in excess of $1 million to our covered employees, now including our Chief Financial Officer, generally will not be deductible.
Although our compensation programs take into consideration the Section 162(m) rules as a factor, this consideration will not necessarily limit compensation to amounts deductible under Section 162(m). Despite the changes to Section 162(m) the Compensation Committee currently expects to structure the Company’s executive compensation programs such that a significant portion of executive pay is subject to performance goals.
Stock-Based Compensation Expense
The Company began recognizing stock-based compensation expense under Financial Accounting Standards Board ("FASB") Accounting Standards Codification ("ASC") Topic 718 beginning in April 2006. In determining the appropriate fiscal 2019 long-term incentive grant levels, the Company sought to balance its long-term incentive goals with the need to reduce shareholder dilution and manage stock compensation expense.

Compensation Committee Report
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis contained in this Proxy Statement and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019 for filing with the SEC.
THE COMPENSATION COMMITTEE
Pedro P. Granadillo, Chair
Robert Abernathy
Mark W. Kroll
Ellen M. Zane

34 | 2019 Proxy Statement

Executive Compensation Tables
The following table summarizes the compensation of our Named Executive Officers for each of the last three fiscal years. The Named Executive Officers are the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers during fiscal 2019. Messrs. Simon and Burke and Mses. Basil and Scanlan joined Haemonetics in fiscal 2017, and Mmes. Basil and Scanlan became Named Executive Officers of the Company for the first time in fiscal 2018. Dr. Bolorforosh joined the Company in fiscal 2019 and became a Named Executive Officer of the Company for the first time in fiscal 2019. A description of our compensation policies and practices as well as a description of the components of compensation payable to our Named Executive Officers is included under “Compensation Discussion and Analysis” beginning on page ●.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary(1) ($)	Bonus(2) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation(4) ($)	All Other Compensation ($)	Total
Christopher Simon President and Chief Executive Officer	2019	$893,954	$—	$4,586,629	$1,062,485	$1,980,000	$27,742(5)	$8,550,810
	2018	$858,462	$—	$4,396,692	$1,062,497	$1,399,830	$133,829(6)	$7,851,310(6)
	2017	$709,615	$—	$6,205,816	$1,312,552	$698,708	100,307	$9,026,998
William P. Burke Executive Vice President, Chief Financial Officer	2019	$501,292	$—	$841,217	$243,744	$708,853	$17,188(7)	$2,312,294
	2018	$482,328	$—	$765,142	$232,494	$506,735	$18,049	$2,004,748
	2017	$301,455	$500,000	$1,070,178	$356,249	$210,473	$13,185	$2,451,540
Michelle L. Basil Executive Vice President, General Counsel	2019	$440,811	$—	$862,844	$249,997	$578,807	$16,387(8)	$2,148,846
	2018	$425,818	$150,000	$822,699	$249,999	$411,321	$22,371	$2,082,208
Said Bolorforosh Executive Vice President, Chief Technology Officer	2019	$339,154	$150,000	$301,933	$87,483	$448,767	$83,512(9)	$1,410,849

Jacqueline D. Scanlan Senior Vice President, Global Human Resources	2019	$387,981	$—	$474,516	$137,477	$470,250	$15,350(10)	$1,485,574
	2018	$375,000	$100,000	$386,638	$117,497	$301,688	$138,327	$1,419,149

(1)
Salaries for fiscal 2019 listed above for Messrs. Simon and Burke and Mses. Basil and Scanlan differ slightly from the fiscal 2019 base salaries discussed in the CD&A because their respective fiscal 2019 salary increases approved by the Compensation Committee took effect in July 2018. Dr. Bolorforosh's salary for fiscal 2019 listed above differs from the fiscal 2019 base salary discussed in the CD&A because he began employment with the Company in May 2018.

(2)	Represents one-time bonuses payable following completion of the Named Executive Officer's first 90 days of employment.

(3)
Represents the aggregate grant date fair value for, in the case of Stock Awards, time-based RSUs and performance-based PSUs, and in the case of Options Awards, stock options, in each case granted in the respective fiscal years set forth above and calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. The grant date fair value of RSUs are calculated using the average of the high and low trading prices of the Company’s common stock on the grant date. PSU values were determined based on the expected performance at the time of grant. Except for PSU awards granted to Mr. Simon in fiscal 2018 and fiscal 2017 with performance conditions based on the financial results of the Company and other internal metrics, the Company uses the Monte Carlo model to estimate the probability of satisfying the performance criteria and the resulting fair value of PSU awards with market conditions. If the maximum level of performance is assumed for the PSUs awarded in fiscal 2019, the value of Mr. Simon’s fiscal 2019 PSU awards would be $7,048,296 instead of $3,524,148, Mr. Burke's would be $1,195,007 instead of $597,504, Ms. Basil’s would be $1,225,731 instead of $612,865, Dr. Bolorforosh’ s would be $428,983 instead of $214,491 and Ms. Scanlan's would be $674,083 instead of $337,042. The grant date fair value of options is estimated using the Black-Scholes option-pricing model based on the average of the high and low stock prices at the grant date and the weighted average assumptions specific to the underlying options. For a detailed description of the assumptions used to calculate the grant date fair value of our Stock Awards and Option Awards, see Note 16 "Capital Stock" to the Company's consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2019.

(4)	Represents cash payments under our annual short-term incentive compensation plans for fiscal years 2017, 2018 and 2019.

(5)
Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $16,738 and (ii) the Company paid portion of supplemental long-term disability insurance premiums in the amount of $11,004.

(6)	Includes an additional $5,514 representing the final payment of taxes on temporary housing expenses from the prior fiscal year, which were paid in fiscal 2019.

(7)	Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $16,727 and (ii) the Company paid portion of supplemental long-term disability insurance premiums.

(8)	Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $13,685 and (ii) the Company paid portion of supplemental long-term disability insurance premiums.

(9)
Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $19,183; (ii) reimbursement of $62,368 in expenses related to Dr. Bolorforosh's relocation to the Boston area, including $16,335 for temporary housing, $24,866 for moving costs and $21,167 for the payment of taxes on such expenses; and (iii) the Company paid portion of supplemental long-term disability insurance premiums.

www.haemonetics.com 35

(10)	Represents (i) the Company's matching contributions under our 401(k) savings plan in the amount of $13,648 and (ii) the Company paid portion of supplemental long-term disability insurance premiums.
GRANTS OF PLAN-BASED AWARDS DURING FISCAL 2019
The following table summarizes all plan-based award grants to each of the Named Executive Officers during Fiscal Year 2019.

Name	Grant Date	Estimated Future Payouts Under Non-Equity incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All other Stock Awards: Number of Shares of Stock or Units(3) (#)	All other Option Awards: Number of Securities Underlying Option(4) (#)	Exercise or Base Price of Option Awards(4) ($/Sh)	Grant Date Closing Market Price	Grant Date Fair Value of Stock Awards and Option Awards(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Christopher Simon		$495,000	$990,000	$1,980,000
	6/11/2018				15,371	30,741	61,482	11,361	40,443	$93.52	$93.47	$5,649,114
William P. Burke		$177,213	$354,426	$708,853
	6/11/2018				2,606	5,212	10,424	2,606	9,278	$93.52	$93.47	$1,084,961
Michelle L. Basil		$144,702	$289,403	$578,807
	6/11/2018				2,673	5,346	10,692	2,673	9,516	$93.52	$93.47	$1,112,841
Said Bolorforosh		$112,192	$224,384	$$448,767
	6/11/2018				936	1,871	3,742	935	3,330	$93.52	$93.47	$389,416
Jacqueline D. Scanlan		$117,563	$235,125	$470,250
	6/11/2018				1,470	2,940	5,880	1,470	5,233	$93.52	$93.47	$611,993

(1)
Represents the threshold, target and maximum annual cash incentive awards under our 2019 Bonus Plan. The threshold amount for each Named Executive Officer is 50% of target, as the minimum amount payable (subject to individual performance) if threshold performance is achieved. If the threshold is not achieved, the payment to the Named Executive Officers would be zero. The target amount is based upon the achievement of the target performance measure listed in “2019 Bonus Plan Targets and Funding” in the CD&A beginning on page ●. The actual amounts earned by each Named Executive Officer are set forth under "2019 Bonus Plan Awards and Results" in the CD&A beginning on page ●. Dr. Bolorforosh's annual cash incentive award target is pro-rated based on his date of hire in fiscal 2019.

(2)
Represents the threshold, target and maximum award amounts for PSU awards issued to our Named Executive Officers during fiscal 2019. The PSU award amounts will be determined based on the Company’s three-year total shareholder return relative to the components of the S&P SmallCap 600 and S&P MidCap 400 indices. For more information see “Individual Fiscal 2019 Annual Long-Term Incentive Awards” in the CD&A beginning on page ●.

(3)	Represents RSUs that vest in annual increments of 25% beginning on the first anniversary of the date of grant.

(4)
Represents option awards that vest in annual increments of 25% beginning on the first anniversary of the date of grant. The exercise price of option awards equals the average of the high and low trading price of the Company’s common stock on the grant date, which may be higher or lower than the closing price of the Company’s common stock on the grant date.

(5)
Represents the aggregate grant date fair value for, in the case of Stock Awards, time-based RSUs and performance-based PSUs, and in the case of Options Awards, stock options, in each case calculated in accordance with FASB ASC Topic 718, Compensation - Stock Compensation. For a detailed description of the assumptions used to calculate the grant date fair value of our Stock Awards and Option Awards, see Note 16 “Capital Stock” to the Company's consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2019.

36 | 2019 Proxy Statement

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The table below reflects all outstanding equity awards made to each of the Named Executive Officers that were outstanding at the end of fiscal 2019. Market or payout values are based upon the closing price of $87.48, which was the closing price on the NYSE of our common stock on March 29, 2019 (the "Closing Price"), the last trading day of our common stock in fiscal 2019.

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)
Christopher Simon	98,372	98,374	(4)	$28.62	6/29/2023
	26,129	78,387	(6)	$41.64	6/6/2024
	—	40,443	(12)	93.52	6/11/2025
						22,934	(4)	$2,006,266
						19,137	(6)	$1,674,105
						11,361	(12)	$993,860
						20,981	(7)	$1,835,418
						131,050	(5)	$11,464,254
						32,673	(9)	$2,858,234
									57,149	(8)	$4,999,395
									51,032	(6)	$4,464,280
									30,741	(12)	$2,689,223
William P. Burke	—	22,463	(10)	$34.21	10/25/2023
	—	17,153	(6)	$41.64	6/6/2024
	—	9,278	(12)	$93.52	6/11/2025
						5,207	(10)	$455,508
						4,188	(6)	$366,366
						2,606	(12)	$227,973
									20,827	(10)	$1,821,946
									11,167	(6)	$976,889
									5,212	(12)	$455,946
Michelle L. Basil	9,745	9,745	(11)	$38.43	3/6/2024
	6,148	18,444	(6)	$41.64	6/6/2024
	—	9,516	(12)	$93.52	6/11/2025
						2,440	(11)	$213,451
						4,503	(6)	$393,922
						2,673	(12)	$233,834
									9,758	(11)	$853,630
									12,007	(6)	$1,050,372
									5,346	(12)	$467,668
Said Bolorforosh	—	3,330	(12)	$93.52	6/11/2025
						935	(12)	$81,794
									1,871	(12)	$163,675
Jacqueline D. Scanlan	1,299	2,599	(11)	$38.43	3/6/2024
	—	8,669	(6)	$41.64	6/6/2024
	—	5,233	(12)	$93.52	6/11/2025
						651	(11)	$56,949
						2,116	(6)	$185,108
						1,470	(12)	$128,596
									2,602	(11)	$227,623
									5,643	(6)	$493,650
									2,940	(12)	$257,191

www.haemonetics.com 37

(1)	All stock option awards vest in annual increments of 25% beginning on the first anniversary of the date of grant.

(2)
Represents unvested RSUs, the market value for which was determined by multiplying the Closing Price by the number of RSUs. Each RSU vests in annual increments of 25% beginning on the first anniversary of the date of grant.

(3)
Represents unvested PSUs, the market value for which was determined by multiplying the Closing Price by the number of PSUs assuming 100% achievement of target performance goals. The PSU award amounts will be determined based on the Company's total shareholder return during a three-year performance period relative to a comparison group and vest, if at all, on the last day of the performance period, subject to the Compensation Committee's certification of performance results. The last day of the performance period for grants made in October 2015 is September 30, 2018, for grants made in October 2016 and March 2017 is September 30, 2019, for grants made in June 2016 is March 30, 2019, for grants made in August 2016 is August 4, 2019, for grants made in June 2017 is June 5, 2020, and for grants made in June 2018 is June 10, 2021. The actual number of shares awarded under a PSU may range from 0% to a maximum of 200% of the target award depending upon the Company’s relative total shareholder return.

(4)	Date of grant is June 29, 2016.

(5)
Represents a PSU award that was granted on June 29, 2016 and vested on May 10, 2019 following the Compensation Committee's certification of performance results. The PSU award amount was determined based on the Company's total shareholder return during a three-year performance period relative to a comparison group. The Company exceeded the three-year maximum performance target at the end of the three-year performance period, resulting in vesting at 200% of target. For more information see "FY17 rTSR PSUs Payout" on page ●.

(6)	Date of grant is June 6, 2017.

(7)
Represents a PSU award that was granted on June 29, 2016 with performance conditions based on the financial results of the Company and other internal metrics, which vested on May 10, 2019 following the Compensation Committee's certification of performance results. The Company exceeded the threshold performance targets for certain of the internal metrics at the end of the performance period on March 30, 2019, resulting in vesting at 80.05% of target. For more information see "FY 17 Internal Metrics PSU Payout" on page ●.

(8)	Date of grant is August 16, 2016.

(9)
Represents a PSU award that was granted on July 26, 2017 with performance conditions based on the financial results of the Company and which vested on March 30, 2019, subject to the Compensation Committee's certification of performance results. The Company exceed the threshold performance targets for the financial results at the end of the performance period on March 30, 2019, resulting in vesting at 144.31% of target. For more information see "FY 18 Internal Metrics PSU Payout" on page ●.

(10)	Date of grant is October 25, 2016.

(11)	Date of grant is March 6, 2017.

(12)	Date of grant is June 11, 2018.
OPTION EXERCISES AND STOCK VESTED FOR FISCAL YEAR ENDED
MARCH 30, 2019

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(3) ($)
Christopher Simon	—	—	50,519(2)	$4,492,858(2)
William P. Burke	16,949	$1,188,788	3,998	$402,287
Michelle L. Basil	—	—	2,720	$247,213
Said Bolorforosh	—	—	—	—
Jacqueline D. Scanlan	4,188	$299,633	1,030	$95,084

(1)	Amounts reflect the difference between the exercise price of the option and the price of the Company’s common stock on the NYSE at the time of exercise.

(2)
Amount includes 32,673 shares earned under the FY18 Internal Metrics PSUs, which vested on March 30, 2019 but were certified by the Compensation Committee after the end of fiscal 2019. Amount excludes shares earned under the FY17 Internal Metrics PSUs and FY17 rTSR PSUs, which were certified by the Compensation Committee after the end of fiscal 2019 and required continued service through May 10, 2019 in order to vest. For more information see "Long Term Incentive Award Payouts" beginning on page ●.

(3)	Amounts reflect the average of the high and low trading price of the Company’s common stock on the NYSE on the vesting date.

38 | 2019 Proxy Statement

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
The following table describes the potential payments upon termination or a change in control for our Named Executive Officers. The material terms of our employment, change of control and severance agreements with our Named Executive Officers and the termination and change in control benefits under our equity awards are discussed above in the Compensation Discussion and Analysis under the sub-heading “Employment, Change of Control and Severance Arrangements” beginning on page ●.

Name	Cash Severance Payment	Continuation of Benefits	In-the-Money Value of Unvested Equity(1)	Other Benefits(2)	Total
Christopher Simon
Voluntary Termination or Termination By the Company for Cause(3)	$—	$—	$—	$—	$—
Death of Executive(4)	$—	$—	$29,197,187	$—	$29,197,187
Disability of Executive(5)	$—	$—	$28,303,326	$—	$28,303,326
Involuntary Termination Without Cause or Constructive Termination by Executive (6)	$3,780,000	$—	$—	$25,000	$3,805,000
Involuntary Termination (Without Cause) or Termination by Executive for Good Reason following a Change in Control(7)	$5,651,100	$38,772	$34,236,153	$25,000	$39,951,025
William P. Burke
Voluntary Termination or Termination By the Company for Cause(3)	$—	$—	$—	$—	$—
Death of Executive(4)	$—	$—	$4,594,815	$—	$4,594,815
Disability of Executive(5)	$—	$—	$4,366,842	$—	$4,366,842
Involuntary Termination Without Cause(6)	$1,215,175	$16,951	$—	$25,000	$1,257,126
Involuntary Termination Without Cause or Termination by Executive for Good Reason following a Change in Control(7)	$1,721,498	$38,665	$5,515,953	$25,000	$7,301,115
Michelle L. Basil
Voluntary Termination or Termination by the Company for Cause(3)	$—	$—	$—	$—	$—
Death of Executive(4)	$—	$—	$3,512,200	$—	$3,512,200
Disability of Executive(5)	$—	$—	$3,278,366	$—	$3,278,366
Involuntary Termination Without Cause (6)	$1,024,043	$10,078	$—	$25,000	$1,059,121
Involuntary Termination Without Cause or Termination by Executive for Good Reason following a Change in Control(7)	$1,469,279	$29,400	$4,536,343	$25,000	$6,060,023
Said Bolorforosh
Voluntary Termination or Termination by the Company for Cause(3)	$—	$—	$—	$—	$—
Death of Executive(4)	$—	$—	$125,400	$—	$125,400
Disability of Executive(5)	$—	$—	$43,647	$—	$43,647
Involuntary Termination Without Cause(6)	$848,767	$16,951	$—	$25,000	$890,718
Involuntary Termination Without Cause or Termination by Executive for Good Reason following a Change in Control(7)	$1,320,000	$41,663	$245,469	$25,000	$1,632,132
Jacqueline Scanlan
Voluntary Termination or Termination by the Company for Cause(3)	$—	$—	$—	$—	$—
Death of Executive(4)	$—	$—	$1,419,287	$—	$1,419,287
Disability of Executive(5)	$—	$—	$1,290,691	$—	$1,290,691
Involuntary Termination Without Cause(6)	$862,125	$16,951	$—	$25,000	$904,076
Involuntary Termination Without Cause or Termination by Executive for Good Reason following a Change in Control(7)	$1,254,000	$41,146	$1,873,985	$25,000	$3,194,131

(1)
Based upon the price of $87.48, which was the closing price on the NYSE of our common stock on March 29, 2019, the last trading day of our common stock in fiscal 2019. Calculations exclude the value of options granted to our Named Executive Officers on June 11, 2018 with a strike price that exceeded the closing price on March 29, 2019 (i.e., out-of-the-money options).

(2)	Represents estimated payments for outplacement services pursuant to our executives' change in control and severance agreements.

(3)
Employees that voluntarily retire from the Company after age 55 that have completed five consecutive years of service with the Company remain eligible to receive a pro rata portion of the target award amount under their PSU awards at the end of the performance period based on the period of time elapsed during the performance period and achievement of the relevant performance metrics. None of our Named Executive Officers were retirement eligible as of March 30, 2019 and accordingly would forfeit their PSUs upon voluntary termination.

(4)
Payments and benefits are calculated assuming the death of the Named Executive Officer on March 30, 2019. In-the-Money-Value of Unvested Equity includes the value of (a) unvested option awards and RSU awards that accelerate upon the executive's death plus (b) the pro rata value of the target award amount under outstanding PSU awards based on the time elapsed during the performance period through March 30, 2019, assuming the PSU award vests at target award amounts based on the relevant performance metrics. The actual amount

www.haemonetics.com 39

payable under these PSU awards can be determined and paid, if at all, only at the end of the performance period and may be more or less than the target performance levels based on the terms of the applicable PSU. The FY17 Internal Metrics PSUs and FY18 Internal Metrics PSUs, which have continued service requirements through May 10, 2019 in order to vest, are included in these calculation at target performance.

(5)
Payments and benefits are calculated assuming the Named Executive Officer’s employment was terminated for a disability as defined under their respective equity award agreements. In-the-Money-Value of Unvested Equity includes the value of (a) unvested options and RSU awards that will continue to vest according to their original vesting schedule, and (b) the pro rata value of the target award amount under outstanding PSU awards based on the time elapsed during the performance period through March 30, 2019, assuming the PSU award vests at target award amounts based on the relevant performance metrics. The actual amount payable under these PSU awards can be determined and paid, if at all, only at the end of the performance period and may be more or less than the target performance levels based on the terms of the applicable PSU. The FY17 Internal Metrics PSUs and FY18 Internal Metrics PSUs, which have continued service requirements through May 10, 2019 in order to vest, are included in these calculation at target performance.

(6)
Payments and benefits calculated assuming the Named Executive Officer’s employment was terminated by the Company's without cause or, solely in the case of Mr. Simon, upon Mr. Simon's resignation due to constructive termination (as defined in Mr. Simon's severance agreement), on March 30, 2019 and payable as a lump sum.

(7)
Payments and benefits calculated assuming the Named Executive Officer’s employment was terminated by the Company without cause or by the Named Executive Officer for good reason on March 30, 2019 following a change in control and payable as a lump sum. Additionally, In-the-Money-Value of Unvested Equity assumes that PSU awards would vest at target award amounts. The actual amount payable under these awards can be determined only at the time of the change in control and may be more or less than the target performance levels based on the terms of the applicable PSU. The FY17 Internal Metrics PSUs and FY18 Internal Metrics PSUs, which have continued service requirements through May 10, 2019 in order to vest, are included in these calculation at target performance.

CEO Pay Ratio
As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of our CEO, Mr. Simon. Our CEO pay ratio is a reasonable estimate calculated in a manner consistent with the SEC’s requirements. For fiscal year 2019, our median employee annual total compensation was $41,811. Our CEO’s annual total compensation was $8,550,810. Accordingly, the ratio of our CEO’s annual total compensation to the median employee’s annual total compensation for our fiscal year 2019 was 205 to 1.
To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we used the following methodology, material assumptions, adjustments and estimates:

•	We determined that, as of January 1, 2018 (the date chosen for identifying our median employee), our employee population consisted of 3,246 employees worldwide.

•
We used a consistently applied compensation measure to identify our median employee by comparing the base salary and hourly wages actually paid in calendar year 2017 as reflected in our payroll records. To make them comparable, base salaries and wages for newly hired employees who had worked less than a year were annualized.

•
We used all of our worldwide employees, excluding Mr. Simon, in our analysis, and used the currency exchange rate in effect on January 1, 2018 to convert all currencies to U.S. dollars for the comparison. We did not make any cost of living adjustments in identifying the median employee.

•
As our fiscal 2018 median employee terminated as an employee of the Company during fiscal 2019, we selected the next most similarly situated employee from the fiscal 2018 analysis ranking employees' compensation (excluding our CEO) according to the above methodology and, after we identified such new median employee, we combined all of the elements of such employee’s compensation for the Company’s fiscal year ended March 30, 2019 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K.

•	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our fiscal 2019 Summary Compensation Table included in this Proxy Statement.
Because the SEC’s rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices, the pay ratio reported by other companies in our peer group may not be comparable to the pay ratio reported above, as these other companies may have different employment and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own pay ratios.

40 | 2019 Proxy Statement

ITEM 3—TO RATIFY THE APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm to audit the Company’s financial statements. The Audit Committee is appointing Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2020 and the Board is asking shareholders to ratify the selection of Ernst & Young LLP at the meeting. The members of the Audit Committee and the Board believe that the continued retention of Ernst & Young LLP to serve as the Company’s independent registered public accounting firm is in the best interests of the Company’s shareholders.
Representatives of Ernst & Young LLP are expected to be present at the meeting, will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.
The text of the resolution in respect of Item 3 is as follows:
RESOLVED, that the Company’s shareholders ratify the appointment of Ernst & Young LLP as the Company's independent registered public accounting firm for the fiscal year ending March 28, 2020.

The Board unanimously recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending March 28, 2020. Approval of this proposal requires the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on this proposal at the meeting. Abstentions and broker "non-votes" will not have any effect on this proposal. Management proxy holders will vote all duly submitted proxies FOR ratification unless instructed otherwise.

www.haemonetics.com 41

Audit Fees and Services
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FEES
The following is a summary of the fees billed to us by Ernst & Young LLP for professional services rendered for the fiscal years ended March 30, 2019 and March 31, 2018:

	Fiscal 2019	Fiscal 2018
Audit Fees(1)	$●	$3,278,000
Audit-Related Fees(2)	$●	$225,000
Tax Fees(3)	$●	$525,000
All Other Fees(4)	$●	$5,000
Total	$●	$4,033,000

(1)
Audit fees consisted principally of fees billed for professional services rendered in connection with the audit of our consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, reviews of the interim consolidated financial statements included in our quarterly reports, international statutory audits, regulatory filings and consents and other services related to SEC filings, and accounting consultations which relate to the audited financial statements and are necessary to comply with U.S. generally accepted accounting principles. Fiscal 2019 and fiscal 2018 audit fees included additional incremental audit procedures applied as a result of U.S. federal income tax reform and implementation of Accounting Standards Codification ("ASC") Update No. 2014-09, Revenue from Contracts with Customers ("ASC 606"). Fiscal 2019 audit fees also included additional incremental audit procedures applied as a result of implementation of ASC Update No. 2016-02, Leases ("ASC 842").

(2)
Audit-related fees consisted principally of fees related to the audit of the Haemonetics Corporation Savings Plus Plan and accounting consultations primarily related to the Company's implementation of ASC 606 and ASC 842.

(3)	Tax fees consisted principally of fees paid for assistance with transfer pricing, tax compliance, reporting and planning.

(4)	All other fees consisted of aggregate fees billed for the license of technical accounting software.
AUDIT COMMITTEE POLICY FOR PRE-APPROVAL OF SERVICES
The Committee’s policy is to pre-approve all audit and permissible non-audit services provided by our independent registered public accounting firm. All audit and non-audit services performed by our independent registered public accounting firm during the fiscal year ended March 30, 2019 were pre-approved in accordance with this policy.

Audit Committee Report
NATURE OF THE REPORT
The material in this report is not “soliciting material,” is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the “Securities Act”), or the Securities Exchange Act of 1934, as amended (the “Exchange Act”), whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.
AUDIT COMMITTEE REPORT
The Audit Committee (the “Committee”) is currently comprised of three directors, each of whom meets the applicable independence and experience requirements of the SEC and the NYSE, as determined by the Board. The Committee operates under a written charter adopted by the Board.
The primary responsibility of the Committee is to oversee the Company’s financial reporting process on behalf of the Board and to report the results of their activities to the Board regularly. While the Committee has the responsibilities and powers set forth in its charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company’s consolidated financial statements are complete and accurate and are in accordance with generally accepted accounting principles. Management is responsible for the preparation, presentation and integrity of the Company’s consolidated financial statements and for the appropriateness of the accounting principles and reporting policies that are used by the Company. The independent registered public accounting firm is responsible for auditing the Company’s consolidated financial statements and for reviewing the Company’s unaudited interim consolidated financial statements. In so doing, it is the responsibility of the Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, internal auditors and management of the Company. The Committee is also directly responsible for the appointment, termination and the compensation of the independent registered public accounting firm.

42 | 2019 Proxy Statement

The Committee met nine times during fiscal 2019. The meetings were designed, among other things, to facilitate and encourage communication among the Committee, management, the internal audit function and Ernst & Young LLP. The Committee discussed with Ernst & Young LLP, the Company’s independent registered public accounting firm, the overall scope and plans for its audits and the Committee regularly met with Ernst & Young LLP without the presence of management. Ernst & Young LLP has unrestricted access to the Committee.
The Committee reviewed and discussed with management and Ernst & Young LLP the Company’s audited financial statements for the fiscal year ended March 30, 2019. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. Discussions about the Company’s audited consolidated financial statements included the independent registered public accounting firm’s judgments about the overall quality of the statements, not just their technical compliance. The Committee focused on the accounting principles used, the reasonableness of significant judgments, management’s evaluation of the effectiveness of the Company’s internal controls and the clarity of disclosures in the Company’s financial statements. The Committee also discussed with Ernst & Young, LLP the matters required to be discussed with audit committees under generally accepted auditing standards, including, among other things, the matters required to be discussed by Auditing Standard No. 1301 “Communications with Audit Committees” issued by the Public Company Accounting Oversight Board. Ernst &Young LLP provided the Committee with written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board, “Independence Discussions with Audit Committees,” as currently in effect, and the Committee discussed with Ernst &Young LLP its independence from our Company.
When considering Ernst & Young LLP’s independence, the Committee considered whether its provision of services to our Company beyond those rendered in connection with its audit of our consolidated financial statements and review of our condensed consolidated financial statements included in our Quarterly Reports on Form 10-Q was compatible with Ernst & Young LLP maintaining their independence.
Based on the Committee’s review and discussion with management and Ernst & Young LLP and the Committee’s review of the representations of management and the report of Ernst & Young LLP to the Committee, the Committee has recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended March 30, 2019.
AUDIT COMMITTEE
Charles J. Dockendorff, Chair
Catherine M. Burzik
Ronald G. Gelbman

www.haemonetics.com 43

ITEM 4—AMENDMENTS TO RESTATED ARTICLES OF ORGANIZATION TO PROVIDE FOR ANNUAL DIRECTOR ELECTIONS

Background
We are requesting that our shareholders approve amendments to our Restated Articles of Organization (the “Charter”) to declassify the Board and elect each director annually as identified in this proposal.
Our Charter currently provides that our Board be divided into three classes, with each class holding office for a three-year term. At our 2018 Annual Meeting of Shareholders, approximately 85% of our issued and outstanding shares approved a non-binding shareholder proposal requesting that the Company take the steps necessary to declassify the Board. Among other things, this non-binding, advisory vote included flexibility to phase in the annual election of directors over a three-year period following adoption of a binding resolution to declassify the Board.
After the 2018 Annual Meeting of Shareholders, the Board, under the leadership of the Governance and Compliance Committee, considered the results of the non-binding shareholder proposal and, as part of its evaluation, engaged in outreach during the fall and winter of fiscal 2019 to solicit shareholder views on Board declassification and other topics of shareholder interest. The Company offered meetings to 15 shareholders who collectively held over 55% of shares outstanding and held meetings with six of those shareholders. Among other topics discussed, those shareholders uniformly expressed their support for the declassification of our Board as well as a three-year phase in period to the extent that the Company believed it would ensure a smooth transition.
After careful consideration of corporate governance trends, the results of the 2018 shareholder proposal and shareholder feedback from our outreach efforts, our Board approved, subject to shareholder approval, amendments to our Charter that provide for the declassification of the Board over three years. The Board determined that a three year phase-in period ensured corporate stability during the transition, as compared to implementing the declassification over a one-year period, and would be consistent with both the explicit terms of the shareholder proposal and direct shareholder feedback we received during outreach.

Summary of Proposed Amendments
CHARTER.
Article 6, Section II of the Charter currently provides that our Board be divided into three classes of directors - Class I, Class II and Class III - with each class serving staggered, three-year terms and the term of one of the three classes expiring each year.
This proposal would eliminate the classification of the Board and begin the de-staggering of director terms with our 2020 annual meeting of shareholders. If the proposed amendment is approved, all current directors, including the three directors up for election at the 2019 annual meeting, and any replacement for any such director, would continue to serve the remainder of each such director’s three-year term. A director chosen to fill a vacancy resulting from an enlargement of the Board will hold office for a term expiring at the next annual meeting of shareholders. At the 2020 annual meeting, and at each annual meeting thereafter, all directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the next annual meeting of shareholders. The term of directors elected at the 2017 annual meeting will expire at the 2020 annual meeting, at which meeting such directors shall be up for election for a one-year term. The term of directors elected at the 2018 annual meeting will expire at the 2021 annual meeting, at which meeting such directors shall be up for election for a one-year term. The term of the directors elected at this 2019 annual meeting will expire at the 2022 annual meeting, at which meeting such directors shall be up for election for a one year term. As a result, at the 2022 annual meeting and at each annual meeting thereafter, all directors shall be elected for a one-year term.
The full text of the proposed amendments that would become effective upon shareholder approval of this proposal and the filing of Articles of Amendment to our Charter with The Commonwealth of Massachusetts are attached to this Proxy Statement as Appendix B, with additions of text indicated by underlining and deletions of text indicated by strike-out.

44 | 2019 Proxy Statement

BY-LAWS.
The Board has also conditionally approved amendments to the Company’s By-Laws to clarify how vacancies on the Board are filled prior to the 2022 annual meeting, at which time all directors would be elected for a one-year term provided the Charter amendment set forth above is adopted. If such Charter amendment is approved and adopted by our shareholders, Article XIX of our By-Laws would be amended as follows (marked to show changes; for reference only):
Any vacancy in the Board of Directors, including a vacancy resulting from an enlargement of the Board, shall be filled by the Directors by vote of a majority of the remaining Directors then in office, though less than a quorum. Any Director elected in accordance with the preceding sentence to fill a vacancy resulting from an increase in the size of the Board shall be elected for a term expiring at the next annual meeting of shareholders and until such director’s successor shall have been elected and qualified, and any Director elected in accordance with the preceding sentence to fill a vacancy on the Board resulting from death, resignation, retirement, disqualification or removal shall hold office for the remainder of the full term of the office of the Director who is being succeeded ~~class of Directors in which the new Directorship was created or the vacancy occurred~~ and until such Director’s~~’~~ successor shall have been elected and qualified or until the Director sooner dies, resigns, is removed or becomes disqualified.
If the office of any officer becomes vacant, the Directors may choose or appoint a successor by vote of a majority of the Directors present at the meeting at which such choice or appointment is made. Each such successor shall hold office for the unexpired term of his predecessor and until his successor shall be chosen or appointed and qualified, or until he sooner dies, resigns, is removed or becomes disqualified.
If the Charter amendment set forth above is not approved and adopted by our shareholders, the By-Law amendment will not go into effect.

Our Board recommends that you vote FOR the approval of the amendments to our Charter as set forth above. The affirmative vote by the holders of at least a majority of the shares outstanding and entitled to vote in person or by proxy on this matter is required for the approval of this proposal. Abstentions and broker non-votes will have the same effect on the result of this vote as votes against the proposal.

www.haemonetics.com 45

ITEM 5—APPROVAL OF HAEMONETICS CORPORATION 2019 LONG-TERM INCENTIVE COMPENSATION PLAN

Overview and Background
On May 14, 2019, our Board, on the recommendation of the Compensation Committee and subject to shareholder approval, unanimously approved and adopted the Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan (“2019 Equity Plan”). The 2019 Equity Plan is a long-term incentive plan designed to encourage our employees (including our executive officers), non-employee directors, and certain consultants and advisors who provide services to the Company and its subsidiaries with the opportunity to own Company common stock and incentivize these individuals to promote the Company’s success. We believe that participation in the 2019 Equity Plan will encourage eligible participants to contribute to the success and growth of the Company, thereby benefiting the Company’s shareholders and aligning the economic interests of participants, including our executive officers, with those of our shareholders.
The 2019 Equity Plan will serve as the successor to the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan, as amended (“2005 Plan”). The 2005 Plan currently is the only discretionary plan that enables the Company to grant new equity awards to employees and other eligible participants. If approved by shareholders at the 2019 Annual Meeting of Shareholders, the 2019 Equity Plan will be effective upon such approval (“Effective Date”). We will not grant any further awards under the 2005 Plan on or after the Effective Date. However, each outstanding award under the 2005 Plan will remain outstanding under the 2005 Plan and continue to be governed under its terms and any applicable award agreement.
The 2019 Equity Plan will include a share reserve of 2,700,000 new shares of our common stock, plus the number of shares of common stock reserved for issuance under the 2005 Plan that remain available for grant under the 2005 Plan as of the Effective Date. The share reserve may be adjusted, and additional or fewer shares may be awarded under the 2019 Equity Plan, as described in more detail under “Shares Available” and "Adjustment Provisions" below.
PURPOSE OF THIS PROPOSAL
Equity compensation is a vital component of our executive compensation philosophy, and plays a pivotal role in our ability to continue to attract, retain, and motivate executive officers, employees, non-employee directors, and key consultants and advisors who are critical to our success. Upon shareholder approval, the 2019 Equity Plan will be the only discretionary plan that enables us to grant new equity awards to our employees, non-employee directors, and other service providers. Our Board believes it is in the best of interest of the Company and its shareholders to approve the 2019 Equity Plan in order to continue to motivate outstanding performance by these individuals. If this proposal is not approved, we believe that we would be at a disadvantage against our competitors for recruiting, retaining, and motivating those individuals who are critical to our success. We also could be forced to increase cash compensation, thus reducing resources available to meet our business needs.
NYSE rules require the Company to submit the 2019 Equity Plan for shareholder approval. Additionally, we are asking shareholders to approve the material terms of the 2019 Equity Plan as a matter of good corporate governance.
DETERMINATION OF SHARE RESERVE UNDER THE 2019 EQUITY PLAN
We are asking shareholders to approve 2,700,000 new shares authorized for issuance under the 2019 Equity Plan. The aggregate number of shares that may be issued under the 2019 Equity Plan will be 2,700,000 shares, plus the number of shares reserved for issuance under the 2005 Plan that remain available for grant under the 2005 Plan as of the Effective Date, as adjusted as described below under “Summary of the 2019 Equity Plan—Shares Available.”
Our Board considered a number of factors in determining the number of new shares authorized for future issuance under the 2019 Equity Plan, including the number of shares remaining available under the 2005 Plan, our past share usage (sometimes called our “burn rate”), our estimate of the number of shares needed for future awards, a dilution analysis, competitive data from relevant peer companies, and the current and anticipated future accounting expense associated with our equity award practices.
Based on this analysis, as well as insight and assistance from the Compensation Committee’s independent compensation consultant, FW Cook, the Board approved 2,700,000 new shares available for issuance under the 2019 Equity Plan. Subject to adjustment as described below, the total number of shares that will be available under the 2019 Equity Plan will be 2,700,000 shares, plus the number of shares reserved for issuance under the 2005 Plan that remain available for grant under the 2005 Plan

46 | 2019 Proxy Statement

as of the Effective Date. Approval of the 2019 Equity Plan will ensure that we have an adequate number of shares available for future awards, enabling us to continue to align the interests of our executive officers, employees, non-employee directors, and consultants and advisors with those of our shareholders. We believe that the share reserve under the 2019 Equity Plan will allow us to grant equity awards for approximately five years from the Effective Date. This forecast includes several assumptions and there are a number of factors that could impact our future share usage, and the duration of the share reserve. Among the factors that will impact our share usage are: changes in market grant values; changes in the number of recipients; changes in our stock price; payout levels of performance-based awards; changes in the structure of our long-term incentive programs; and forfeitures of outstanding awards.
CURRENT OVERVIEW OF OUTSTANDING EQUITY AWARDS
The below table shows the number of shares subject to (i) outstanding stock options, (ii) outstanding and unvested restricted stock units, or "RSUs", (iii) shares subject to outstanding and unvested performance share units, or "PSUs," and (iv) shares available for future awards under the 2005 Plan, as of May 22, 2019. The total shares of our common stock outstanding as of May 22, 2019 was ●.

Plan Category	Shares Subject to Outstanding Stock Options	Shares Subject to Outstanding Full-Value Awards(2)(3)		Shares Remaining Available for Future Grant(3)
2005 Plan	●	$	●	●

(1)	Outstanding stock options have a weighted average exercise price of $l, a term of seven years, and a weighted average remaining term of l.

(2)	Consists of RSU and PSU awards.

(3)	PSU awards included in these columns are reflected assuming a maximum level of performance.
Based on our shares of common stock outstanding as of May 22, 2019, the ● shares issuable under existing grants or available for future grants under the 2005 Plan represent an “overhang” of approximately ●% of shares. If shareholders approve the 2019 Equity Plan, the additional 2,700,000 shares available for issuance would increase the overhang to approximately ●%. We calculate “overhang” as:

shares underlying outstanding awards + shares available for issuance under future awards	÷	total shares outstanding + shares underlying outstanding awards + shares available for issuance under future awards
We recognize that equity awards dilute existing shareholders and are committed to using equity incentive awards prudently and within reasonable limits. Accordingly, we closely monitor our stock award burn rate each year. Our annual burn rate is determined by dividing the number of shares of our common stock subject to stock-based awards granted in a fiscal year by the weighted average number of shares of our common stock outstanding for that fiscal year, as shown in the following table.

Fiscal Year	Stock Options Granted	Full Value Awards Granted(1)	Weighted Average # of Shares of Common Stock Outstanding	Burn Rate
2019	209,675	203,071	51,533,000	0.80%
2018	368,507	449,521	52,775,000	1.55%
2017	501,127	440,989	51,524,000	1.83%

(1)	PSU awards included in this column are reflected assuming a target level of performance.

Key Features of the 2019 Equity Plan
Our Board believes that the 2019 Equity Plan incorporates and promotes best practices by reinforcing the alignment between equity compensation arrangements for eligible participants and shareholders’ interests. The 2019 Equity Plan includes the following key features:

www.haemonetics.com 47

•	Administration. The Compensation Committee, which is composed entirely of independent, non-employee directors, administers the 2019 Equity Plan.

•
No Liberal Share Recycling. The following shares may not be added back to the pool of shares available for issuance under the 2019 Equity Plan: (i) any shares used in payment upon exercise of stock options or stock-settled stock appreciation rights (“SARs”); (ii) any shares withheld or surrendered for the payment of taxes relating to any award; and (iii) shares purchased on the open market with proceeds from the exercise of stock options. If any outstanding awards are settled in cash, the shares underlying such awards will again become available for issuance under the 2019 Equity Plan.

•
Annual Limits on Awards, Including Awards to Non-Employee Directors. The maximum aggregate grant date fair value of all awards made to a non-employee director in any fiscal year, together with any cash payments to the non-employee director for director services during such fiscal year, cannot exceed $750,000 in total value. The 2019 Equity Plan also limits the maximum number of shares that may be granted during any one fiscal year to any employee or key advisor to 750,000 shares, or two times that amount in the case of a newly hired employee.

•
Explicit “No Repricing” Provisions. Subject to certain adjustment provisions, the 2019 Equity Plan expressly provides that the terms of stock options or SARs may not be amended or replaced, without shareholder approval, to (i) reduce the exercise or base price of outstanding options or SARs, (ii) cancel outstanding options or SARs in exchange for options or SARs with a lowered exercise or base price, or (iii) replace outstanding options or SARs in exchange for other awards or cash at a time when the exercise price of such options or SARs is higher than the fair market value of a share of common stock.

•
Clawback/Recoupment Provision. The 2019 Equity Plan includes a “clawback” or recoupment provision, which provides that awards will be subject to cancellation or forfeiture pursuant to any clawback, recoupment or similar policy required by law or otherwise adopted by the Board. Our Principles of Corporate Governance grant the Board the right to recover an executive officer’s annual incentive bonus and any long-term equity awards if, as a result of such executive officer’s misconduct, the Company is required to make an accounting restatement due to a material non-compliance with any financial reporting requirement, or if such executive officer violates our Code of Conduct.

•
No Discounted Stock Options or SARs. The 2019 Equity Plan requires that stock options and SARs must have an exercise price equal to at least the fair market value of our common stock on the date the award is granted.

•
No Liberal Change of Control Definition. The 2019 Equity Plan defines change of control based, in part, on the consummation of the transaction rather than the announcement or shareholder approval of the transaction. The 2019 Equity Plan also provides for double-trigger vesting following a change of control (as described in more detail under "Change of Control Provisions" below).

•
For All Awards, No Dividend Payments Unless Awards Vest or Are Earned. The 2019 Equity Plan prohibits paying dividends on stock options or SARs, and expressly provides that no dividends or dividend equivalents will be paid on restricted share and restricted share units (including performance-based awards) unless and until the applicable vesting and/or performance requirements have been satisfied or achieved.

•	No Tax Gross-Ups. The 2019 Equity Plan does not provide for any tax gross-ups.

Summary of the 2019 Equity Plan
The following summary of the principal features of the 2019 Equity Plan is qualified in its entirety by reference to the complete text of the 2019 Equity Plan, a copy of which is attached as Appendix C to this Proxy Statement.
Purpose. The purpose of the 2019 Equity Plan is to provide employees, non-employee directors, and certain consultants and advisors of the Company and its subsidiaries with the opportunity to receive grants of incentive stock options (“ISOs”), non-qualified stock options (“NSOs”), SARs, restricted stock, RSUs (including performance-based RSUs) and other awards. The Company believes that the 2019 Equity Plan will encourage these participants to contribute to our success and growth, which benefits our shareholders. We also believe that the 2019 Equity Plan will encourage ownership of our common stock by our executive officers, employees, non-employee directors, and consultants and advisors, which aligns these participants’ interests with those of our shareholders.
Administration. Generally, the Compensation Committee has full power and authority to administer and interpret the 2019 Equity Plan, including the authority to determine (i) who is eligible to receive awards under the 2019 Equity Plan and (ii) the terms and provisions of such awards and of the applicable award agreements. Pursuant to the terms of the 2019 Equity Plan, the Compensation Committee may delegate to our CEO the authority to grant awards to certain participants (excluding executive officers and non-employee directors who are subject to the reporting requirements of Section 16 of the Exchange Act).

48 | 2019 Proxy Statement

Eligibility. All employees (including our executive officers) and non-employee directors of the Company and its subsidiaries are eligible to participate in the 2019 Equity Plan. Certain consultants and advisors of the Company and its subsidiaries (“Key Advisors”) also are eligible to participate in the 2019 Equity Plan, subject to the prescriptions and requirements set forth in the 2019 Equity Plan. As of March 30, 2019, approximately 3,250 employees (including our six executive officers) and eight non-employee directors would be eligible to participate in the 2019 Equity Plan, and no Key Advisors would have been designated by the Committee to participate in the Plan. As of March 30, 2019, approximately 285 current and former employees (including our six current executive officers), eight current non-employee directors, and no Key Advisors hold outstanding equity awards under the 2005 Plan.
Because our executive officers and non-employee directors are eligible to receive awards under the 2019 Equity Plan, they may be deemed to have a personal interest in the approval of this Item 5 proposal.
Shares Available. Subject to adjustment as described below under “Adjustment Provisions,” the maximum number of shares of common stock authorized for issuance under the 2019 Equity Plan is 2,700,000 shares of common stock, plus the number of shares that remained available for awards under the 2005 Plan as of the Effective Date. In addition, and subject to adjustment as provided in the 2019 Equity Plan, shares of common stock subject to outstanding grants under the 2005 Plan as of the Effective Date that terminate, expire or are cancelled, forfeited, exchanged or surrendered on or after the Effective Date, without having been exercised, vested or paid under the 2005 Plan will be added to the share reserve under the 2019 Equity Plan.
Shares issued under the 2019 Equity Plan may be newly-issued shares, shares of treasury stock or shares that have been reacquired by the Company.
Share Counting Provisions. For purposes of calculating the number of shares of common stock issued under the 2019 Equity Plan, and subject to the adjustment provisions set forth in the 2019 Equity Plan:

•	Any shares that are subject to an award of stock options or SARs will be counted against the authorized share reserve as one share.

•	Any shares that are subject to awards other than options, SARs, or cash awards will be counted against the authorized share reserve as 2.76 shares (the "Fungible Ratio").

•
Shares (i) withheld by the Company or tendered by the participant in payment of the exercise price or withholding taxes relating to a stock option or SAR or (ii) withheld or surrendered for the payment of taxes with respect to any award will not be added back to the share pool.

•	Upon the exercise of any stock-settled SAR, the share reserve will be reduced by the gross number of shares as to which such right is exercised.

•	Shares purchased on the open market with the cash proceeds from the exercise of stock options will not be added back to the share pool.

•	To the extent that an award expires or is cancelled, forfeited, terminated or settled in cash, then the undelivered shares will again be available for awards to be granted under the 2019 Equity Plan.
Limitations on Awards
General Limitations. Subject to adjustment as provided in the 2019 Equity Plan:

•
No more than 750,000 shares of common stock subject to awards may be granted during any one fiscal year to any employee or key advisor, without regard to, and prior to any application of, the Fungible Ratio; in the case of a newly hired employee, this limit is two times the stated amount; and

•	The number of shares of stock that may be issued pursuant to ISOs, in the aggregate, cannot exceed 2,700,000 shares.
Limitation on Non-Employee Director Awards. The maximum aggregate grant date fair value (measured as of the grant date in accordance with applicable financial accounting rules) of all awards made to a non-employee director in any fiscal year, together with any cash payments (including the annual retainer and any other compensation) paid or payable to the non-employee director for director services during such fiscal year, cannot exceed $750,000 in total value.
Award Types
The Compensation Committee (or its proper delegate) may grant the following types of awards under the 2019 Equity Plan: stock options, SARs, restricted stock, RSUs, other stock-based awards, and cash incentive awards. Any restricted stock, RSU, and other stock-based awards granted under the 2019 Equity Plan may be conditioned upon the achievement of specified performance goals established by the Compensation Committee.
Stock Options. Stock options entitle a participant to purchase shares of common stock during the option term at a fixed “exercise” price. Stock options either may be ISOs, which may qualify for favorable tax treatment for the option holder, or NSOs, which do not. ISOs may be granted only to participants who meet the definition of “employees” under Section 3401 of the Code. The exercise

www.haemonetics.com 49

price for all stock options (other than substitute awards) must be at least the fair market value of the Company’s common stock on the grant date.
The maximum term of a stock option is seven years, subject to earlier termination upon termination of service. The exercise price is payable in one or more of the following forms as determined by the Compensation Committee: (i) cash or by check; (ii) net exercise or broker-assisted cashless exercise; (iii) delivery of other shares of common stock, or withholding shares of common stock, in each case having a fair market value on the exercise date equal to the exercise price of the shares to be purchased; or (iv) such other form or forms as the Compensation Committee may approve.
Restricted Stock Awards. A restricted stock award is an award of common stock subject to conditions or contingencies, which may be time- or performance-based. Until such conditions or contingencies are satisfied or lapse, the award is subject to forfeiture. Unless the Compensation Committee determines otherwise, during the applicable restriction period, the grantee will have the right to vote shares of restricted stock and to be credited any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Compensation Committee, including the achievement of specific performance goals. Dividends will vest only if and to the extent that the underlying restricted stock vests.
Restricted Stock Unit Awards. An RSU award entitles the recipient to a payment equal to the value of the underlying common stock following vesting. RSUs may be settled in cash, shares of common stock or a combination of both. RSUs generally are subject to time- and/or performance-based vesting restrictions. During the applicable restriction period, the grantee will not have the right to vote the underlying shares or to receive dividends, provided that the grantee may be eligible to receive dividend equivalents if and to the extent the RSUs vest.
Stock Appreciation Rights. SARs entitle the participant to receive, on exercise, a payment having a value equal to the excess of the fair market value of the underlying shares on the exercise date over the SAR base price. SARs may be granted either alone or in combination with a stock option. The term during which each SAR may be exercised will be determined by the Compensation Committee, but no SAR may be exercised on or after the seventh anniversary of the date of grant. Payment may be in cash, shares of common stock or a combination of both. SARs granted in tandem with a stock option will be exercisable only to the same extent and subject to the same conditions as the related option.
Other Stock-Based Awards. The Compensation Committee may grant other stock-based awards that are based on or measured by Company common stock on such terms and conditions as determined by the Compensation Committee. Other stock-based awards may be conditioned upon the achievement of performance goals or other criteria or conditions, and may be payable in cash, shares of common stock, or a combination of both.
Cash Awards. The Compensation Committee may grant cash awards to executive officers and other key employees of the Company based upon any terms and conditions, including criteria for the vesting and payment, as determined by the Compensation Committee.
Substitute Awards. Substitute awards consist of shares issued or transferred under awards made pursuant to an assumption, substitution or exchange for previously granted awards of a company that is acquired by the Company in a transaction. Shares covered by substitute awards will not reduce the number of shares otherwise available for awards under the 2019 Equity Plan.
Dividend Equivalents. The Compensation Committee may grant dividend equivalents in connection with RSUs or other stock-based awards. Subject to the provisions of the 2019 Equity Plan, dividend equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares, upon such terms and conditions as the Compensation Committee determines. However, dividend equivalents will vest and be paid only if and to the extent the underlying RSU or other stock-based award vests and is paid. No dividends or dividend equivalents will be granted in connection with stock options or SARs under the 2019 Equity Plan.
PERFORMANCE GOALS
Performance goals applicable to an award granted under the 2019 Equity Plan will be determined by the Compensation Committee and include, but are not limited to, one or more of the following criteria: revenue; earnings per share; operating income; net income (before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); gross profit; growth in any of the preceding measures; gross profit return on investment; gross margin return on investment; working capital; gross margins; EBIT; EBITDA; return on equity; return on assets; return on capital; revenue growth; total shareholder return; economic value added; customer satisfaction; technology leadership; number of new patents; employee retention; market share; market segment share; product release schedules; new product innovation; cost reduction through advanced technology; brand recognition/acceptance; product ship targets; and stock value; and other similar criteria consistent with the foregoing. The Compensation Committee also may grant performance-based awards that are based on criteria other than those set forth above.
Performance goals may be measured in terms of any period, including calendar year, fiscal year, or any longer or shorter period as determined by the Committee. Performance goals may be established on an absolute or relative basis, on a GAAP or non-GAAP basis, and may be established on a corporate-wide basis, or on objectives that are related to the performance of an individual participant, or with respect to one or more business units, departments, divisions, subsidiaries or business segments. Relative

50 | 2019 Proxy Statement

performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.
OTHER PROVISIONS
Change of Control Provisions. In the event of a change of control (as such term is defined in the 2019 Equity Plan), one or more of the following actions may occur with respect to outstanding awards:

•	The award may be assumed or replaced by the successor entity.

•
Unless the award agreement provides otherwise, if a participant’s employment is terminated without cause (as such term is defined in the 2019 Equity Plan) upon or within 12 months following a change of control, the participant’s outstanding awards will become fully vested as of the date of such termination; provided that if the vesting of any such awards is based, in whole or in part, on the achievement of performance goals, such awards will vest only based on the greater of (i) actual performance as of the date of the change of control, or (ii) target performance, pro-rated based on the period elapsed between the beginning of the applicable performance period and the date of termination.

•
If the award is not assumed or replaced by awards with comparable terms by the successor entity, the Compensation Committee may (i) determine that outstanding stock options and SARs will automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding restricted stock, RSUs, cash awards, and dividend equivalents will immediately lapse; (ii) determine that participants will receive a payment in settlement of outstanding RSUs, cash awards, or dividend equivalents, in such amount and form as may be determined by the Compensation Committee; (iii) require that participants surrender their outstanding stock options and SARs in exchange for a payment by the Company (in cash or shares of Company stock, as determined by the Compensation Committee), in an amount equal to the amount, if any, by which the then fair market value of the shares of Company stock subject to the participant’s unexercised stock options and SARs exceeds the stock option exercise price or SAR base amount; and (iv) after giving participants an opportunity to exercise all of their outstanding stock options and SARs, terminate any or all unexercised stock options and SARs.

Tax Application/Changes for Certain Awards. The Compensation Committee may permit participants to elect to defer, for federal income tax purposes, the compensation associated with awards granted under the 2019 Equity Plan. Such deferrals must comply with all applicable requirements of Section 409A of the Code.
Withholding. All awards under the 2019 Equity Plan are subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. Participants may be required to pay amounts sufficient to satisfy such tax withholding requirements, or the applicable employer may deduct the amount of any withholding taxes due from other wages and compensation. The Compensation Committee may permit or require procedures whereby shares are withheld, up to an amount that does not exceed the participant’s applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities. The Compensation Committee also may, in its discretion, allow participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular award. Unless the Compensation Committee determines otherwise, share withholding for taxes may not exceed the participant’s minimum applicable tax withholding amount (any determination to exceed the minimum applicable tax withholding amount will be in accordance with permissible accounting rules then in effect).
Transferability of Awards. Generally, only a participant may exercise rights with respect to any award granted under the 2019 Equity Plan during the participant’s lifetime. A participant cannot transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to awards other than ISOs, pursuant to a domestic relations order. When a participant dies, the personal representative or other person entitled to succeed to the rights of the participant may exercise such rights. The 2019 Equity Plan does permit the Compensation Committee to provide, in an award agreement, that a participant may transfer NSOs to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with applicable law and the terms of the 2019 Equity Plan.
Term, Amendment and Termination. The 2019 Equity Plan will become effective as of the Effective Date. If the shareholder vote on the 2019 Equity Plan at the Annual Meeting is postponed, the 2019 Equity Plan will be effective on such date on which a shareholders’ meeting to vote to approve the 2019 Equity Plan occurs. Until such time, the 2005 Plan will continue in effect, in accordance with its terms, and awards will continue to be granted under the 2005 Plan until its termination, subject to previously authorized share limits.
The Board may amend or terminate the 2019 Equity Plan at any time, except that no amendment may make any change for which shareholder approval is required by law or the rules of any relevant stock exchange absent such appropriate shareholder approval, including any changes to the 2019 Equity Plan’s prohibition on repricing.
The 2019 Equity Plan will terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless it is terminated earlier by the Board or is extended by the Board, with appropriate shareholder approval.

www.haemonetics.com 51

Adjustment Provisions. In connection with certain corporate transactions, including extraordinary dividends, stock dividends, stock splits, stock combinations, recapitalizations, exchange of shares, spin-offs, and other similar changes in the Company’s capital structure, the Compensation Committee will equitably adjust the number of shares of common stock available under the 2019 Equity Plan and the shares of common stock and purchase price covered by any outstanding award to prevent any dilution or enlargement of benefits, so that the recipient of the award is treated in the same manner as holders of the underlying common stock.
Valuation. The fair market value per share of our common stock under the 2019 Equity Plan on any relevant date generally is deemed to be equal to the closing selling price per share on that date as determined by the NYSE (or if there was no sale on that date, on the last preceding date on which a sale was reported). As of May 28, 2019, the fair market value of our common stock determined on such basis was $● per share.
Federal Income Tax Consequences of Awards
The following is a summary of the United States federal income tax treatment applicable to the Company and the participants with respect to awards under the 2019 Equity Plan.
Restricted Stock, Stock Unit Awards, Stock-Based Awards, and SARs. Awards in cash and common stock are generally taxable as compensation to the participant at the time of payment. Awards of restricted stock do not constitute taxable income to the participant until the restrictions lapse, unless the participant elects to realize taxable ordinary income in the year of award in an amount equal to the fair market value of the restricted stock award, determined without regard to the restrictions. Awards of SARs and stock unit awards do not constitute taxable income until such time as the participant receives cash or common stock under the terms of the awards. The amount of taxable income to the participant generally is equal to the total amount of the cash and/or fair market value of the shares of common stock received. Any interest and dividend equivalents earned on awards also will be taxed as compensation to the participant. Amounts taxable as compensation are subject to withholding and employment taxes.
Incentive Stock Options. Except with respect to participants who may have to pay alternative minimum tax in connection with the exercise of an ISO, there are no federal income tax consequences to a participant upon grant or exercise of an ISO. If the participant holds shares of common stock purchased upon exercise of an ISO for at least two years after the grant date and at least one year after the exercise date (the “Holding Periods”), the subsequent sale of common stock will give rise to a long-term capital gain or loss to the participant. If the participant does not satisfy the Holding Periods by selling the shares of common stock before the later of two years after the grant date or one year after the exercise date, the participant will recognize ordinary income equal to the difference between the (i) lower of the fair market value at the exercise or sale date and (ii) option exercise price; any additional gain or loss will be a capital gain or loss.
Nonqualified Stock Options. Generally, there are no federal income tax consequences to the participant upon grant of an NSO. Upon the exercise of a NSO, the participant will recognize ordinary income equal to the amount, if any, by which the fair market value of the common stock acquired upon the exercise of the option exceeds the exercise price. A sale of common stock so acquired will give rise to a capital gain or loss equal to the difference between the fair market value of the common stock on the exercise and sale dates.
Company Deduction. Except in the case of an ISO that satisfies the Holding Periods, the Company generally may deduct any compensation or ordinary income recognized by the recipient of an award under the 2019 Equity Plan when such compensation or income is recognized, subject to the limits of Section 162(m) of the Code (“Section 162(m)”). Prior to 2018, Section 162(m) imposed a $1 million limit on the amount a public company could deduct for compensation paid to a company’s chief executive officer or any of the company’s three other most highly compensated executive officers (other than the chief financial officer) who were employed as of the end of the year. This limitation did not apply to compensation that met the tax code requirements for “qualified performance-based” compensation.”
Effective for taxable years beginning after December 31, 2017, the performance-based compensation exemption and the exemption of the chief financial officer from Section 162(m)’s deduction limit have been repealed. Accordingly, awards paid under the 2019 Equity Plan to our “covered employees” (as such term is defined in the Code) may not be deductible in future years due to the application of the $1 million deduction limitation. As in prior years, while deductibility of executive compensation for federal income tax purposes is among the factors the Compensation Committee considers when structuring our executive compensation, it is not the sole or primary factor considered. Our Board and the Compensation Committee retain the flexibility to authorize compensation that may not be deductible if they believe it is in our best interests.

New Plan Benefits
No awards have been granted under the 2019 Equity Plan. Future awards under the 2019 Equity Plan will be made at the discretion of the Compensation Committee. Therefore, the benefits and amounts that will be received or allocated under the 2019 Equity Plan in the future are not determinable at this time. The 2019 annual equity grant of RSUs expected to be granted to each non-employee director on the date of the 2019 Annual Meeting of Shareholders (as described under “Directors'

52 | 2019 Proxy Statement

Compensation—Process for Determining Director Compensation" on page ●) will be granted, regardless of whether the shareholders approve the Amended Equity Plan.
The awards received by each of the persons or groups described in the below table under the 2005 Plan during fiscal 2019, valued as of the grant date, were as follows:

Name	Title	Options Awards (#) (1)	Stock Awards (#)(2)	Grant Date Fair Value
Christopher Simon	President and Chief Executive Officer	40,443	42,102	$5,649,114
William P. Burke	Executive Vice President, Chief Financial Officer	9,278	7,818	$1,084,961
Michelle L. Basil	Executive Vice President, General Counsel	9,516	8,019	$1,112,841
Said Bolorforosh, Ph.D.	Executive Vice President, Chief Technology Officer	3,330	2,806	$389,416
Jacqueline Scanlan	Senior Vice President, Human Resources	5,233	4,410	$611,993
All current executive officers as a group (6)		72,514	69,178	$9,543,874
All current directors who are not executive officers as a group (8)		—	13,568	$1,359,514
All employees, including current officers who are not executive officers, as a group		137,023	114,011	$15,148,367
(1) Represents the number of shares underlying stock options granted in fiscal 2019. Please see the “Grants of Plan Based Awards” table on page l for details of the options granted to our Named Executive Officers.
(2) Represents the number of RSUs and PSUs granted to employees in fiscal 2019 and RSUs granted to non-employee directors in fiscal 2019. Please see the "Grants of Plan-Based Awards" table on page ● for details of the RSUs and PSUs granted to our Named Executive Officers in fiscal 2019. Please see the "Director Compensation Table for Fiscal Year Ended March 30, 2019" on page ● for details of the RSUs granted to the non-employee directors.

Our Board recommends that you vote FOR the approval of the Haemonetics Corporation 2019 Equity Incentive Plan as set forth above. The affirmative vote by the holders of at least a majority of the shares present in person or by proxy and voting on this matter is required for the approval of this proposal. Under NYSE rules, abstentions will have the same effect on the result of this vote as votes against the proposal. Broker non-votes will have no effect.

www.haemonetics.com 53

SHARE OWNERSHIP INFORMATION

Equity Compensation Plans
The following table sets forth information as of March 30, 2019 with respect to the shares of common stock that may be issued under our two existing equity compensation plans, the 2005 Long-Term Incentive Plan (the “2005 Plan”) and the 2007 Employee Stock Purchase Plan (the “ESPP”).

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Available for Future Issuance (Excluding Securities Reflected in Column (a) (c)
Equity Compensation Plans approved by security holders	1,771,281(1)	$48.55(2)	5,584,603(3)
Equity compensation plans not approved by security holders	—	—	—
Total	1,771,281	$48.55	5,584,603

(1)
Includes 309,222 shares issuable upon the vesting of RSUs, 448,656 shares issuable upon the vesting of PSUs and 1,013,403 options to purchase shares of the Company’s common stock. PSUs have been included at their target value.

(2)
Represents the weighted average exercise price per share of the Company’s non-qualified stock options outstanding at March 30, 2019. The weighted average exercise price does not take into account the shares issuable upon vesting of outstanding RSUs and PSUs, which have no exercise price.

(3)
Represents 3,897,238 shares available for future issuance under the 2005 Long-Term Incentive Compensation Plan and 1,687,365 shares available for purchase under the 2007 Employee Stock Purchase Plan (the “ESPP”). Issuance of RSUs and PSUs reduce the number of shares available for issuance at a ratio of 3.02 shares to 1. RSUs and PSUs have reduced the number of securities available for future issuance based on their maximum issuance value of by 933,850 and 2,636,117, respectively. During the purchase period ended April 30, 2019, 24,659 shares of common stock of the Company were subject to purchase pursuant to the ESPP.

For a detailed description of the Company’s equity compensation plans and the assumptions used to calculate the number of unvested PSUs see Note 16 “Capital Stock” to the Company's consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2019.

54 | 2019 Proxy Statement

Security Ownership of Certain Beneficial Owners, Directors, and Management
The following table sets forth certain information with respect to beneficial ownership of the Company’s common stock by: (i) each person known by the Company to own beneficially more than five percent of the Company’s common stock; (ii) each of the Company’s directors and nominees; (iii) each of the executive officers named in the Summary Compensation Table in this Proxy Statement; and (iv) all directors and executive officers as a group. The information is presented as of May 28, 2019.

Name of Beneficial Owner	Title of Class	Amount & Nature Beneficial Ownership(1)	Percent of Class(2)
Greater than 5% Beneficial Owners
BlackRock, Inc.(3) 55 East 52nd Street New York, New York 10055	Common Stock	6,026,806	●%
The Vanguard Group(4) 100 Vanguard Blvd. Malvern, Pennsylvania 19355	Common Stock	5,619,997	●%
Wellington Management Group LLP(5) Wellington Group Holdings LLP Wellington Investment Advisors Holdings LLP Wellington Management Company LLP c/o Wellington Management Company LLP 280 Congress Street Boston, MA 02210	Common Stock	5,780,122	●%
Named Executive Officers
Christopher Simon(6)	Common Stock	●	*
William P. Burke(6)	Common Stock	●	*
Michelle L. Basil(6)	Common Stock	●	*
Said Bolorforosh, Ph.D.(6)	Common Stock	●	*
Jacqueline Scanlan(6)	Common Stock	●	*
Non-Employee Directors	Common Stock
Robert Abernathy(6)	Common Stock	●	*
Catherine M. Burzik(6)	Common Stock	●	*
Charles J. Dockendorff(6)	Common Stock	●	*
Ronald G. Gelbman(6)	Common Stock	●	*
Pedro P. Granadillo(6)	Common Stock	●	*
Mark W. Kroll6)	Common Stock	●	*
Richard J. Meelia(6)	Common Stock	●	*
Claire Pomeroy(6)	Common Stock	●	*
Ellen M. Zane(6)	Common Stock	●	*
All executive officers and directors as a group (14 persons)(7)	Common Stock	●	●%

*	Less than 1%

(1)	The persons named in the table have, to our knowledge, sole voting and investment power with respect to all shares shown as beneficially owned by them, except as noted in the footnotes below.

(2)
Applicable percentage ownership as of May 28, 2019 is based upon ● shares of our common stock outstanding. Beneficial ownership is determined in accordance with the rules and regulations of the SEC and includes voting and investment power with respect to shares. Shares of our common stock subject to options currently exercisable or exercisable within 60 days after May 28, 2019 and RSUs and PSUs that vest within 60 days after May 28, 2019 are deemed outstanding for computing the percentage ownership of the person holding such options and RSUs, but are not deemed outstanding for computing the percentage ownership of any other person.

(3)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by BlackRock, Inc. on January 28, 2019. The Schedule 13G/A indicates that, as of December 31, 2018, BlackRock, Inc. had sole voting power over 5,915,182 shares, sole dispositive power over 6,026,806 shares and shared voting and dispositive power over 0 shares.

www.haemonetics.com 55

(4)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by the Vanguard Group on February 11, 2019. The Schedule 13G/A indicates that, as of December 31, 2018, the Vanguard Group had sole voting power over 107,313 shares, shared voting power over 6,685 shares, sole dispositive power over 5,510,943 shares and shared dispositive power over 109,054 shares.

(5)
Amount and nature of ownership listed is based solely upon information contained in a Schedule 13G/A filed with the SEC by the Wellington Management Group LLP, Wellington Group Holdings LLP, Wellington Investment Advisors Holdings LLP and Wellington Management Company, LLP on March 11, 2019. The Schedule 13G/A indicates that, as of February 28, 2019, each reporting person had sole voting power and sole dispositive power over 0 shares, that Wellington Management Group LLP, Wellington Group Holdings LLP and Wellington Investment Advisors Holdings LLP each had shared voting power over 4,324,952 shares and shared dispositive power over 5,780,122 shares, and that Wellington Management Company LLP had shared voting power over 4,271,355 shares and shared dispositive power over 5,566,699 shares.

(6)
Includes shares that may be acquired upon the exercise of options exercisable within 60 days of May 28, 2019, unvested RSUs vesting within 60 days of May 28, 2019 and, in the case of our Named Executive Officers, unvested PSUs vesting within 60 days of May 28, 2019 as follows:

Name of Beneficial Owner	Stock Options Exercisable Within 60 Days of May 28, 2019	Unvested RSUs Exercisable Within 60 Days of May 28, 2019	Unvested PSUs Exercisable Within 60 Days of May 28, 2019
Christopher Simon	209,926	20,685	—
William P. Burke	8,037	2,047	—
Michelle L. Basil	24,420	2,169	—
Said Bolorforosh	832	233	—
Jacqueline Scanlan	4,198	1,072	—
Robert Abernathy	—	1,696	N/A
Catherine M. Burzik	—	1,696	N/A
Charles J. Dockendorff	12,180	1,696	N/A
Ronald G. Gelbman	16,926	1,696	N/A
Pedro P. Granadillo	—	1,696	N/A
Mark W. Kroll	16,926	1,696	N/A
Richard J. Meelia	16,926	1,696	N/A
Claire Pomeroy	—	—	N/A
Ellen M. Zane	—	1,696	N/A

(7)
Includes for one Executive Officer not specifically named in the table, an aggregate of 0 shares of common stock issuable upon the exercise of options presently exercisable or exercisable within 60 days of May 28, 2019 and 0 RSUs vesting within 60 days of May 28, 2019.

56 | 2019 Proxy Statement

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s directors, officers and persons who own more than 10% of the Company’s common stock to file with the SEC reports concerning their ownership of the Company’s common stock and changes in such ownership. To our knowledge, based upon a review of copies of reports filed with the SEC with respect to the fiscal year ended March 30, 2019 and written representations by our directors and officers that no other reports were required with respect to their transactions, during the fiscal year ended March 30, 2019, all reports required to be filed under Section 16(a) by our directors and officers and persons who were beneficial owners of more than 10% of our common stock were timely filed.

www.haemonetics.com 57

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Why am I receiving these materials?
The Company is making this Proxy Statement, the Company’s 2019 Annual Report to Shareholders and other meeting materials available to you on the Internet or, upon your request, sending printed or electronic versions to you (by mail or email, respectively) because the Board is soliciting your proxy to vote at the 2019 Annual Meeting of Shareholders to be held on July 25, 2019 at 8:00 A.M., Eastern Time, at the Company’s headquarters located at 400 Wood Road, Braintree, Massachusetts 02184, and at any adjournment(s) or postponements thereof. You are invited to attend the meeting and are requested to vote on the proposals described in this Proxy Statement.
Under rules adopted by the SEC, we are furnishing proxy materials to our shareholders primarily via the Internet, instead of mailing printed copies of those materials to each shareholder. On or about June ●, 2019, we will mail to our shareholders of record (other than those who previously requested electronic or paper delivery on an ongoing basis) a Shareholder Meeting Notice and Important Notice Regarding the Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy materials, including our Proxy Statement and 2019 Annual Report to Shareholders. All shareholders will have the ability to access our proxy materials on the website referred to in the Notice or request a printed set of the proxy materials. Instructions on how to access our proxy materials on the Internet or to request printed versions are provided in the Notice. The Notice also instructs you on how to access your proxy card to vote through the Internet or by telephone. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via email until you elect otherwise.

What is the purpose of the meeting?
At the 2019 Annual Meeting of Shareholders, shareholders will vote upon matters that are summarized in the formal meeting notice. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters before the meeting. Please read this Proxy Statement, the 2019 Annual Report to Shareholders and the other meeting materials carefully.

Who can vote?
Our Board has fixed the close of business on May 28, 2019 as the record date. Accordingly, only holders of record of our common stock, $0.01 par value per share, as of the close of business on the record date will be entitled to notice of, and to vote at, the 2019 Annual Meeting of Shareholders or any adjournment(s) or postponement(s) thereof. As of the record date, an aggregate of ● shares of our common stock were issued and outstanding, held by ● holders of record. The holders of our common stock are entitled to one vote per share on any proposal presented at the meeting.

What items am I voting on?
Shareholders will vote on the following items at the meeting:

1.	To elect the three director nominees named in this Proxy Statement as Class II directors with terms expiring in 2022 (Item 1);

2.	To approve, on an advisory basis, the compensation of our named executive officers (Item 2);

3.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2020 (Item 3);

4.	To approve amendments to the Company’s Restated Articles of Organization to provide for the annual election of directors (Item 4);

5.	To approve the Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan (Item 5); and

6.	To transact such other business as may properly come before the meeting.

58 | 2019 Proxy Statement

What are the recommendations of the Board?
Our Board recommends that you vote your shares:

•	FOR each of the nominees for director (Item 1);

•	FOR the approval of the advisory vote to approve the compensation of our Named Executive Officers (Item 2);

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending March 28, 2020 (Item 3);

•	FOR the proposed amendments to the Company’s Restated Articles of Organization to provide for the annual election of directors (Item 4); and

•	FOR The approval of the Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan (Item 5).

How do I vote my shares?
You may vote in person or by proxy at the 2019 Annual Meeting of Shareholders. Your execution of a proxy will not in any way affect your right to attend the meeting and vote in person.
If you are a shareholder of record (i.e., if you hold shares that are directly registered in your own name), there are four ways to vote:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided in the Notice.

•	By Telephone. If you requested printed copies of proxy materials by mail, you may vote by proxy via telephone by calling the toll free number found on the proxy card.

•
By Mail. If you requested printed copies of proxy materials by mail, you may vote by proxy via mail by filling out the proxy card (you must be sure to complete, sign and date the proxy card) and returning it in the envelope provided.

•
In Person. You may vote in person at the 2019 Annual Meeting of Shareholders. We will provide you with a ballot when you arrive. Shareholders who plan to attend the meeting must present valid photo identification. Shareholders of record will be verified against an official list available at the registration area. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.

If your shares are held in the name of a bank, broker or other holder of record, which is known as being held in “street name,” you will receive separate voting instructions with your proxy materials. If you hold your shares in street name, your ability to vote by Internet or by telephone depends on the voting process of the bank, broker or other holder of record that holds your shares. Although most banks, brokers and other holders of record also offer Internet and telephone voting, availability and specific procedures will depend on their voting arrangements. Please follow their directions carefully. If you want to vote shares that you hold in street name at the meeting, you must request a legal proxy from the bank, broker, or other holder of record that holds your shares and present that proxy, along with valid photo identification and sufficient proof of share ownership as of the record date, at the meeting. We reserve the right to deny admittance to anyone who cannot show valid identification or sufficient proof of share ownership as of the record date.
Even if you plan to attend the 2019 Annual Meeting of Shareholders, we encourage you to vote in advance using one of the voting methods described above so that your vote will be counted if you later decide not to attend the meeting. Directions to the meeting may be obtained by contacting Investor Relations at (781) 848-7100. You may also contact us in writing at the following address: Haemonetics Corporation, 400 Wood Road, Braintree, Massachusetts 02184, Attention: Investor Relations.

Can I change my vote after I have voted?
You may revoke your proxy and change your vote at any time before the final vote at the 2019 Annual Meeting of Shareholders by: (1) filing with our Corporate Secretary a written notice of revocation, (2) executing a later dated proxy relating to the same shares and delivering it to our Corporate Secretary or (3) attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy). If your shares are held in street name, you should contact your bank, broker or other nominee to revoke your proxy or, if you have obtained a legal proxy from your bank, broker or other nominee giving you the right to vote your shares at the meeting, you may change your vote by attending the meeting and voting in person. Any written notice of revocation or subsequent proxy should be sent to the attention of our Corporate Secretary, Haemonetics Corporation, 400 Wood Road, Braintree, Massachusetts, 02184 at or before the final vote at the meeting.

www.haemonetics.com 59

What vote is required to approve each proposal and how are votes counted?
Election of Directors (Item 1) will be determined by a plurality of the votes cast by shareholders entitled to vote at the meeting. Abstentions and broker non-votes will not have any effect on this proposal. Accordingly, the nominees receiving the highest number of “for” votes at the meeting will be elected as directors. However, under a policy adopted by the Board, in an uncontested election, any nominee for director who does not receive the favorable vote of at least a majority of the votes cast with respect to such director is required to tender his or her resignation to the Board, which will consider whether to accept the resignation. This is an uncontested election of directors because the number of nominees for director does not exceed the number of directors to be elected. If any nominee for director in this election receives a greater number of votes “withheld” than votes “for”, then within 90 days after the certification of the election results, the remaining members of our Board shall, through a process managed by the Governance and Compliance Committee and excluding the director nominee in question, determine whether to accept such resignation. The determination of the Board will be publicly disclosed by press release and the filing of appropriate disclosure with the SEC.
Approval of Item 2, Item 3 and Item 5 require the affirmative vote of a majority of shares present, in person or represented by proxy, and voting on each such matter at the meeting.  Approval of Item 4 requires the affirmative vote of at least a majority of outstanding shares of common stock entitled to vote on the matter. Abstentions and broker “non-votes” are included in the number of shares present or represented for purposes of a quorum but are disregarded for purposes of determining whether any of the proposals have been approved, other than in the case of Item 5, for which the NYSE rules provide that abstentions will have the same effect on the result of the vote as votes against the proposal.
Banks, brokers or other holders of record may vote shares held for a customer in street name on matters that are considered to be “routine” even if they have not received instructions from their customer. A broker “non-vote” occurs when a bank, broker, or other holder of record has not received voting instructions from a customer and cannot vote the customer’s shares because the matter is not considered routine.
One of the proposals before the meeting this year is deemed a "routine" matter, namely the ratification of the appointment of Ernst & Young as our independent registered public accounting firm for the fiscal year ending March 28, 2020 (Item 3), which means that if your shares are held in street name your bank, broker, or other nominee can vote your shares on that proposal if you do not provide timely instructions for voting your shares. The election of directors (Item 1), the non-binding advisory vote to approve executive compensation (Item 2), the approval of amendments to our Charter (Item 4) and the approval of the Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan (Item 5) are not considered “routine” matters. As a result, if you do not instruct your bank, broker or nominee how to vote with respect to those matters, your bank, broker or nominee may not vote on those proposals and a broker "non-vote" will occur.

Where can I find the results of the meeting?
The preliminary voting results will be announced at the 2019 Annual Meeting of Shareholders. The final voting results will be tallied by the inspector of election and published in a Current Report on Form 8-K, which we are required to file with the SEC within four business days following the meeting.

How do I request to receive proxy materials electronically or in hard copy?
The Notice will provide you with instructions regarding the method of delivery for future proxy materials. Choosing to access our proxy materials via the Internet or to receive future proxy materials by email will reduce the impact of our meetings on the environment as well as decrease the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it. If you hold your stock through a bank, broker or other holder of record and you would like to receive future proxy materials electronically, please refer to the information provided by that entity for instructions on how to elect this option.
If you prefer to receive paper copies of the proxy materials, you can still do so. You may request a paper copy by following the instructions provided in the Notice. The Notice also provides you with instructions on how to request paper copies of the proxy materials on an ongoing basis. There is no charge to receive the materials by mail. You may request printed copies of the materials until one year after the date of the meeting. If you have previously elected to receive printed proxy materials, you will continue to receive these materials in paper format until you elect otherwise.

60 | 2019 Proxy Statement

ADDITIONAL INFORMATION

Solicitation of Proxies
The Company will bear the costs of soliciting proxies, including the reimbursement to record holders of their expenses in forwarding proxy materials to beneficial owners. Directors, officers and regular employees of the Company, without extra compensation, may solicit proxies personally or by mail, telephone, email, fax, telex, telegraph or special letter.
The Company has engaged MacKenzie Partners, Inc. to assist in the solicitation of proxies and provide related advice and informational support, for a services fee, plus customary disbursements, which are not expected to exceed $20,000 in total. The Company will bear these costs.

Shareholder Proposals for Next Year's Annual Meeting
Pursuant to Rule 14a-8 promulgated under the Exchange Act, some shareholder proposals may be eligible for inclusion in the proxy statement for the Company’s 2020 Annual Meeting of Shareholders. In order for a shareholder proposal to be considered timely for inclusion in the Company’s proxy statement for the 2020 Annual Meeting of Shareholders, the written proposal must be received by the Company Secretary at the Company’s office, Haemonetics Corporation, 400 Wood Road, Braintree, Massachusetts 02184, no later than February ●, 2020.
Under our By-Laws, if a shareholder wishes to present a proposal or wants to nominate candidates for election as directors at our 2020 Annual Meeting of Shareholders, such shareholder must give written notice to the Corporate Secretary of the Company at the address noted above. The Secretary must receive such notice not earlier than 120 day prior to the one year anniversary of the date of the 2019 Annual Meeting of Shareholders and not less than 90 days prior to the one year anniversary of the date of the 2019 Annual Meeting of Shareholders; provided, however, that in the event that the 2020 Annual Meeting of Shareholders is called for a date that is advanced by more than 30 days or delayed by more than 60 days after such anniversary date, notice must be received by the Corporate Secretary not earlier than 120 days prior to the 2020 Annual Meeting and not later than 90 days prior to such meeting, or the 10th day following the day on which public announcement of the 2020 Annual Meeting was made. Our By-Laws also specify requirements as to the form and content of a shareholder’s notice. The Company will not entertain any proposals or nominations that do not meet those requirements. If the shareholder does not also comply with the requirements of Rule 14a-4(c)(2) under the Exchange Act, the Company may exercise discretionary voting authority under proxies it solicits to vote in accordance with its best judgment on any such shareholder proposal.

Other Matters
Management knows of no matters which may properly be and are likely to be brought before the meeting other than the matters discussed herein. However, if any other matters properly come before the meeting, the proxy holders named in the enclosed proxy card will vote in accordance with their best judgment.

Incorporation by Reference
To the extent that this proxy statement has been or will be specifically incorporated by reference into any filing made by us under the Securities Act of 1933, as amended, or the Exchange Act, the sections of the proxy statement entitled “Compensation Committee Report” and “Audit Committee Report” shall not be deemed to be so incorporated, unless specifically provided in any such filing.

Financial Matters and Form 10-K
WE WILL PROVIDE EACH BENEFICIAL OWNER OF OUR SECURITIES WITH A COPY OF OUR ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, REQUIRED TO BE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR OUR MOST RECENT FISCAL YEAR, WITHOUT CHARGE, UPON RECEIPT OF A WRITTEN REQUEST FROM SUCH PERSON. SUCH REQUEST SHOULD BE SENT TO INVESTOR RELATIONS, HAEMONETICS CORPORATION, 400 WOOD ROAD, BRAINTREE, MASSACHUSETTS 02184. ALTERNATIVELY, A BENEFICIAL OWNER MAY ACCESS THE COMPANY’S ANNUAL REPORT ON FORM 10-K ON THE INVESTOR RELATIONS PAGE ON THE COMPANY'S WEBSITE: WWW.HAEMONETICS.COM.

www.haemonetics.com 61

Delivery of Documents to Shareholders Sharing an Address
Some banks, brokers and other nominee record holders may be participating in the practice of “householding” the Notice and, if applicable, hardcopies of the proxy materials. This means that only one copy of the Notice or hardcopy proxy materials may have been sent to multiple shareholders in your household. We will promptly deliver a separate copy of the Notice or hardcopy proxy materials to you upon request if you call or write to Investor Relations, Haemonetics Corporation, 400 Wood Road, Braintree, Massachusetts 02184, (781) 848-7100. If you want to receive separate copies of our proxy materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address and phone number.
By Order of the Board of Directors

Michelle L. Basil
Secretary
Braintree, Massachusetts
June ●, 2019

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JULY 25, 2019: This Proxy Statement and the Company’s 2019 Annual Report to Shareholders are available at www.edocumentview.com/HAE.

62 | 2019 Proxy Statement

APPENDIX A

Non-GAAP Financial Reconciliations

The Company reports its financial results in accordance with accounting principles generally accepted in the United States (“GAAP”). This Proxy Statement contains financial measures which are considered “non-GAAP” financial measures under applicable SEC rules and regulations. Management uses non-GAAP measures to monitor the financial performance of the business, make informed business decisions, establish budgets and forecast future results. These non-GAAP financial measures should be considered supplemental to, and not a substitute for, our reported financial results prepared in accordance with U.S. GAAP. In this Proxy Statement, supplemental non-GAAP measures have been provided to assist shareholders in evaluating the performance of the Company’s core operations.

When used in this Proxy Statement, constant currency measures the change in revenue between the current and prior year periods using a constant currency conversion rate. Adjusted operating income and adjusted earnings per share exclude restructuring and turnaround costs, accelerated device depreciation and related costs, deal amortization expenses, impacts of U.S. tax reform, certain legal and other expenses, and non-cash write-downs of goodwill and other assets. Adjusted net income and adjusted earnings per share also exclude gains and losses on asset dispositions. Adjusted operating margin equals adjusted operating income as a percentage of revenue determined in accordance with GAAP.

For additional details regarding the reconciliation of GAAP and non-GAAP financial measures below, see the Company’s Current Report on Form 8-K filed with the SEC on May 7, 2019. This information is also available on the Investor Relations page on the Company’s website at www.haemonetics.com.

www.haemonetics.com 63

RECONCILIATION OF CONSTANT CURRENCY REVENUE GROWTH FOR FISCAL YEARS 2019 AND 2018
(Data in thousands)

	Year Ended
	3/30/2019	3/31/2018	Reported growth	Currency impact	Constant currency growth(1)
	(unaudited)
Revenues by Business Unit
Plasma	$501,837	$435,956	15.1%	0.3%	14.8%
Blood Center	269,203	284,902	(5.5)%	—%	(5.5)%
Hospital	196,539	183,065	7.4%	0.1%	7.3%
Net revenues	$967,579	$903,923	7.0%	—%	7.0%
(1) Constant currency growth, a non-GAAP financial measure, measures the change in sales between the current and prior year period using a constant currency. See description of non-GAAP financial measures contained on the first page of this Appendix A.
RECONCILIATION OF ADJUSTED OPERATING INCOME FOR FISCAL YEARS 2019 AND 2018
(Data in thousands)

	Year Ended
	3/30/2019	3/31/2018
	(unaudited)
GAAP operating income	$83,545	$56,157
Restructuring and turnaround costs	13,660	44,125
Impairment of assets	21,170	1,941
PCS2 accelerated depreciation and related costs	19,126	—
Deal amortization	24,803	26,013
Legal charges(1)	2,726	3,011
Adjusted operating income	$165,030	$131,247

(1)	Reflects amounts accrued for resolution of customer damages assessments associated with product recalls.
RECONCILIATION OF ADJUSTED EARNINGS PER SHARE FOR FISCAL YEARS 2019 AND 2018
(Data in thousands except per share data)

	Year Ended
	3/30/2019	3/31/2018
	(unaudited)
GAAP net income	$55,019	$45,572
Restructuring and turnaround costs	13,623	44,125
Impairment of assets	21,170	1,941
PCS2 accelerated depreciation and related costs	19,126	—
Deal amortization	24,803	26,013
Gain on divestiture	—	(8,000)
Legal charges(1)	2,726	3,011
Tax impact associated with adjustments	(9,682)	(14,598)
Tax reform impact	—	1,988
Adjusted net income	$126,785	$100,052
GAAP net income per common share	$1.04	$0.85
Adjusted items after tax per common share assuming dilution	1.35	1.02
Adjusted net income per common share assuming dilution	$2.39	$1.87

(1)	Reflects amounts accrued for resolution of customer damages assessments associated with product recalls.

64 | 2019 Proxy Statement

APPENDIX B

Amendments to Restated Articles of Organization
The proposed amendments to our Restated Articles of Organization are set forth below. Text stricken through indicates deletions, and text that is underlined indicates additions.
ARTICLE 6: OTHER LAWFUL PROVISIONS
Article 6, Section II, which relates to the shareholder vote required to change the Company’s classified board structure, would be amended as follows:
II. Classified Board of Directors
1. Prior to the 2022 annual meeting of stockholders, t~~T~~he Directors of the Corporation shall be divided into three classes: Class I, Class II and Class III. Each director shall hold office until the annual meeting for the year in which such director’s term expires and until such director’s successor shall be elected and qualified, subject to prior death, resignation, retirement or removal. At the 2020 annual meeting of stockholders of the Corporation, the successors to the directors whose terms expire at that meeting shall be elected to hold office for terms expiring at the 2021 annual meeting of stockholders; at the 2021 annual meeting of stockholders, the successors to the directors whose terms expire at that meeting shall be elected for terms expiring at the 2022 annual meeting of stockholders; and at the 2022 annual meeting of stockholders, the successors to the directors whose terms expire at that meeting shall be elected for terms expiring at the 2023 annual meeting of stockholders and the division of directors into classes shall terminate. Thereafter all directors shall be elected for terms expiring at the next annual meeting of stockholders and until their successors shall be elected and qualified, subject to prior death, resignation, retirement or removal. Any vacancy in the Board of Directors, including a vacancy resulting from an enlargement of the Board, shall be filled as provided in the By-Laws. ~~Each class shall consist, as nearly as may be possible, of one-third of the whole number of the Board of Directors. If the number of Directors is not evenly divisible by three, the Board of Directors shall determine the number of Directors to be elected initially into each class. The initial members of Class I shall be Anthony J. Cardinal, Robert M. Reardon and George M. Berman, and they shall hold office for a term to expire at the annual meeting of the stockholders to be held in 1991; the initial members of Class II shall be Michel Garretta and Philip H. Chaffee, and they shall hold office for a term to expire at the annual meeting of the stockholders to be held in 1992; and the initial members of Class III shall be John F. White and James L. Peterson, and they shall hold office for a term to expire at the annual meeting of the stockholders to be held in 1993, and in the case of each class, until their respective successors are duly elected and qualified. At each annual election held commencing with the annual election in 1991, the Directors elected to succeed those whose terms expire shall be identified as being of the same class as the Directors they succeed and shall be elected to hold office for a term to expire at the third annual meeting of the stockholders after their election, and until their respective successors are duly elected and qualified. If the number of Directors changes, any increase or decrease in Directors shall be apportioned among the classes so as to maintain all classes as equal in number as possible, and any additional Director elected to any class shall hold office for a term which shall coincide with the terms of the other Directors in such class and until his successor is duly elected and qualified~~.
2. Notwithstanding any other provisions of these Articles of Organization or the By-Laws of the corporation or the fact that a lesser percentage may be specified by law, these Articles of Organization or the By-Laws of the corporation, the affirmative vote of the holders of at least a majority of the combined voting power of the outstanding stock of the corporation entitled to vote generally in the election of Directors, voting together as a single class, shall be required to amend, alter, adopt any provision inconsistent with or to repeal this Section II.

www.haemonetics.com 65

APPENDIX C

2019 Haemonetics Corporation Long-Term Incentive Compensation Plan
HAEMONETICS CORPORATION
2019 LONG-TERM INCENTIVE COMPENSATION PLAN
Effective as of the Effective Date (as defined below), the Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan (the “Plan”) is hereby established.
The purpose of the Plan is to provide employees of Haemonetics Corporation (the “Company”) and its subsidiaries, certain consultants and advisors who perform services for the Company and its subsidiaries, and non-employee members of the Board of Directors of the Company and its subsidiaries, with the opportunity to receive grants of incentive stock options, nonqualified stock options, stock appreciation rights, restricted stock, restricted stock units, other stock-based awards, and/or cash awards.
The Company believes that the Plan will encourage the participants to contribute to the success and/or growth of the Company, thereby benefitting the Company’s stockholders, and will align the economic interests of the participants with those of the stockholders.
The Plan is a successor to the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan (the “Prior Plan”). No additional grants shall be made under the Prior Plan after the Effective Date. Outstanding grants under the Prior Plan shall continue in effect according to their terms, consistent with the Prior Plan.
Section 1.Definitions
Capitalized terms used in the Plan and not defined elsewhere in the Plan shall have the meaning set forth in this Section below:
(a)“Award” shall mean an Option, SAR, Restricted Stock, Restricted Stock Unit, Other Stock-Based Award, or Cash Award granted under the Plan.
(b)“Award Agreement” shall mean the written agreement that sets forth the terms and conditions of an Award, including all amendments thereto.
(c)“Board” shall mean the Board of Directors of the Company.
(d)“Cash Award” shall mean a cash incentive payment awarded under this Plan as described under Section 11.
(e)“Cause” shall have the meaning given to that term in any written employment agreement, change-of-control agreement, offer letter or severance agreement between the Employer and the Participant, or if no such agreement exists or if such term is not defined therein, and unless otherwise defined in the Award Agreement, Cause shall mean that the Participant:

66 | 2019 Proxy Statement

(i)has materially breached his or her employment or service contract with the Employer, which breach has not been remedied by the Participant after written notice has been provided to the Participant of such breach;
(ii)has engaged in disloyalty to the Employer, including without limitation, fraud, embezzlement, theft, commission of a felony or proven dishonesty, any of which results in economic loss, damage, or injury to the Employer;
(iii) has disclosed trade secrets or confidential information of the Employer to persons not entitled to receive such information;
(iv)has breached any written noncompetition or nonsolicitation agreement between the Participant and the Employer; or
(v)has engaged in gross misconduct or a willful and material violation of the Company’s policies and procedures that is injurious to the Company.
For the avoidance of doubt, the occurrence of any of the actions set forth in clauses (i) through (v) immediately above shall be determined by the Committee in good faith.
(f)“CEO” shall mean the Chief Executive Officer of the Company.
(g)Unless otherwise set forth in an Award Agreement, a “Change of Control” shall be deemed to have occurred if:
(i)a person, or any two or more persons acting as a group, and all affiliates of such person or persons, who prior to such time owned less than fifty percent (50%) of the Company’s then outstanding shares of Company Stock, shall acquire such additional shares of Company Stock in one or more transactions, or series of transactions, such that following such transaction or transactions such person or group and affiliates beneficially own fifty percent (50%) or more of the Company Stock outstanding;
(ii)closing of the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity;
(iii)individuals who constitute the Incumbent Board cease for any reason to constitute at least a majority of the Company’s Board (for this purpose, “Incumbent Board” means at any time those persons who are then members of the Company’s Board of Directors and who are either (y) members of the Company’s Board of Directors on the Effective Date, or (z) have been elected, or have been nominated for election by the Company’s stockholders, by the affirmative vote of at least two-thirds of the directors comprising the Incumbent Board at the time of such election or nomination (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director without objection to such nomination); or
(iv)the consummation of any merger, reorganization, consolidation or share exchange unless the persons who were the beneficial owners of the Company’s outstanding shares of Company Stock immediately before the consummation of such transaction beneficially own more than 50% of the outstanding shares of the common stock of the successor or survivor entity in such transaction immediately following the consummation of such transaction. For purposes of this definition, the percentage of the beneficially owned shares of the successor or survivor entity described above shall be determined exclusively by reference to the shares of the successor or survivor entity which result from the beneficial ownership of Company Stock by the persons described above immediately before the consummation of such transaction.

www.haemonetics.com 67

(h) “Code” shall mean the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.
(i)“Committee” shall mean the Compensation Committee of the Board or another committee appointed by the Board to administer the Plan. The Committee shall also consist of directors who are “non-employee directors” as defined under Rule 16b-3 promulgated under the Exchange Act and “independent directors,” as determined in accordance with the independence standards established by the stock exchange on which the Company Stock is at the time primarily traded.
(j)“Company” shall mean Haemonetics Corporation, a company organized under the laws of the state of Massachusetts.
(k)“Company Stock” shall mean common stock of the Company.
(l)“Disability” or “Disabled” shall mean, unless otherwise defined in an employment agreement between the Participant and the Company, a condition whereby the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is determined to be totally disabled by the Social Security Administration, provided that each qualifies as a disability within the meaning of Code Section 409A.
(m)“Dividend Equivalent” shall mean an amount determined by multiplying the number of shares of Company Stock subject to a Restricted Stock Unit or Other Stock-Based Award by the per-share cash dividend paid by the Company on its outstanding Company Stock, or the per-share Fair Market Value of any dividend paid on its outstanding Company Stock in consideration other than cash. If interest is credited on accumulated divided equivalents, the term “Dividend Equivalent” shall include the accrued interest.
(n)“Effective Date” shall mean the date on which the Plan is approved by the Company’s stockholders.
(o)“Employee” shall mean an employee of the Employer (including an officer or director who is also an employee), but excluding any person who is classified by the Employer as a “contractor” or “consultant,” no matter how characterized by the Internal Revenue Service, other governmental agency or a court. Any change of characterization of an individual by the Internal Revenue Service or any court or government agency shall have no effect upon the classification of an individual as an Employee for purposes of this Plan, unless the Committee determines otherwise.
(p)“Employed by, or providing service to, the Employer” shall mean employment or service as an Employee, Key Advisor, member of the Board or a member of a board of directors of a subsidiary of the Company (so that, for purposes of exercising Options and SARs and satisfying conditions with respect to Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and Cash Awards, a Participant shall not be considered to have terminated employment or service until the Participant ceases to be an Employee, Key Advisor, member of the Board, or member of the board of a subsidiary of the Company), unless the Committee determines otherwise. If a Participant’s relationship is with a subsidiary of the Company and that entity ceases to be a subsidiary of the Company, the Participant will be deemed to cease employment or service when the entity ceases to be a subsidiary of the Company, unless the Participant transfers employment or service to an Employer.
(q)“Employer” shall mean the Company and its subsidiaries.

68 | 2019 Proxy Statement

(r)“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
(s)“Exercise Price” shall mean the per share price at which shares of Company Stock may be purchased under an Option, as designated by the Committee.
(t)“Fair Market Value” shall mean:
(i)If the Company Stock is publicly traded, the Fair Market Value per share shall be determined as follows: (A) if the principal trading market for the Company Stock is a national securities exchange, the closing sales price per share of Company Stock, as reported by such exchange, during regular trading hours on the relevant date or, if there were no trades on that date, the latest preceding date upon which a sale was reported, or (B) if the Company Stock is not principally traded on any such exchange, the last reported sale price of a share of Company Stock during regular trading hours on the relevant date, as reported by the OTC Bulletin Board.
(ii)If the Company Stock is not publicly traded or, if publicly traded, is not subject to reported transactions as set forth above, the Fair Market Value per share shall be determined by the Committee through any reasonable valuation method and, if required, that is authorized under the Code.
(u)“Incentive Stock Option” shall mean an Option that is intended to meet the requirements of an incentive stock option under section 422 of the Code.
(v)“Key Advisor” shall mean a consultant or advisor of the Employer.
(w)“Non-Employee Director” shall mean a member of the Board who is not an Employee.
(x)“Nonqualified Stock Option” shall mean an Option that is not intended to be taxed as an incentive stock option under section 422 of the Code.
(y)“Option” shall mean an option to purchase shares of Company Stock, as described in Section 6.
(z)“Other Stock-Based Award” shall mean any Award based on, measured by or payable in Company Stock (other than an Option, Restricted Stock Unit, Restricted Stock, or SAR), as described in Section 10.
(aa)“Participant” shall mean an Employee, Key Advisor or Non-Employee Director designated by the Committee to participate in the Plan.
(ab)“Performance Goals” shall mean performance goals based on, but are not limited to, one or more of the following criteria: revenue; earnings per share; operating income; net income (before or after taxes); cash flow (including, but not limited to, operating cash flow and free cash flow); gross profit; growth in any of the preceding measures; gross profit return on investment; gross margin return on investment; working capital; gross margins; EBIT; EBITDA; return on equity; return on assets; return on capital; revenue growth; total shareholder return; economic value added; customer satisfaction; technology leadership; number of new patents; employee retention; market share; market segment share; product release schedules; new product innovation; cost reduction through advanced technology; brand recognition/acceptance; product ship targets; and stock value; and other similar criteria consistent with the foregoing. Performance goals applicable to an Award shall be determined by the Committee, and may be measured in terms of any period, including calendar year, fiscal year, or any longer or shorter period as determined by the Committee. Performance goals may be established on an absolute or relative basis, on a GAAP or non-GAAP basis, and may be established on

www.haemonetics.com 69

a corporate-wide basis, or on objectives that are related to the performance of an individual Participant, or with respect to one or more business units, departments, divisions, subsidiaries or business segments. Relative performance may be measured against a group of peer companies, a financial market index or other objective and quantifiable indices.
(ac)“Plan” shall mean this Haemonetics Corporation 2019 Long-Term Incentive Compensation Plan, as in effect from time to time.
(ad)“Prior Plan” shall mean the Haemonetics Corporation 2005 Long-Term Incentive Compensation Plan.
(ae)“Restricted Stock” shall mean an award of Company Stock, as described in Section 7.
(af)“Restricted Stock Unit” shall mean an award of a phantom unit representing a share of Company Stock, as described in Section 8.
(ag)“Restriction Period” shall have the meaning given that term in Section 7(a).
(ah)“SAR” shall mean a stock appreciation right, as described in Section 9.
(ai)“Substitute Awards” shall have the meaning given that term in Section 4(c).
Section 2.Administration
(a)Committee. The Plan shall be administered and interpreted by the Committee. The Committee may delegate authority to one or more subcommittees, as it deems appropriate. Subject to compliance with applicable law and the applicable stock exchange rules, the Board, in its discretion, may perform any action of the Committee hereunder. To the extent that the Board, the Committee, a subcommittee or the CEO, as described below administers the Plan, references in the Plan to the “Committee” shall be deemed to refer to the Board, the Committee or such subcommittee or the CEO.
(b)Delegation to CEO. Subject to compliance with applicable law and applicable stock exchange requirements, the Committee may delegate all or part of its authority and power to the CEO, as it deems appropriate, with respect to Awards to Employees or Key Advisors who are not officers or directors under section 16 of the Exchange Act.
(c)Committee Authority. The Committee shall have the sole authority to (i) determine the individuals to whom Awards shall be made under the Plan, (ii) determine the type, size, terms and conditions of the Awards to be made to each such individual, (iii) determine the time when the Awards will be made and the duration of any applicable exercise or restriction period, including the criteria for exercisability and the acceleration of exercisability, (iv) amend the terms of any previously issued Award, subject to the provisions of Section 18 below, (v) determine and adopt terms, guidelines, and provisions, not inconsistent with the Plan and applicable law, that apply to individuals residing outside the United States who receive Awards under the Plan, and (vi) deal with any other matters arising under the Plan.
(d)Committee Determinations. The Committee shall have full power and express discretionary authority to administer and interpret the Plan, to make factual determinations and to adopt or amend such rules, regulations, agreements and instruments for implementing the Plan and for the conduct of its business as it deems necessary or advisable, in its sole discretion. The Committee’s interpretations of the Plan and all determinations made by the Committee pursuant to the powers vested in it hereunder shall be final, conclusive and binding on all persons having any interest in the Plan or in any awards granted hereunder. All

70 | 2019 Proxy Statement

powers of the Committee shall be executed in its sole discretion, in the best interest of the Company, not as a fiduciary, and in keeping with the objectives of the Plan and need not be uniform as to similarly situated individuals.
Section 3.Awards
(a)    General. Awards under the Plan may consist of Options as described in Section 6, Restricted Stock as described in Section 7, Restricted Stock Units as described in Section 8, SARs as described in Section 9, Other Stock-Based Awards as described in Section 10, and Cash Awards as described in Section 11. All Awards shall be subject to the terms and conditions set forth herein and to such other terms and conditions consistent with this Plan as the Committee deems appropriate and as are specified in writing by the Committee to the individual in the Award Agreement. All Awards shall be made conditional upon the Participant’s acknowledgement, in writing or by acceptance of the Award, that all decisions and determinations of the Committee shall be final and binding on the Participant, his or her beneficiaries and any other person having or claiming an interest under such Award. Awards under a particular Section of the Plan need not be uniform as among the Participants.
Section 4.Shares Subject to the Plan
(a)Shares Authorized. Subject to adjustment as described below in Sections 4(b) and 4(e) below, the aggregate number of shares of Company Stock, or share reserve, that may be issued or transferred under the Plan shall be 2,700,000 shares, plus the number of shares of Company Stock reserved for issuance under the Prior Plan that remain available for grant under the Prior Plan as of the Effective Date. In addition, and subject to adjustment as provided in Sections 4(b) and 4(e) below, shares of Company Stock subject to outstanding grants under the Prior Plan as of the Effective Date that terminate, expire or are cancelled, forfeited, exchanged or surrendered on or after the Effective Date, without having been exercised, vested or paid under the Prior Plan shall be added to the share reserve under the Plan (the “Prior Plan Returned Shares”). The aggregate number of shares of Company Stock that may be issued or transferred under the Plan pursuant to Incentive Stock Options shall not exceed 2,700,000 shares of Company Stock.
(b)Source of Shares; Share Counting. Shares issued or transferred under the Plan may be authorized but unissued shares of Company Stock or reacquired shares of Company Stock, including shares purchased by the Company on the open market for purposes of the Plan. Any shares that are subject to an Award of Options or SARs shall be counted against the share reserve authorized in Section 4(a) as one (1) share; and any shares that are subject to Awards other than Options, SARs, or Cash Awards, shall be counted against the share reserve authorized in Section 4(a) as 2.76 shares (the “Fungible Ratio”). Any shares that become available for reissuance pursuant to the terms of the Plan, including any Prior Plan Returned Shares, will be returned to the share reserve at the rates described in the preceding sentences of this Section 4(b). If and to the extent Options or SARs granted under the Plan or options, restricted stock, restricted stock units, or other stock based awards granted under the Prior Plan terminate, expire or are canceled, forfeited, exchanged or surrendered without having been exercised, or if any Restricted Stock, Restricted Stock Units or Other Stock-Based Awards are forfeited or terminated, the shares subject to such Awards shall again be available for purposes of the Plan. Shares surrendered or withheld in payment of the Exercise Price of an Option (including an option granted under the Prior Plan that is exercised on or after the Effective Date) or SAR shall not be available for reissuance under the Plan. Shares of Company Stock withheld or surrendered for payment of taxes with respect to Awards (including options granted under the Prior Plan) shall not be available for reissuance under the Plan. If SARs are granted, the full number of shares subject to the SARs shall be considered issued under the Plan, without regard to the number of shares issued upon exercise of the SARs. To the extent any Awards are paid in cash, and not in shares of Company Stock, any shares previously subject to such Awards shall again be available for issuance or transfer under the Plan. For the avoidance of doubt, if shares are

www.haemonetics.com 71

repurchased by the Company on the open market with the proceeds of the Exercise Price of Options (including options granted under the Prior Plan), such shares may not again be made available for issuance under the Plan.
(c)Substitute Awards. Shares issued or transferred under Awards made pursuant to an assumption, substitution or exchange for previously granted awards of a company acquired by the Company in a transaction (“Substitute Awards”) shall not reduce the number of shares of Company Stock available under the Plan, and available shares under a stockholder approved plan of an acquired company (as appropriately adjusted to reflect the transaction) may be used for Awards under the Plan and shall not reduce the Plan’s share reserve (subject to applicable stock exchange listing and Code requirements).
(d)Individual Limits. Subject to adjustment as described below in Section 4(e), the following Award limitations shall apply:
(i)For Options, SARs, Restricted Stock, Restricted Stock Units and Other Stock-Based Awards (whether payable in Company Stock, cash or a combination of the two), the maximum number of shares of Company Stock for which such Awards may be made to any Employee or Key Advisor in any fiscal year shall not exceed 750,000 shares of Company Stock in the aggregate, without regard to, and prior to any application of, the Fungible Ratio.
(ii)The maximum aggregate grant date value of shares of Company Stock subject to Awards granted to any Non-Employee Director during any calendar year for services rendered as a Non-Employee Director, taken together with any cash fees earned by such Non-Employee Director for services rendered as a Non-Employee Director during the fiscal year, shall not exceed $750,000 in total value. For purposes of this limit, the value of such Awards shall be calculated based on the grant date fair value of such Awards for financial reporting purposes.
(iii)Notwithstanding the foregoing, the individual limit described in subsection (i) shall be increased to two times the otherwise applicable limit with respect to Awards that are made on or around the date of hire to a newly hired Employee.
(e)Adjustments. If there is any change in the number or kind of shares of Company Stock outstanding by reason of (i) a stock dividend, spinoff, recapitalization, stock split, reverse stock split, or combination or exchange of shares, (ii) a merger, reorganization or consolidation, (iii) a reclassification or change in par value, or (iv) any other extraordinary or unusual event affecting the outstanding Company Stock as a class without the Company’s receipt of consideration, or if the value of outstanding shares of Company Stock is substantially reduced as a result of a spinoff or the Company’s payment of an extraordinary dividend or distribution, the maximum number and kind of shares of Company Stock available for issuance under the Plan, the maximum number and kind of shares of Company Stock for which any individual may receive Awards in any year, the number and kind of shares covered by outstanding Awards, the number and kind of shares issued and to be issued under the Plan, and the price per share or the applicable market value of such Awards shall be equitably adjusted by the Committee to reflect any increase or decrease in the number of, or change in the kind or value of, the issued shares of Company Stock to preclude, to the extent practicable, the enlargement or dilution of rights and benefits under the Plan and such outstanding Awards; provided, however, that any fractional shares resulting from such adjustment shall be eliminated. In addition, in the event of a Change of Control, the provisions of Section 13 of the Plan shall apply. Any adjustments to outstanding Awards shall be consistent with section 409A or 424 of the Code, to the extent applicable. Notwithstanding the foregoing, for each Option or SAR with an Exercise Price or base amount, as the case may be, greater than the consideration offered in connection with any transaction or event described herein, the Committee may, in its sole discretion, elect to cancel such Option or SAR without any payment to the person holding such Option or SAR. Subject to Section 18(b) below, the adjustments of Awards under this Section 4(e) shall include adjustment of shares,

72 | 2019 Proxy Statement

Exercise Price of Options, base amount of SARs, Performance Goals or other terms and conditions, as the Committee deems appropriate. The Committee shall have the sole discretion and authority to determine what appropriate adjustments shall be made and any adjustments determined by the Committee shall be final, binding and conclusive.
Section 5.Eligibility for Participation
(a)Eligible Persons. All Employees and Non-Employee Directors shall be eligible to participate in the Plan. Key Advisors shall be eligible to participate in the Plan if the Key Advisors render bona fide services to the Employer, the services are not in connection with the offer and sale of securities in a capital-raising transaction and the Key Advisors do not directly or indirectly promote or maintain a market for the Company’s securities.
(b)Selection of Participants. The Committee shall select the Employees, Non-Employee Directors and Key Advisors to receive Awards and shall determine the number of shares of Company Stock subject to a particular Award in such manner as the Committee determines.
Section 6.Options
The Committee may grant Options to an Employee, Non-Employee Director or Key Advisor upon such terms as the Committee deems appropriate. The following provisions are applicable to Options:
(a)Number of Shares. The Committee shall determine the number of shares of Company Stock that will be subject to each Award of Options to Employees, Non-Employee Directors and Key Advisors.
(b)Type of Option and Exercise Price.
(i)The Committee may grant Incentive Stock Options or Nonqualified Stock Options or any combination of the two, all in accordance with the terms and conditions set forth herein. Notwithstanding such designations, to the extent that an Option designated as an Incentive Stock Option does not qualify as an Incentive Stock Option, it shall be treated as a Nonqualified Stock Option. Incentive Stock Options may be granted only to employees of the Company or its subsidiary corporations, as defined in section 424 of the Code. Nonqualified Stock Options may be granted to Employees, Non‑Employee Directors and Key Advisors.
(ii)The Exercise Price of Company Stock subject to an Option shall be determined by the Committee and shall be equal to or greater than the Fair Market Value of a share of Company Stock on the date the Option is granted. However, an Incentive Stock Option may not be granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, unless the Exercise Price per share is not less than 110% of the Fair Market Value of a share of Company Stock on the date of grant.
(c)Option Term. The Committee shall determine the term of each Option. The term of any Option shall not exceed seven years from the date of grant. However, an Incentive Stock Option that is granted to an Employee who, at the time of grant, owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company, or any parent or subsidiary corporation of the Company, as defined in section 424 of the Code, may not have a term that exceeds five years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of an Option (other than an Incentive Stock Option), the exercise of the Option is prohibited by applicable law, including a prohibition on

www.haemonetics.com 73

purchases or sales of Company Stock under the Company’s insider trading policy, the term of the Option shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.
(d)Exercisability of Options. Options shall become exercisable in accordance with such terms and conditions, consistent with the Plan, as may be determined by the Committee and specified in the Award Agreement. Subject to the limitations set forth in Section 13, the Committee may accelerate the exercisability of any or all outstanding Options at any time for any reason.
(e)Awards to Nonexempt Employees. Notwithstanding the foregoing, Options granted to persons who are nonexempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such Options may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).
(f)Termination of Employment or Service. Except as provided in the Award Agreement, an Option may only be exercised while the Participant is employed by, or providing services to, the Employer. The Committee shall determine in the Award Agreement under what circumstances and during what time periods a Participant may exercise an Option after termination of employment or service.
(g)Exercise of Options. A Participant may exercise an Option that has become exercisable, in whole or in part, by delivering a notice of exercise to the Company. The Participant shall pay the Exercise Price for an Option as specified by the Committee (i) in cash, or by check, (ii) unless the Committee determines otherwise, by delivering shares of Company Stock owned by the Participant and having a Fair Market Value on the date of exercise at least equal to the Exercise Price or by attestation (on a form prescribed by the Committee) to ownership of shares of Company Stock having a Fair Market Value on the date of exercise at least equal to the Exercise Price, (iii) by payment through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, (iv) if permitted by the Committee, by withholding shares of Company Stock subject to the exercisable Option, which have a Fair Market Value on the date of exercise equal to the Exercise Price, or (v) by such other method as the Committee may approve. Shares of Company Stock used to exercise an Option shall have been held by the Participant for the requisite period of time necessary to avoid adverse accounting consequences to the Company with respect to the Option. Payment for the shares to be issued or transferred pursuant to the Option, and any required withholding taxes, must be received by the Company by the time specified by the Committee depending on the type of payment being made, but in all cases prior to the issuance or transfer of such shares.
(h)Limits on Incentive Stock Options. Each Incentive Stock Option shall provide that, if the aggregate Fair Market Value of the Company Stock on the date of the grant with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year, under the Plan or any other stock option plan of the Company or a parent or subsidiary, exceeds $100,000, then the Option, as to the excess, shall be treated as a Nonqualified Stock Option.
Section 7.Restricted Stock
The Committee may issue or transfer shares of Company Stock to an Employee, Non‑Employee Director or Key Advisor under an award of Restricted Stock, upon such terms as the Committee deems appropriate. The following provisions are applicable to Restricted Stock:
(a)General Requirements. Shares of Company Stock issued or transferred pursuant to Restricted Stock may be issued or transferred for consideration or for no consideration, and subject to

74 | 2019 Proxy Statement

restrictions or no restrictions, as determined by the Committee. The Committee may, but shall not be required to, establish conditions under which restrictions on Restricted Stock shall lapse over a period of time or according to such other criteria as the Committee deems appropriate, including, without limitation, restrictions based upon the achievement of specific Performance Goals. The period of time during which the Restricted Stock will remain subject to restrictions will be designated in the Award Agreement as the “Restriction Period.”
(b)Number of Shares. The Committee shall determine the number of shares of Company Stock to be issued or transferred pursuant to an award of Restricted Stock and the restrictions applicable to such shares.
(c)Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer during a period designated in the Award Agreement as the Restriction Period, or if other specified conditions are not met, the Restricted Stock shall terminate as to all shares covered by the Award as to which the restrictions have not lapsed, and those shares of Company Stock must be immediately returned to the Company. Subject to the limitations set forth in Section 13, the Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(d)Restrictions on Transfer and Legend on Stock Certificate. During the Restriction Period, a Participant may not sell, assign, transfer, pledge or otherwise dispose of the shares of Restricted Stock except under Section 16 below. Unless otherwise determined by the Committee, the Company will retain possession of certificates for shares of Restricted Stock until all restrictions on such shares have lapsed. Each certificate for Restricted Stock, unless held by the Company, shall contain a legend giving appropriate notice of the restrictions in the Award. The Participant shall be entitled to have the legend removed from the stock certificate covering the shares subject to restrictions when all restrictions on such shares have lapsed. The Committee may determine that the Company will not issue certificates for Restricted Stock until all restrictions on such shares have lapsed.
(e)Right to Vote and to Receive Dividends. Unless the Committee determines otherwise, during the Restriction Period, the Participant shall have the right to vote shares of Restricted Stock and to be credited any dividends or other distributions paid on such shares, subject to any restrictions deemed appropriate by the Committee, including, without limitation, the achievement of specific Performance Goals. Dividends shall vest and become payable only if and to the extent that the underlying Restricted Stock vests, as determined by the Committee.
(f)Lapse of Restrictions. All restrictions imposed on Restricted Stock shall lapse upon the expiration of the applicable Restriction Period and the satisfaction of all conditions, if any, imposed by the Committee. The Committee may determine, as to any or all Restricted Stock, that the restrictions shall lapse without regard to any Restriction Period.
Section 8.Restricted Stock Units
The Committee may grant Restricted Stock Units, each of which shall represent one hypothetical share of Company Stock, to an Employee, Non-Employee Director or Key Advisor upon such terms and conditions as the Committee deems appropriate. The following provisions are applicable to Restricted Stock Units:
(a)Crediting of Units. Each Restricted Stock Unit shall represent the right of the Participant to receive a share of Company Stock or an amount of cash based on the value of a share of Company Stock, if and when specified conditions are met. All Restricted Stock Units shall be credited to bookkeeping accounts established on the Company’s records for purposes of the Plan.

www.haemonetics.com 75

(b)Terms of Restricted Stock Units. The Committee may grant Restricted Stock Units that vest and are payable if specified Performance Goals or other conditions are met, or under other circumstances. Restricted Stock Units may be paid at the end of a specified performance period or other period, or payment may be deferred to a date authorized by the Committee. Subject to the limitations set forth in Section 13, the Committee may accelerate vesting or payment, as to any or all Restricted Stock Units at any time for any reason, provided such acceleration complies with section 409A of the Code. The Committee shall determine the number of Restricted Stock Units to be granted and the requirements applicable to such Restricted Stock Units.
(c)Requirement of Employment or Service. If the Participant ceases to be employed by, or provide service to, the Employer prior to the vesting of Restricted Stock Units, or if other conditions established by the Committee are not met, the Participant’s Restricted Stock Units shall be forfeited. The Committee may, however, provide for complete or partial exceptions to this requirement as it deems appropriate.
(d)Payment With Respect to Restricted Stock Units. Payments with respect to Restricted Stock Units shall be made in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.
Section 9.Stock Appreciation Rights
The Committee may grant SARs to an Employee, Non‑Employee Director or Key Advisor separately or in tandem with any Option. The following provisions are applicable to SARs:
(a)General Requirements. The Committee may grant SARs to an Employee, Non-Employee Director or Key Advisor separately or in tandem with any Option (for all or a portion of the applicable Option). Tandem SARs may be granted either at the time the Option is granted or at any time thereafter while the Option remains outstanding; provided, however, that, in the case of an Incentive Stock Option, SARs may be granted only at the time of the grant of the Incentive Stock Option. The Committee shall establish the base amount of the SAR at the time the SAR is granted. The base amount of each SAR shall be equal to or greater than the Fair Market Value of a share of Company Stock as of the date of grant of the SAR. The term of any SAR shall not exceed seven years from the date of grant. Notwithstanding the foregoing, in the event that on the last business day of the term of a SAR, the exercise of the SAR is prohibited by applicable law, including a prohibition on purchases or sales of Company Stock under the Company’s insider trading policy, the term shall be extended for a period of 30 days following the end of the legal prohibition, unless the Committee determines otherwise.
(b)Tandem SARs. In the case of tandem SARs, the number of SARs granted to a Participant that shall be exercisable during a specified period shall not exceed the number of shares of Company Stock that the Participant may purchase upon the exercise of the related Option during such period. Upon the exercise of an Option, the SARs relating to the Company Stock covered by such Option shall terminate. Upon the exercise of SARs, the related Option shall terminate to the extent of an equal number of shares of Company Stock.
(c)Exercisability. A SAR shall be exercisable during the period specified by the Committee in the Award Agreement and shall be subject to such vesting and other restrictions as may be specified in the Award Agreement. Subject to the limitations set forth in Section 13, the Committee may accelerate the exercisability of any or all outstanding SARs at any time for any reason. SARs may only be exercised while the Participant is employed by, or providing service to, the Employer or during the applicable period after termination of employment or service as specified by the Committee. A tandem SAR shall be exercisable only during the period when the Option to which it is related is also exercisable.

76 | 2019 Proxy Statement

(d)Awards to Nonexempt Employees. Notwithstanding the foregoing, SARs granted to persons who are nonexempt employees under the Fair Labor Standards Act of 1938, as amended, may not be exercisable for at least six months after the date of grant (except that such SARs may become exercisable, as determined by the Committee, upon the Participant’s death, Disability or retirement, or upon a Change of Control or other circumstances permitted by applicable regulations).
(e)Value of SARs. When a Participant exercises SARs, the Participant shall receive in settlement of such SARs an amount equal to the value of the stock appreciation for the number of SARs exercised. The stock appreciation for a SAR is the amount by which the Fair Market Value of the underlying Company Stock on the date of exercise of the SAR exceeds the base amount of the SAR as described in subsection (a).
(f)Form of Payment. The appreciation in a SAR shall be paid in shares of Company Stock, cash or any combination of the foregoing, as the Committee shall determine. For purposes of calculating the number of shares of Company Stock to be received, shares of Company Stock shall be valued at their Fair Market Value on the date of exercise of the SAR.
Section 10.Other Stock-Based Awards
The Committee may grant Other Stock-Based Awards, which are awards (other than those described in Sections 6, 7, 8 and 9 of the Plan) that are based on or measured by Company Stock, to any Employee, Non-Employee Director or Key Advisor, on such terms and conditions as the Committee shall determine. Other Stock-Based Awards may be awarded subject to the achievement of Performance Goals or other criteria or other conditions and may be payable in cash, Company Stock or any combination of the foregoing, as the Committee shall determine.
Section 11.Cash Awards
The Committee may grant Cash Awards to Employees who are executive officers and other key employees of the Company. The Committee shall determine the terms and conditions applicable to Cash Awards, including the criteria for the vesting and payment of Cash Awards. Cash Awards shall be based on such measures as the Committee deems appropriate and need not relate to the value of shares of Company Stock.
Section 12.Dividend Equivalents
The Committee may grant Dividend Equivalents in connection with Restricted Stock Units or Other Stock-Based Awards. Dividend Equivalents may be paid currently or accrued as contingent cash obligations and may be payable in cash or shares of Company Stock, and upon such terms and conditions as the Committee shall determine. Dividend Equivalents with respect to Restricted Stock Units or Other Stock-Based Awards shall vest and be paid only if and to the extent the underlying Restricted Stock Units or Other Stock-Based Awards vest and are paid, as determined by the Committee. For the avoidance of doubt, no dividends or Dividend Equivalents will be granted in connection with Stock Options or SARs.
Section 13.Consequences of a Change of Control
(a)Assumption of Outstanding Awards. Upon a Change of Control where the Company is not the surviving corporation (or survives only as a subsidiary of another corporation), unless the Committee determines otherwise, all outstanding Awards that are not exercised or paid at the time of the Change of Control shall be assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation). After a Change of Control, references to the “Company” as

www.haemonetics.com 77

they relate to employment matters shall include the successor employer in the transaction, subject to applicable law.
(b)Vesting Upon Certain Terminations of Employment. Unless the Award Agreement provides otherwise, if a Participant’s employment is terminated by the Employer without Cause upon or within 12 months following a Change of Control, the Participant’s outstanding Awards shall become fully vested as of the date of such termination; provided that if the vesting of any such Awards is based, in whole or in part, on performance, such Awards shall vest only based on the greater of (i) actual performance as of the date of the Change of Control, or (ii) target performance, prorated based on the period elapsed between the beginning of the applicable performance period and the date of termination.
(c)Other Alternatives. In the event of a Change of Control, if any outstanding Awards are not assumed by, or replaced with grants that have comparable terms by, the surviving corporation (or a parent or subsidiary of the surviving corporation), the Committee may take any of the following actions with respect to any or all outstanding Awards, without the consent of any Participant: (i) the Committee may determine that outstanding Stock Options and SARs shall automatically accelerate and become fully exercisable and the restrictions and conditions on outstanding Restricted Stock, Restricted Stock Units, Cash Awards, and Dividend Equivalents shall immediately lapse; (ii) the Committee may determine that Participants shall receive a payment in settlement of outstanding Restricted Stock Units, Cash Awards, or Dividend Equivalents, in such amount and form as may be determined by the Committee; (iii) the Committee may require that Participants surrender their outstanding Stock Options and SARs in exchange for a payment by the Company, in cash or Company Stock as determined by the Committee, in an amount equal to the amount, if any, by which the then Fair Market Value of the shares of Company Stock subject to the Participant’s unexercised Stock Options and SARs exceeds the Stock Option Exercise Price or SAR base amount, and (iv) after giving Participants an opportunity to exercise all of their outstanding Stock Options and SARs, the Committee may terminate any or all unexercised Stock Options and SARs at such time as the Committee deems appropriate. Such surrender, termination or payment shall take place as of the date of the Change of Control or such other date as the Committee may specify. Without limiting the foregoing, if the per share Fair Market Value of the Company Stock does not exceed the per share Stock Option Exercise Price or SAR base amount, as applicable, the Company shall not be required to make any payment to the Participant upon surrender of the Stock Option or SAR.
Section 14.Tax Application/Changes for Certain Awards
The Committee may permit or require a Participant to defer receipt of the payment of cash or the delivery of shares that would otherwise be due to such Participant in connection with any Award. If any such deferral election is permitted or required, the Committee shall establish rules and procedures for such deferrals and may provide for interest or other earnings to be paid on such deferrals. The rules and procedures for any such deferrals shall be consistent with applicable requirements of section 409A of the Code.
Section 15.Withholding of Taxes
(a)Required Withholding. All Awards under the Plan shall be subject to applicable United States federal (including FICA), state and local, foreign country or other tax withholding requirements. The Employer may require that the Participant or other person receiving Awards or exercising Awards pay to the Employer an amount sufficient to satisfy such tax withholding requirements with respect to such Awards, or the Employer may deduct from other wages and compensation paid by the Employer the amount of any withholding taxes due with respect to such Awards.
(b)Share Withholding. The Committee may permit or require the Employer’s tax withholding obligation with respect to Awards paid in Company Stock to be satisfied by having shares withheld

78 | 2019 Proxy Statement

up to an amount that does not exceed the Participant’s applicable withholding tax rate for United States federal (including FICA), state and local tax liabilities. The Committee may, in its discretion, and subject to such rules as the Committee may adopt, allow Participants to elect to have such share withholding applied to all or a portion of the tax withholding obligation arising in connection with any particular Award. Unless the Committee determines otherwise, share withholding for taxes shall not exceed the Participant’s minimum applicable tax withholding amount (any determination to exceed the minimum applicable tax withholding amount shall be in accordance with permissible accounting rules then in effect).
Section 16.Transferability of Awards
(a)Nontransferability of Awards. Except as described in subsection (b) below, only the Participant may exercise rights under an Award during the Participant’s lifetime. A Participant may not transfer those rights except (i) by will or by the laws of descent and distribution or (ii) with respect to Awards other than Incentive Stock Options, pursuant to a domestic relations order. When a Participant dies, the personal representative or other person entitled to succeed to the rights of the Participant may exercise such rights. Any such successor must furnish proof satisfactory to the Company of his or her right to receive the Award under the Participant’s will or under the applicable laws of descent and distribution.
(b)Transfer of Nonqualified Stock Options. Notwithstanding the foregoing, the Committee may provide, in an Award Agreement, that a Participant may transfer Nonqualified Stock Options to family members, or one or more trusts or other entities for the benefit of or owned by family members, consistent with the applicable securities laws, according to such terms as the Committee may determine; provided that the Participant receives no consideration for the transfer of an Option and the transferred Option shall continue to be subject to the same terms and conditions as were applicable to the Option immediately before the transfer.
Section 17.Requirements for Issuance or Transfer of Shares
No Company Stock shall be issued or transferred in connection with any Award hereunder unless and until all legal requirements applicable to the issuance or transfer of such Company Stock have been complied with to the satisfaction of the Committee. The Committee shall have the right to condition any Award on the Participant’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of the shares of Company Stock as the Committee shall deem necessary or advisable, and certificates representing such shares may be legended to reflect any such restrictions. Certificates representing shares of Company Stock issued or transferred under the Plan may be subject to such stop-transfer orders and other restrictions as the Committee deems appropriate to comply with applicable laws, regulations and interpretations, including any requirement that a legend be placed thereon.
Section 18.Amendment and Termination of the Plan
(a)Amendment. The Board may amend or terminate the Plan at any time; provided, however, that the Board shall not amend the Plan without stockholder approval if such approval is required in order to comply with the Code or other applicable law, or to comply with applicable stock exchange requirements.
(b)No Repricing of Options or SARs. Except in connection with a corporate transaction involving the Company (including, without limitation, any stock dividend, distribution (whether in the form of cash, Company Stock, other securities or property), stock split, extraordinary cash dividend, recapitalization, change of control, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of shares of Company Stock or other securities, or similar transactions), the Company may not,

www.haemonetics.com 79

without obtaining stockholder approval, (i) amend the terms of outstanding Stock Options or SARs to reduce the Exercise Price of such outstanding Stock Options or base price of such SARs, (ii) cancel outstanding Stock Options or SARs in exchange for Stock Options or SARs with an Exercise Price or base price, as applicable, that is less than the Exercise Price or base price of the original Stock Options or SARs or (iii) cancel outstanding Stock Options or SARs with an Exercise Price or base price, as applicable, above the current stock price in exchange for cash or other securities.
(c)Termination of Plan. The Plan shall terminate on the day immediately preceding the tenth anniversary of its Effective Date, unless the Plan is terminated earlier by the Board or is extended by the Board with the approval of the stockholders.
(d)Termination and Amendment of Outstanding Awards. A termination or amendment of the Plan that occurs after an Award is made shall not materially impair the rights of a Participant unless the Participant consents or unless the Committee acts under Section 19(f) below. The termination of the Plan shall not impair the power and authority of the Committee with respect to an outstanding Award. Whether or not the Plan has terminated, an outstanding Award may be terminated or amended under Section 19(f) below or may be amended by agreement of the Company and the Participant consistent with the Plan, provided that the Participant’s consent is not required if any termination or amendment to the Participant’s outstanding Award does not materially impair the rights or materially increase the obligations of the Participant.
Section 19.Miscellaneous
(a)Awards in Connection with Corporate Transactions and Otherwise. Nothing contained in the Plan shall be construed to (i) limit the right of the Committee to make Awards under the Plan in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of the business or assets of any corporation, firm or association, including Awards to employees thereof who become Employees, or (ii) limit the right of the Company to grant stock options or make other awards outside of the Plan. The Committee may make an Award to an employee of another corporation who becomes an Employee by reason of a corporate merger, consolidation, acquisition of stock or property, reorganization or liquidation involving the Company, in substitution for a stock option or stock award grant made by such corporation. Notwithstanding anything in the Plan to the contrary, the Committee may establish such terms and conditions of the new Awards as it deems appropriate, including setting the Exercise Price of Options or the base price of SARs at a price necessary to retain for the Participant the same economic value as the prior options or rights.
(b)Governing Document. The Plan shall be the controlling document. No other statements, representations, explanatory materials or examples, oral or written, may amend the Plan in any manner. The Plan shall be binding upon and enforceable against the Company and its successors and assigns.
(c)Funding of the Plan. The Plan shall be unfunded. The Company shall not be required to establish any special or separate fund or to make any other segregation of assets to assure the payment of any Awards under the Plan. To the extent a Participant acquires a right to receive payments from the Company pursuant to an Award, such right shall be no greater than the right of any general unsecured creditor of the Company.
(d)Rights of Participants. Nothing in the Plan shall entitle any Employee, Non‑Employee Director, Key Advisor or other person to any claim or right to receive an Award under the Plan. Neither the Plan nor any action taken hereunder shall be construed as giving any individual any rights to be retained by or in the employ of the Employer or any other employment rights.

80 | 2019 Proxy Statement

(e)No Fractional Shares. No fractional shares of Company Stock shall be issued or delivered pursuant to the Plan or any Award. Except as otherwise provided under the Plan, the Committee shall determine whether cash, other awards or other property shall be issued or paid in lieu of such fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
(f)Compliance with Law.
(i)The Plan, the exercise of Options and SARs and the obligations of the Company to issue or transfer shares of Company Stock under Awards shall be subject to all applicable laws and regulations, and to approvals by any governmental or regulatory agency as may be required. With respect to persons subject to section 16 of the Exchange Act, it is the intent of the Company that the Plan and all transactions under the Plan comply with all applicable provisions of Rule 16b-3 or its successors under the Exchange Act. In addition, it is the intent of the Company that Incentive Stock Options comply with the applicable provisions of section 422 of the Code, and that, to the extent applicable, Awards comply with the requirements of section 409A of the Code. To the extent that any legal requirement of section 16 of the Exchange Act or section 422 or 409A of the Code as set forth in the Plan ceases to be required under section 16 of the Exchange Act or section 422 or 409A of the Code, that Plan provision shall cease to apply. The Committee may revoke any Award if it is contrary to law or modify an Award to bring it into compliance with any valid and mandatory government regulation. The Committee may also adopt rules regarding the withholding of taxes on payments to Participants. The Committee may, in its sole discretion, agree to limit its authority under this Section.
(ii)The Plan is intended to comply with the requirements of section 409A of the Code, to the extent applicable. Any reference in this Plan to section 409A of the Code also include any regulation promulgated thereunder or any other formal guidance issued by the Internal Revenue Service with respect to section 409A of the Code. Each Award shall be construed and administered such that the Award either (A) qualifies for an exemption from the requirements of section 409A of the Code or (B) satisfies the requirements of section 409A of the Code. If an Award is subject to section 409A of the Code, (I) distributions shall only be made in a manner and upon an event permitted under section 409A of the Code, (II) payments to be made upon a termination of employment or service shall only be made upon a “separation from service” under section 409A of the Code, (III) unless the Award specifies otherwise, each installment payment shall be treated as a separate payment for purposes of section 409A of the Code, and (IV) in no event shall a Participant, directly or indirectly, designate the calendar year in which a distribution is made except in accordance with section 409A of the Code.
(iii)Any Award that is subject to section 409A of the Code and that is to be distributed to a Key Employee (as defined below) upon separation from service shall be administered so that any distribution with respect to such Award shall be postponed for six months following the date of the Participant’s separation from service, if required by section 409A of the Code. If a distribution is delayed pursuant to section 409A of the Code, the distribution shall be paid within 15 days after the end of the six-month period. If the Participant dies during such six-month period, any postponed amounts shall be paid within 90 days of the Participant’s death. The determination of “Key Employees,” including the number and identity of persons considered Key Employees and the identification date, shall be made by the Committee or its delegate each year in accordance with section 416(i) of the Code and the “specified employee” requirements of section 409A of the Code. For the avoidance of doubt, the determination of Key Employees shall not affect the group of key employees who may be granted cash awards under Section 11 of the Plan.
(iv)Notwithstanding anything in the Plan or any Award agreement to the contrary, each Participant shall be solely responsible for the tax consequences of Awards under the Plan, and in no event shall the Company or any subsidiary or affiliate of the Company have any responsibility or liability if an Award

www.haemonetics.com 81

does not meet any applicable requirements of section 409A of the Code. Although the Company intends to administer the Plan to prevent taxation under section 409A of the Code, the Company does not represent or warrant that the Plan or any Award complies with any provision of federal, state, local or other tax law.
(g)Establishment of Subplans. The Committee shall have the discretionary authority to adopt and implement from time to time such addenda or subplans to the Plan as it may deem necessary in order to bring the Plan into compliance with applicable laws and regulations of any foreign jurisdictions in which Awards are to be made under the Plan and/or to obtain favorable tax treatment in those foreign jurisdictions for the individuals to whom the Awards are made.
(h)Clawback Rights. Subject to the requirements of applicable law, the Committee may provide in any Award Agreement that, if a Participant breaches any restrictive covenant agreement between the Participant and the Employer (which may be set forth in any Award Agreement) or otherwise engages in activities that constitute Cause either while employed by, or providing service to, the Employer or within a specified period of time thereafter, all Awards held by the Participant shall terminate, and the Company may rescind any exercise of an Option or SAR and the vesting of any other Award and delivery of shares upon such exercise or vesting (including pursuant to dividends and Dividend Equivalents), as applicable on such terms as the Committee shall determine, including the right to require that in the event of any such rescission, (i) the Participant shall return to the Company the shares received upon the exercise of any Option or SAR and/or the vesting and payment of any other Award (including pursuant to dividends and Dividend Equivalents) or, (ii) if the Participant no longer owns the shares, the Participant shall pay to the Company the amount of any gain realized or payment received as a result of any sale or other disposition of the shares (or, in the event the Participant transfers the shares by gift or otherwise without consideration, the Fair Market Value of the shares on the date of the breach of the restrictive covenant agreement (including a Participant’s Award Agreement containing restrictive covenants) or activity constituting Cause), net of the price originally paid by the Participant for the shares. Payment by the Participant shall be made in such manner and on such terms and conditions as may be required by the Committee. The Employer shall be entitled to set off against the amount of any such payment any amounts otherwise owed to the Participant by the Employer. In addition, all Awards under the Plan shall be subject to any applicable clawback provisions or policies, recoupment provisions or policies, share trading policies and other policies that may be implemented by the Board from time to time.
(i)Governing Law. The validity, construction, interpretation and effect of the Plan and Award Agreements issued under the Plan shall be governed and construed by and determined in accordance with the laws of the State of Massachusetts, without giving effect to the conflict of laws provisions thereof.

82 | 2019 Proxy Statement

HAEMONETICS®

VOTE

C123456789

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

Your vote matters – here's how to vote!

You may vote online or by phone instead of mailing this card.

Votes submitted electronically must be received by 11:59 p.m., Eastern Time, on Wednesday, July 24, 2019.

Online
Go to **www.investorvote.com/HAE** or scan the QR code — login details are located in the shaded bar below.

Phone
Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Save paper, time and money! Sign up for electronic delivery at www.investorvote.com/HAE

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each Director Nominee and FOR Proposals 2 through 5.

1. Election of Class II Directors:

	For	Withhold
01 - Mark W. Kroll	☐	☐
02 - Claire Pomeroy	☐	☐
03 - Ellen M. Zane	☐	☐

6. Transaction of such other business as may properly come before the meeting.

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name(s) appear(s) on the Proxy. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /		

C 1234567890 J N T

1 U P X 4 1 4 1 2 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

03200B

Small steps make an impact.

Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/HAE

▼ **IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.** ▼

REVOCABLE PROXY — HAEMONETICS CORPORATION

ANNUAL MEETING OF SHAREHOLDERS
DATE: JULY 25, 2019
TIME: 8:00 A.M. EASTERN TIME
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The shareholder of record hereby appoints Richard Meelia and Christopher Simon, and each of them, with full power of substitution, as proxies for the shareholder, to attend the 2019 Annual Meeting of Shareholders of Haemonetics Corporation (the "Company"), to be held at Haemonetics Corporation, 400 Wood Road, Braintree, MA 02184 USA on Thursday, July 25, 2019 at 8:00 A.M., local time, and any adjournments thereof, and to vote all shares of the common stock of the Company that the shareholder is entitled to vote upon each of the matters referred to in this proxy and, at their discretion, upon such other matters as may properly come before this meeting.

ANY PROXY HERETOFORE GIVEN BY THE UNDERSIGNED WITH RESPECT TO SUCH SHARES IS HEREBY REVOKED. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF EACH DIRECTOR NOMINEE AND "FOR" PROPOSALS 2 THROUGH 5.

PLEASE PROVIDE YOUR INSTRUCTIONS TO VOTE VIA THE INTERNET, BY TELEPHONE OR COMPLETE, DATE, SIGN, AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

(Continued, and to be marked, dated and signed, on the other side)

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Mark here if you wish to no longer receive paper annual meeting materials and instead view them online. ☐

Meeting Attendance Mark the box to the right if you plan to attend the meeting. ☐